Exhibit 10.18
EXECUTION COPY

AGREEMENT AND PLAN OF MERGER
among
SYNCHRONOSS TECHNOLOGIES, INC.,
ECHO MERGER SUB, INC.,
FUSIONONE, INC.
and
JOHN MALLOY, as
STOCKHOLDERS’ REPRESENTATIVE
Dated as of July 6, 2010

i

DEFINED TERMS

Term	Section

401(k) Plan	6.03(d)
Accredited Investor	2.01(b)(i)(B)
Accredited Stockholder	2.01(b)(i)(B)
Acquisition Documents	9.01
Act	6.12(c)
Additional Earn-Out Amount	2.02(c)
Advisor	3.22
affiliate	10.02(a)
Aggregate Earn-Out Amount	2.02(f)(i)
Aggregate Option Exercise Price	2.01(a)(i)
Aggregate Preference Amount	2.01(a)(xix)
Aggregate Warrant Exercise Price	2.01(a)(ii)
Agreement	Preamble
Antitrust Laws	6.04(b)
Applicable Per Share Closing Equity Consideration	2.01(a)(iii)
Assets	3.17
Audited Financial Statements	3.08(a)
business day	10.02(b)
Business of the Company	2.02(d)(i)
Bylaws	Recitals
CEO	2.02(h)
CERCLA	3.13(d)
Certificate of Incorporation	Recitals
Certificate of Merger	1.02
Claim	6.13(a)
Closing	1.02
Closing Cash Consideration	2.01(c)(v)
Closing Consideration Recipients	2.01(a)(iv)
Closing Consideration Schedule	2.03(a)(ii)
Closing Date	1.02
Closing Date Warrant Cancellation Payment	2.01(b)(iii)(A)
Closing Equityholder Consideration	2.01(c)(v)
Closing Payments	2.03(a)(iii)
Closing Shares	2.01(c)
COBRA	3.11(d)
Code	2.03(g)
Common Control	3.06(c)
Common Stock	Recitals
Common Stock Equivalent Earn-Out Amount	2.01(a)(v)
Company	Preamble
Company Confidential Information	3.14(f)
Company Disclosure Schedule	Article III

Term	Section

Company Equityholders	2.01(a)(vi)
Company Intellectual Property	3.14(a)
Company Leases	3.18
Company Material Adverse Effect	3.01
Company Optionholders	2.01(a)(vii)
Company Options	2.01(a)(viii)
Company Participant	2.01(a)(ix)
Company Permits	3.07(a)
Company Preferred Stock	Recitals
Company Products	2.02(d)(ii)
Company Products and Services	2.02(d)(iv)
Company Services	2.02(d)(iii)
Company Share Certificates	2.03(a)(i)
Company Stock	Recitals
Company Stockholder	2.01(b)(i)(A)
Company Transaction Expenses	2.01(a)(x)
Company Warrantholder	2.01(b)(iii)
Company Warrants	2.01(a)(xi)
Competing Transaction	6.02(b)
Consent Request Document	6.12(b)
Control	3.06(c)
Copyrights	3.14(a)
Current Assets	2.01(c)(iv)(F)
Current Liabilities	2.01(c)(iv)(F)
D&O Indemnified Parties	6.13(a)
D&O Tail Policy	6.13(b)
Debt	3.30
DGCL	Recitals
Dissenting Shares	2.05(a)
Divestiture	2.02(g)
Domain Names	3.14(a)
Earn-Out Consideration Recipients	2.02(a)
Earn-Out Consideration Schedule	2.02(f)(iv)(A)
Earn-Out Eligible Employees	2.02(a)
Earn-Out Payment Date	2.02(f)(iv)(A)
Earn-Out Period	2.02(b)
Earn-Out Shares	2.02(f)(iv)(D)
Effective Time	1.02
Employee Earn-Out Percentage	2.01(a)(xii)
Employee Obligation	3.14(i)
Employee Residual Sharing Percentage	2.02(f)(iv)(H)
Employment Arrangement	6.03(b)
Entity Representatives	10.02(d)
Environmental Laws	3.13(d)
Environmental Permits	3.13(d)
Equityholder Earn-Out Percentage	2.01(a)(xiii)

v

Term	Section

ERISA	3.11(a)
ERISA Affiliate	3.11(e)
Escrow Agent	2.03(b)
Escrow Agreement	2.03(b)
Escrow Amount	2.01(a)(xiv)
Escrow Fund	2.01(c)(vi)
Escrow Materials	3.14(c)
Escrow Percentage	2.01(a)(xv)
Estimated Deficiency Amount	2.01(c)(iv)(A)
Estimated Net Working Capital	2.01(c)(iv)(A)
Exchange Agent	2.03(a)(i)
Existing Investment Documents	6.11
Extraordinary Matters	2.01(a)(x)
Final Deficiency Amount	2.01(c)(iv)(E)
Final Earn-Out Statement	2.02(f)(i)
Final Net Working Capital Schedule	2.01(c)(iv)(B)
FIRPTA	7.02(k)
Fundamental Representations	9.01(a)
GM	2.02(h)
Governmental Entity	3.06(b)
Gross Closing Consideration	2.01(c)
Hazardous Materials	3.13(d)
Holder Group	6.14
HSR Act	3.06(b)
Indemnified Party	9.05(a)
Indemnifying Party	9.05(a)
Independent CPA	2.01(c)(iv)(F)
Infringement	3.14(a)
Intellectual Property	3.14(a)
Interim Financial Statements	3.08(a)
Investment Representation Letter	2.01(b)(i)(B)
IP Rights	3.14(a)
Item of Earn-Out Dispute	2.02(f)(ii)
Item of Working Capital Dispute	2.01(c)(iv)(C)
Junior Preferred Stock	2.01(b)(i)(A)
knowledge	10.02(d)
Law	3.06(a)
Leased Real Property	3.17
Legal Proceeding	3.10
Letter of Transmittal	2.03(a)(i)
Liabilities	3.08(b)
Liens	3.17
Losses	9.04(a)
made available	10.02(e)
Material Contracts	3.12(a)
Merger	Recitals

Term	Section

Merger Sub	Preamble
Mooreland	2.01(a)(xvi)
Mooreland Earn-Out Payment	2.02(f)(iv)(C)
Mooreland Earn-Out Percentage	2.01(a)(xvii)
Multi-employer Plan	3.11(c)
Multiple Employer Plan	3.11(c)
Net Closing Consideration	2.01(c)(v)
Net Earn-Out Amount	2.02(f)(iv)(C)
Net Earn-Out Cash Amount	2.02(f)(iv)(D)
Net Earn-Out Share Number	2.02(e)
Net Working Capital	2.01(c)(iv)(F)
Non-Disclosure Agreement	6.01(b)
Open Source Materials	3.14(n)
Operating Margin	2.02(d)(v)
Order	7.01(a)
Out-of-the-Money Warrant	2.01(b)(iii)(D)
Outside Date	8.01(b)
Owned Company Intellectual Property	3.14(q)
Parent	Preamble
Parent Common Stock	2.01(a)(xviii)
Parent Disclosure Schedule	Article IV
Parent Indemnified Parties	9.02(a)(i)
Parent Material Adverse Effect	4.01(a)
Parent SEC Reports	4.04
Patents	3.14(a)
Per Share Closing Common Amount	2.01(a)(xix)
Permitted Liens	3.17
Person	10.02(f)
Plan	3.11(a)
Plans	3.11(a)
Preference Amount	2.01(b)(i)(A)
Preliminary Closing Consideration Schedule	6.09
Principal Stockholders	Recitals
Prior Merger Agreements	3.12(a)(xvii)
Pro Rata Percentage	10.02(g)
Quarterly Earn-Out Amount	2.02(b)
Quarterly Estimate	2.02(e)
Quarterly Operating Margin	2.02(b)(iii)
Quarterly Revenue	2.02(b)(i)
Quarterly Target Revenue	2.02(b)(i)
Quarterly Target Transaction-Related Revenue	2.02(b)(ii)
Quarterly Transaction-Related Revenue	2.02(b)(ii)
Reference Balance Sheet	3.08(a)
Remaining Preference Amount	2.01(a)(xx)
Representatives	6.01(a)
SEC	4.04

Term	Section

Section 262 Notice	2.06(d)
Securities Act	2.01(b)(i)(B)
Series A Preference Amount	2.01(a)(xxii)
Series A-1 Preference Amount	2.01(a)(xxi)
Series A Preferred Stock	Recitals
Series A-1 Preferred Stock	Recitals
Series A-1 Warrant	2.01(b)(iii)
Series B Preference Amount	2.01(a)(xxiii)
Series B Preferred Stock	Recitals
Series C Cap	2.02(f)(iv)(E)
Series C Preference Amount	2.01(a)(xxiv)
Series C Preferred Stock	Recitals
Series D Cap	2.02(f)(iv)(E)
Series D Preference Amount	2.01(a)(xxv)
Series D Preferred Stock	Recitals
Signing Price	2.01(a)(xxvi)
Software	3.14(a)
Source Materials	3.12(a)(xviii)
Special Losses	9.02(c)
Special Payment	2.01(a)(x)
Statement No. 5	3.08(c)
Stock Plans	3.04(b)
Stockholder Closing Consideration	2.01(c)(v)
Stockholder Indemnified Parties	9.03
Stockholder Notices	2.06(c)
Stockholders’ Representative	9.06(a)
Subsidiary	3.03(a)
Subsidiaries	3.03(a)
subsidiary	10.02(h)
Surviving Corporation	1.01
Target Operating Margin	2.02(d)(vi)
Target Revenue	2.02(d)(vii)
Target Transaction-Related Revenue	2.02(d)(viii)
Tax	3.15(bb)
Tax Benefit	9.04(b)
Taxes	3.15(bb)
Taxable	3.15(bb)
Tax Authority	3.15(bb)
Tax Return	3.15(a)
Tax Returns	3.15(a)
Terminating Company Breach	8.01(d)
Terminating Parent Breach	8.01(e)
Termination for Cause	10.02(c)
Termination Payments	2.01(a)(x)
Third Party Claims	9.05(b)
Threshold Amount	2.01(a)(xxvii)

Term	Section

Total Revenue	2.02(d)(ix)
Trademarks	3.14(a)
Trade Secrets	3.14(a)
Transaction Consideration	2.01(a)(xxviii)
Transaction-Related Revenue	2.02(d)(x)
Transfer Taxes	6.05
Ultimate Parent	3.06(c)
U.S. GAAP	3.08(a)
Use(d)	3.14(a)
Verizon	2.01(a)(xxix)
Verizon Consent Agreement	2.01(c)(ii)
Verizon Earn-Out Payment	2.02(f)(iv)(B)
Verizon Earn-Out Percentage	2.01(a)(xxx)
Verizon Warrant Cancellation Payment	2.01(c)(ii)
Written Consent	Recitals

AGREEMENT AND PLAN OF MERGER
AGREEMENT AND PLAN OF MERGER, dated as of July 6, 2010 (this “Agreement”), among Synchronoss Technologies, Inc., a Delaware corporation (“Parent”), Echo Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), fusionOne, Inc., a Delaware corporation (the “Company”), and John Malloy, as Stockholders’ Representative (as defined in Section 9.06(a) hereof).
W I T N E S S E T H
WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), Parent and the Company will enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company (the “Merger”);
WHEREAS, the Board of Directors of the Company has (i) determined that the Merger is fair to, and in the best interests of, the Company and its stockholders, (ii) unanimously approved and adopted this Agreement, the Merger, and the other transactions contemplated by this Agreement, and (iii) determined to unanimously recommend that the stockholders of the Company approve and adopt this Agreement and the Merger;
WHEREAS, the Boards of Directors of each of Parent and Merger Sub have (i) determined that the Merger is in the best interests of Parent, Merger Sub and their respective stockholders and (ii) approved and adopted this Agreement, the Merger, and the other transactions contemplated by this Agreement;
WHEREAS, certain stockholders of the Company own such number of shares of common stock, $0.001 par value, of the Company (the “Common Stock”), such number of shares of Series A Preferred Stock, par value $0.001 per share, of the Company (the “Series A Preferred Stock”), such number of shares of Series A-1 Preferred Stock, par value $0.001 per share, of the Company (the “Series A-1 Preferred Stock”) such number of shares of Series B Preferred Stock, par value $0.001 per share, of the Company (the “Series B Preferred Stock”), such number of shares of Series C Preferred Stock, par value $0.001 per share, of the Company (the “Series C Preferred Stock”), such number of shares of Series D Preferred Stock, par value $0.001 per share, of the Company (the “Series D Preferred Stock”, and together with the Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, the “Company Preferred Stock,” and, the Common Stock together with the Company Preferred Stock, the “Company Stock”) as is set forth opposite such stockholder’s name in Schedule 1.01 (such stockholders being referred to herein as the “Principal Stockholders”); and
WHEREAS, as an inducement to the willingness of Parent to enter into this Agreement, the Principal Stockholders have indicated that they expect to deliver, following the approval and adoption of this Agreement by the Board of Directors of the Company and within one (1) day following the execution of this Agreement, their irrevocable approval and adoption of this Agreement, the Merger and the other transactions contemplated thereby pursuant to a written consent, in the form attached hereto as Exhibit A, signed by the Principal Stockholders, pursuant to and in accordance with the applicable provisions of the DGCL, the Certificate of Incorporation of the Company (the “Certificate of Incorporation”) and the bylaws of the Company (the “Bylaws”) (such consent, the “Written Consent”).

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub, the Company, and the Stockholders’ Representative hereby agree as follows:
ARTICLE I
THE MERGER
SECTION 1.01 The Merger. Upon the terms of this Agreement and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time (as defined in Section 1.02), Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).
SECTION 1.02 Effective Time; Closing. As promptly as practicable following the satisfaction or, if permissible by the express terms of this Agreement, waiver of the conditions set forth in Article VII (but in no event more than three (3) business days thereafter) (or such other date as may be agreed by each of the parties hereto), the parties hereto shall cause the Merger to be consummated by (i) filing a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware in such form as is required by, and executed in accordance with, the relevant provisions of the DGCL and (ii) making all other filings and recordings required under the DGCL. The term “Effective Time” means the date and time of the filing of the Certificate of Merger (or such later time as may be agreed by each of the parties hereto and specified in the Certificate of Merger). Immediately prior to the filing of the Certificate of Merger, a closing (the “Closing”) will be held at the offices of Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP at 850 Winter Street, Waltham, MA 02451 (or such other place as the parties may agree). The date on which the Closing shall occur is referred to herein as the “Closing Date.”
SECTION 1.03 Effect of the Merger. At and after the Effective Time, the Merger shall have the effects as set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of each of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.
SECTION 1.04 Certificate of Incorporation and Bylaws of the Surviving Corporation.
(a) At the Effective Time, the Certificate of Incorporation of the Company as the Surviving Corporation shall be amended and restated to read the same as the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time, except that Section 1 of the amended and restated Certificate of Incorporation of the Surviving Corporation, rather than reading the same as Section 1 of the Certificate of Incorporation of Merger Sub, shall read as follows: “The name of this corporation is fusionOne, Inc.”

(b) At the Effective Time, the Bylaws of the Company as the Surviving Corporation shall be amended to read the same as the Bylaws of Merger Sub as in effect immediately prior to the Effective Time, except that all references to Merger Sub in the Bylaws of the Surviving Corporation shall be changed to refer to fusionOne, Inc.
SECTION 1.05 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.
ARTICLE II
TRANSACTION CONSIDERATION; EXCHANGE OF CERTIFICATES
SECTION 2.01 Transaction Consideration.
(a) Definitions. As used in this Section 2.01 and elsewhere in this Agreement, the following terms have the following meanings:
(i) “Aggregate Option Exercise Price” means the sum of the exercise prices of all Company Options, in each case, that are outstanding immediately prior to the Effective Time to the extent unexercised as of immediately prior to the Effective Time.
(ii) “Aggregate Warrant Exercise Price” means the sum of the exercise prices of all Series A-1 Warrants, in each case, that are outstanding immediately prior to the Effective Time to the extent unexercised as of immediately prior to the Effective Time.
(iii) “Applicable Per Share Closing Equityholder Consideration” shall mean, (A) with respect to a share of Series A-1 Preferred Stock, the Series A-1 Preference Amount plus the Per Share Closing Common Amount, (B) with respect to a share of Series A Preferred Stock, the Series A Preference Amount, (C) with respect to a share of Series B Preferred Stock, the Series B Preference Amount, (D) with respect to a share of Series C Preferred Stock, the lesser of (x) Series C Preference Amount plus the Per Share Closing Common Amount, and (y) $0.4912, (E) with respect to a share of Series D Preferred Stock, the lesser of (x) Series D Preference Amount plus the Per Share Closing Common Amount, and (y) $0.7430, (F) with respect to a share of Common Stock, the Per Share Closing Common Amount.
(iv) “Closing Consideration Recipients” shall mean, collectively, each Company Stockholder, each Company Warrantholder and Verizon.

(v) “Common Stock Equivalent Earn-Out Amount” means the sum of (A) the quotient of (x) the value of the cash and Earn-Out Shares (valued at the Signing Price) payable or issuable pursuant to Section 2.02(f)(iv)(E) plus the Aggregate Option Exercise Price, divided by (y) the number of shares of Series A-1 Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Common Stock outstanding immediately prior to the Effective Time (assuming that all Series A-1 Warrants have been converted into shares of Series A-1 Preferred Stock and all Company Options have been exercised for shares of Common Stock, in each case as of immediately prior to the Effective Time), plus (B) the Per Share Closing Common Amount, if any.
(vi) “Company Equityholders” shall mean, collectively, each Company Stockholder, Company Warrantholder and Company Optionholder.
(vii) “Company Optionholder” shall mean each holder of a Company Option outstanding immediately prior to the Effective Time to the extent unexercised as of immediately prior to the Effective Time.
(viii) “Company Options” shall mean each option to purchase shares of Company Stock (or exercisable for cash) outstanding under the Stock Plans or otherwise, other than any Company Warrant.
(ix) “Company Participant” shall mean, collectively, each Company Stockholder, Company Warrantholder, Company Optionholder and Earn-Out Eligible Employee.
(x) “Company Transaction Expenses” means (i) all fees and expenses incurred by the Company in connection with this Agreement and the transactions contemplated hereby or, to the extent such fees or expenses are incurred before the Closing and remain unpaid, any actual or contemplated underwriting, equity or debt financing, refinancing, recapitalization, change in control transaction, business combination transaction, sale of assets or similar matter (“Extraordinary Matters”), including all legal, accounting, brokerage, finder’s, commission, financial advisory, consulting and all other fees and expenses of third parties incurred by the Company in connection with the negotiation or effectuation of the terms and conditions of this Agreement or any Extraordinary Matter, or the transactions contemplated hereby or any Extraordinary Matter, including any payments made or anticipated to be made by the Company as a brokerage or finders’ fee, agents’ commission or any similar charge, in connection therewith, (ii) payments set forth on the attached Schedule 2.01(a)(ix) under the heading “Termination Payments” to be made to the recipients set forth thereon (the “Termination Payments”), (iii) payroll Taxes of the Company and its Subsidiaries (whether or not accrued) resulting from the payment of the Termination Payments, (iv) payments set forth on the attached Schedule 2.01(a)(ix) under the heading “Special Payments” to be made to the recipients described thereon (such payments, the “Special Payments”), (v) payroll Taxes of the Company and its Subsidiaries (whether or not accrued) resulting from the payment of the Special Payments, (vi) bonuses or other compensatory payments required to be made to employees or directors of the Company or its Subsidiaries (other than in connection with the Special Payments) as a result of the transactions contemplated by this Agreement (provided that any right to severance or similar amounts upon the termination of employment, whether or not arising as a result of the consummation of the transactions contemplated by the Agreement, or quarterly, management or similar bonuses previously disclosed to Parent shall not be considered “Company Transaction Expenses” pursuant to this clause (vi)). All items comprising Company Transaction Expenses and the parties to which such items are payable are set forth on Schedule 2.01(a)(ix); provided, however, that items marked on such schedule with an “*” are acknowledged to be estimated amounts.

(xi) “Company Warrants” shall mean each warrant to purchase shares of Company Stock (or exercisable for cash), including the Series A-1 Warrants.
(xii) “Equityholder Earn-Out Percentage” means, with respect to any Company Equityholder, a fraction expressed as a percentage equal to (A) Seventy-Seven and Four One Hundredths (77.04%), multiplied by (B) the quotient of (x) the number of shares of Series A-1 Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Common Stock held by such Company Participant immediately prior to the Effective Time (assuming that all Series A-1 Warrants have been converted into shares of Series A-1 Preferred Stock and all Company Options with a Threshold Amount less than the applicable Common Stock Equivalent Earn-Out Amount have been exercised for shares of Common Stock, in each case as of immediately prior to the Effective Time), divided by (y) the number of shares of Series A-1 Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Common Stock outstanding immediately prior to the Effective Time (assuming that all Series A-1 Warrants have been converted into shares of Series A-1 Preferred Stock and all Company Options with a Threshold Amount less than the applicable Common Stock Equivalent Earn-Out Amount have been exercised for shares of Common Stock, in each case as of immediately prior to the Effective Time).
(xiii) “Employee Earn-Out Percentage” means, with respect to any Earn-Out Eligible Employee, a fraction expressed as a percentage equal to (A) Twenty-Two and Ninety-Six One Hundredths (22.96%), multiplied by (B) the percentage set forth opposite the name of such Earn-Out Eligible Employee on Schedule 2.02(a).
(xiv) “Escrow Amount” means an amount in cash equal to $4,000,000.
(xv) “Escrow Percentage” means, with respect to each Closing Consideration Recipient, the percentage set forth opposite the name of such Closing Consideration Recipient under the heading “Escrow Percentage” on the Closing Consideration Schedule, which percentages shall equal 100%.
(xvi) “Mooreland” means Mooreland Partners, LLC.
(xvii) “Mooreland Earn-Out Percentage” means one and five tenths percent (1.5%).
(xviii) “Parent Common Stock” shall mean Parent’s authorized Common Stock, par value $0.0001 per share.

(xix) “Per Share Closing Common Amount” shall mean an amount equal to the quotient of (A) the Closing Equityholder Consideration, (u) plus the Aggregate Warrant Exercise Price, less (v) the Series A-1 Preference Amount multiplied by the number of shares of Series A-1 Preferred Stock outstanding immediately prior to the Effective Time (assuming that all Series A-1 Warrants have been converted into shares of Series A-1 Preferred Stock as of immediately prior to the Effective Time), less (w) the Series A Preference Amount multiplied by the number of shares of Series A Preferred Stock outstanding immediately prior to the Effective Time, less (x) the Series B Preference Amount multiplied by the number of shares of Series B Preferred Stock outstanding immediately prior to the Effective Time, less (y) the Series C Preference Amount multiplied by the number of shares of Series C Preferred Stock outstanding immediately prior to the Effective Time, less (z) the Series D Preference Amount multiplied by the number of shares of Series D Preferred Stock outstanding immediately prior to the Effective Time (the sum of (v) through (z), the “Aggregate Preference Amount”), divided by (B) the number of shares of Series A-1 Preferred Stock (assuming that all Series A-1 Warrants have been converted into shares of Series A-1 Preferred Stock as of immediately prior to the Effective Time), Series C Preferred Stock, Series D Preferred Stock and Common Stock outstanding immediately prior to the Effective Time; provided, however, that the Per Share Closing Common Amount shall not be less than zero.
(xx) “Remaining Preference Amount” means the amount, if any, by which the Aggregate Preference Amount exceeds the amount of Closing Equityholder Consideration paid at the Closing in respect of shares of Company Preferred Stock (without regard to any reduction in such amount on account of the Escrow Amount).
(xxi) “Series A-1 Preference Amount” shall mean $0.284 per share of Series A-1 Preferred Stock.
(xxii) “Series A Preference Amount” shall mean $0.0322 per share of Series A Preferred Stock.
(xxiii) “Series B Preference Amount” shall mean $0.0930 per share of Series B Preferred Stock.
(xxiv) “Series C Preference Amount” shall mean $0.2456 per share of Series C Preferred Stock.
(xxv) “Series D Preference Amount” shall mean $0.3715 per share of Series D Preferred Stock.
(xxvi) “Signing Price” shall mean the weighted average trading price per share of the Parent Common Stock during the thirty (30) trading days immediately up to and including the day prior to the date of this Agreement.
(xxvii) “Threshold Amount” means, with respect to any Company Option outstanding immediately prior to the Effective Time, the exercise price per share of Common Stock attributable to such Company Option immediately prior to the Effective Time at set forth on Section 3.04(b) of the Company Disclosure Schedule.

(xxviii) “Transaction Consideration” means, collectively, the Net Closing Consideration and the Aggregate Earn-Out Amount.
(xxix) “Verizon” means Cellco Partnership d/b/a Verizon Wireless.
(xxx) “Verizon Earn-Out Percentage” means eleven and four tenths percent (11.4%).
(b) Treatment of Capital Stock; Company Options and Company Warrants.
(i) Company Stock.
(A) Subject to Section 2.05, at the Effective Time, by virtue of the Merger, without any action on the part of Parent, Merger Sub, the Company or the holders of Company Stock (each such holder, a “Company Stockholder”), in accordance with the Certificate of Incorporation, each share of Company Stock held by a Company Stockholder and issued and outstanding immediately prior to the Effective Time shall be canceled and extinguished and automatically converted into the right to receive, without interest, (i) the aggregate Applicable Per Share Closing Equityholder Consideration payable on account of such shares of Company Stock held by a Company Stockholder and issued and outstanding immediately prior to the Effective Time less an amount in cash equal to the amount of such Company Stockholder’s Escrow Percentage of the Escrow Amount, (ii) the right to receive such Company Stockholder’s Equityholder Earn-Out Percentage of the payments, if any, pursuant to Section 2.02 (subject to the provisions thereof), and (iii) the right to receive such Company Stockholder’s Escrow Percentage of any cash disbursements made from the Escrow Fund in accordance with the terms of this Agreement and the Escrow Agreement, as and when such disbursements are made. Notwithstanding the foregoing, in the event that the holders of any Company Preferred Stock would, on account of each share of Company Preferred Stock held by such Company Stockholders immediately prior to the Effective Time, receive an amount per share pursuant to Section 2.01(b)(i)(A)(i) (without taking into account any reduction on account of such Company Stockholder’s Escrow Percentage of the Escrow Amount) less than the applicable Preference Amount for such series of Company Preferred Stock set forth above, then, (i) if such Company Preferred Stock is Series A-1 Preferred Stock, no payments shall be made in respect of any shares of Company Stock other than Series A-1 Preferred Stock, and such amounts shall be paid ratably to the holders of Series A-1 Preferred Stock in proportion to the number of shares of Series A-1 Preferred Stock held by each such Company Stockholder immediately prior to the Effective Time and (ii) if such Company Preferred Stock is Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, or Series D Preferred Stock (collectively, the “Junior Preferred Stock”), subsequent to the payment in full of the Series A-1 Preference Amount to the holders of Series A-1 Preferred Stock, the remaining proceeds available for distribution shall be paid ratably to the holders of Junior Preferred Stock on a per share basis in proportion to the applicable Preference Amount of each such series (and, for the avoidance of doubt, no payments shall be made in respect of any shares of Common Stock, including any shares of Company Preferred Stock which have converted to Common Stock prior to the Effective Time). For purposes hereof, “Preference Amount” means, with respect to any share of Company Preferred Stock, the Series A-1 Preference Amount, the Series A Preference Amount, the Series B Preference Amount, the Series C Preference Amount or the Series D Preference Amount, as applicable.

(B) The aggregate Applicable Per Share Closing Equityholder Consideration payable at Closing to each Company Stockholder shall be payable in cash and Closing Shares as follows: each Company Stockholder (i) receiving Closing Equityholder Consideration on account of shares of Preferred Stock (unless Parent determines that such Company Stockholder is not an Accredited Investor (as defined below)), or (ii) that has executed and delivered to Parent, no later than two (2) days prior to the Closing, an investment representation letter in form and substance reasonably satisfactory to Parent (an “Investment Representation Letter”) representing to such party’s status as an “accredited investor” (an “Accredited Investor”) within the meaning of Rule 501 of the Securities Act of 1933, as amended (the “Securities Act”) ((i) and (ii), collectively, the “Accredited Stockholders”), shall receive (x) that number of Closing Shares equal to the product of (a) the aggregate number of Closing Shares and (b) the quotient of (i) the aggregate Applicable Per Share Closing Equityholder Consideration payable at Closing to such Accredited Stockholder divided by (ii) the aggregate Applicable Per Share Closing Equityholder Consideration payable at Closing to all Accredited Stockholders, rounded down to the nearest whole share and (y) that amount of cash equal to the aggregate Applicable Per Share Closing Equityholder Consideration payable at Closing to such Accredited Stockholder less the product of (i) the number of Closing Shares to be issued to such Accredited Stockholder and (ii) the Signing Price. Notwithstanding the foregoing, if the aggregate Applicable Per Share Closing Equityholder Consideration payable at Closing to all Accredited Stockholders is less than $8,000,000 (taking into account any reduction on account of such Company Stockholder’s Escrow Percentage of the Escrow Amount), each Accredited Stockholder shall receive Closing Shares with an aggregate value, valued at the Signing Price, equal to the aggregate Applicable Per Share Closing Equityholder Consideration payable at Closing to such Accredited Stockholder; provided that in no event shall the aggregate value of all such Closing Shares, valued at the Signing Price, exceed $8,000,000. The aggregate Applicable Per Share Closing Equityholder Consideration payable at Closing to each Company Stockholder that is not an Accredited Stockholder shall be paid in cash.

(ii) Company Options. At or before the Effective Time, the Company shall have taken all necessary action, including, if necessary, obtaining the consent of any holder of Company Options and the adoption of resolutions by the Board of Directors, to: (A) terminate, as of the Effective Time, the Stock Plans, and (B) cancel, as of the Effective Time, each Company Option that is outstanding and unexercised or unconverted, whether vested (including Company Options that become vested as a result of the consummation of the transactions contemplated by this Agreement) or unvested, in exchange for the right to receive the payments described in Section 2.02(f)(iv)(F), subject to the terms and conditions set forth therein. The amounts payable with respect to each Company Option hereunder shall be paid on the same schedule and under the same terms and conditions as apply to payments to Company Stockholders hereunder generally (taking into account reductions on account of the Threshold Amount), and shall be paid in no event later than five (5) years after the Effective Time.
(iii) Company Warrants. Each holder of a warrant to purchase shares of Series A-1 Preferred Stock (a “Series A-1 Warrant”) that is outstanding as immediately prior to the Effective Time (each, a “Company Warrantholder” and, collectively with the Company Stockholders and the Company Optionholders, the “Company Equityholders”) shall be entitled to receive, in full consideration of the cancellation of all Series A-1 Warrants held by such holder:
(A) a lump-sum cash payment on the Closing Date equal to (x) the product of (1) the number of shares of Series A-1 Preferred Stock the holder of each Series A-1 Warrant would be entitled to purchase upon the exercise of such Series A-1 Warrant and (2) the Applicable Per Share Closing Equityholder Consideration applicable to a share of Series A-1 Preferred Stock, less (y) the product of (1) the number of shares of Series A-1 Preferred Stock the holder of each Series A-1 Warrant would be entitled to purchase upon the exercise of such Series A-1 Warrant and (2) the per share exercise price of such Series A-1 Warrant, less (z) the amount of such Company Warrantholder’s Escrow Percentage of the Escrow Amount (a “Closing Date Warrant Cancellation Payment” and collectively, the “Closing Date Warrant Cancellation Payments”);
(B) the right to receive such Company Warrantholder’s Equityholder Earn-Out Percentage of the payments, if any, pursuant to Section 2.02 (subject to the provisions thereof); and
(C) the right to receive such Company Warrantholder’s Escrow Percentage of any cash disbursements made from the Escrow Fund in accordance with the terms of this Agreement and the Escrow Agreement, as and when such disbursements are made.
At or before the Effective Time, the Company shall have taken all necessary action, including, if necessary, obtaining the consent of any holder of any Company Warrants other than Series A-1 Warrants (each, a “Out-of-the-Money Warrant”), to terminate, as of or prior to the Effective Time all Out-of-the-Money Warrants.
(iv) Each share of Company Stock held in the treasury of the Company and each share of Company Stock owned by Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof and no payment or distribution shall be made with respect thereto.

(v) Each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation. The stock certificate evidencing shares of common stock of Merger Sub shall then evidence ownership of the outstanding share of common stock of the Surviving Corporation.
(c) Adjustment and Distribution of Gross Closing Consideration. The “Gross Closing Consideration” shall consist of (x) $32,172,000.00 in cash and (y) 397,990 shares of Parent Common Stock (such amount to be adjusted appropriately for any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares of Parent Common Stock, or any stock dividend thereon, the “Closing Shares”). The Gross Closing Consideration shall be adjusted and distributed in accordance with the terms of this Section 2.01(c).
(i) Company Transaction Expenses. Any Company Transaction Expenses incurred or accrued by the Company in connection with the Merger on or prior to the Closing Date shall be paid in cash from the Gross Closing Consideration on the Closing Date.
(ii) Verizon Payment. $3,500,000 of the Gross Closing Consideration less the amount of Verizon’s Escrow Percentage of the Escrow Amount, in the form of cash (the “Verizon Warrant Cancellation Payment”), shall be paid in cash on the Closing Date to Verizon pursuant to the terms of the Warrant Cancellation Agreement dated as of June 30, 2010 in the form attached hereto as Exhibit 2.01(c)(ii) (the “Verizon Consent Agreement”) by and between the Company and Verizon. In addition to the foregoing, Verizon shall also have the right to receive its Escrow Percentage of any cash disbursements made from the Escrow Fund in accordance with the terms of this Agreement and the Escrow Agreement, as and when such disbursements are made. For the avoidance of doubt, for all purposes under this Agreement (i) the warrant held by Verizon to be cancelled pursuant to the terms of the Verizon Consent Agreement shall not constitute a Company Warrant or Series A-1 Warrant and (ii) Verizon shall not be a Company Warrantholder.
(iii) Warrant Cancellation Payments. Each Company Warrantholder shall be paid from the Gross Closing Consideration, in the form of cash, the Closing Date Warrant Cancellation Payments to which such Company Warrantholder is entitled under Section 2.01(b)(iii) from the Gross Closing Consideration on the Closing Date.
(iv) Working Capital.
(A) At least three (3) business days preceding the Closing Date, the Company shall prepare and deliver to Parent a consolidated calculation of the estimated Net Working Capital of the Company and its Subsidiaries as of the Closing (the “Estimated Net Working Capital”). The amount, if any, by which the Estimated Net Working Capital is less than zero shall be referred to herein as the “Estimated Deficiency Amount”. The Estimated Deficiency Amount shall reduce the amount of Closing Equityholder Consideration in accordance with Section 2.01(c)(v) below.

(B) Within sixty (60) days following the Closing, Parent shall prepare and deliver to the Stockholders’ Representative a balance sheet and a schedule (the “Final Net Working Capital Schedule”) which includes a consolidated calculation of the Net Working Capital of the Company and its Subsidiaries as of the Closing.
(C) During the thirty (30) day period after the receipt of the Final Net Working Capital Schedule, the Stockholders’ Representative may notify Parent in writing, of any objections to such Final Net Working Capital Schedule, setting forth a reasonably specific and detailed description of the objections (each, an “Item of Working Capital Dispute”); provided, however, that the only basis on which the Stockholders’ Representative shall be permitted to submit an Item of Working Capital Dispute is that such Item of Working Capital Dispute was not prepared in accordance with this Section 2.01(c)(iv) or contains mathematical or clerical errors. If the Stockholders’ Representative does not deliver such notice within such thirty (30) day period, the Final Net Working Capital Schedule shall be final, binding and conclusive upon Parent, the Company, the Stockholders’ Representative, the Earn-Out Consideration Recipients and the Closing Consideration Recipients.
(D) If the Stockholders’ Representative provides a timely notice of objection to the proposed Final Net Working Capital Schedule pursuant to subsection (C) above, Parent and the Stockholders’ Representative shall attempt to amicably resolve any Item of Working Capital Dispute by the end of a thirty (30) day review period but in no event later than thirty (30) days thereafter. If the parties are unable to resolve any difference within such period, they shall promptly (within fifteen (15) days thereafter) and jointly appoint an Independent CPA to resolve each Item of Working Capital Dispute and make any resulting adjustments to the Final Net Working Capital Schedule. The scope of the work assignment for the Independent CPA shall be limited to the resolution of any Item of Working Capital Dispute not previously resolved by the parties and be based solely on whether each such unresolved Item of Working Capital Dispute was prepared in accordance with the terms of this Agreement or whether each such Item of Working Capital Dispute contains a mathematical or clerical error or errors. No Item of Working Capital Dispute shall be resolved such that the final amount determined by the Independent CPA is more favorable to the Parent than the calculation(s) presented in the Final Net Working Capital Schedule delivered by the Parent to the Stockholders’ Representative or more favorable to the Closing Consideration Recipients than the calculation(s) presented in any unresolved Item of Working Capital Dispute delivered by the Stockholders’ Representative. The resolution of each Item of Working Capital Dispute by the Independent CPA and corresponding adjustments to the Final Net Working Capital Schedule shall be final, binding and conclusive upon Parent, the Company, the Stockholders’ Representative and the Closing Consideration Recipients. The costs, fees and expenses of the Independent CPA will be allocated by the Independent CPA, in its sole discretion, between Parent, on the one hand, and Closing Consideration Recipients, on the other hand, taking into account the extent to which each Item of Working Capital Dispute was, or was not, resolved in favor of the Closing Consideration Recipients.

(E) If the Final Net Working Capital (as finally determined in accordance with subsection (D) above) is less than zero (the amount of such deficiency, the “Final Deficiency Amount”) and the absolute value of the Final Deficiency Amount exceeds the absolute value of the Estimated Deficiency Amount, then Parent shall be entitled to immediate recovery from the Escrow Fund in an amount equal to (x) the difference between the Final Deficiency Amount and the Estimated Deficiency Amount or (y) if the Estimated Net Working Capital is greater than zero, the Final Deficiency Amount.
(F) As used in this Section 2.01(c)(iv) and elsewhere in this Agreement, the following terms have the following meanings:
a. “Current Assets” shall mean all current assets of the Company and its Subsidiaries, in each case, as determined in accordance with U.S. GAAP.
b. “Current Liabilities” means all current liabilities of the Company and its Subsidiaries, in each case, as determined in accordance with U.S. GAAP, including all quarterly, management or similar bonuses but specifically excluding deferred revenue (or liabilities in respect thereof), those items set forth on Schedule 2.01(c)(iv) (the “Verizon Items”), Company Transaction Expenses and any severance or similar amounts paid or payable upon the termination of the employment of any employee of the Company and its Subsidiaries, whether or not arising as a result of the consummation of the transactions contemplated by the Agreement.
c. “Independent CPA” shall mean an independent, nationally recognized accounting firm jointly selected by the Stockholders’ Representative and Parent.
d. “Net Working Capital” means, as of the time of any determination, (A) Current Assets less (B) Current Liabilities.

(v) Closing Equityholder Consideration; Net Closing Consideration. The amount equal to (A) the Gross Closing Consideration, less (B) the aggregate amount of Company Transaction Expenses paid pursuant to subsection (c)(i) above, less (C) the Estimated Deficiency Amount, if any, less (D) the Verizon Warrant Cancellation Payment, shall be referred to herein as the “Closing Equityholder Consideration”. The Closing Equityholder Consideration less the aggregate amount of the Closing Date Warrant Cancellation Payments is referred to herein as the “Stockholder Closing Consideration,” which shall be paid, in accordance with Section 2.01(b)(i)(B) in the form of cash (the “Closing Cash Consideration”) and Closing Shares. The sum of the Stockholder Closing Consideration plus the amount of the Verizon Warrant Cancellation Payment plus the aggregate amount of the Closing Date Warrant Cancellation Payments is referred to herein as the “Net Closing Consideration.”
(vi) Escrow Amount. An amount of the Net Closing Consideration in cash equal to the Escrow Amount shall, on the Closing Date, be deposited by the Parent with the Escrow Agent in an escrow fund (with any interest earned thereupon, the “Escrow Fund”) for the purpose of satisfying claims by Parent and Parent Indemnified Parties under Section 2.01(c)(iv)(E) or Article IX, as applicable, to be held and disbursed by the Escrow Agent in accordance with the terms of this Agreement and the Escrow Agreement. The portion of the Escrow Amount contributed by the Parent with respect to each Closing Consideration Recipient shall be made in accordance with the each Closing Consideration Recipient’s Escrow Percentage.
(vii) Changes in Parent Capital Stock. If, during the period between the date hereof and the Effective Time, any change in the capital stock of Parent shall occur by reason of reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period or any similar event, the Signing Price shall be correspondingly equitably adjusted to the extent appropriate to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange or readjustment of shares.
SECTION 2.02 Post-Closing Payments.
(a) Subject to, and in accordance with, the terms of this Section 2.02, Parent shall pay or cause to be paid to Verizon, Mooreland, the Company Equityholders and those certain employees of the Company listed on Schedule 2.02(a) (the “Earn-Out Eligible Employees” and, with the Company Equityholders, Verizon and Mooreland, the “Earn-Out Consideration Recipients”) an additional payment in an amount not greater than $35,000,000, calculated as provided herein.
(b) Subject to the terms of this Section 2.02, the “Quarterly Earn-Out Amount” in respect of each fiscal quarter of the Surviving Corporation during the consecutive six (6) fiscal quarter period beginning on July 1, 2010 (the “Earn-Out Period”), shall be an amount equal to:
(i) $1,000,000 multiplied by (A) if the Total Revenue for such fiscal quarter (the “Quarterly Revenue”) is greater than or equal to 100% of the Target Revenue for such fiscal quarter (the “Quarterly Target Revenue”), 1, (B) if the Quarterly Revenue is greater than or equal to 90%, but less than 100%, of the Quarterly Target Revenue, 0.4, (C) if the Quarterly Revenue is greater than or equal to 85%, but less than 90%, of the Quarterly Target Revenue, 0.15, or (D) if the Quarterly Revenue is less than 85% of the Quarterly Target Revenue, zero; plus

(ii) $3,250,000 multiplied by (A) if the Transaction-Related Revenue for such fiscal quarter (the “Quarterly Transaction-Related Revenue”) is greater than or equal to 100% of the Target Transaction-Related Revenue for such fiscal quarter (the “Quarterly Target Transaction-Related Revenue”), 1, (B) if the Quarterly Transaction-Related Revenue is greater than or equal to 90%, but less than 100%, of the Quarterly Target Transaction-Related Revenue, 0.4, (C) if the Quarterly Transaction-Related Revenue is greater than or equal to 85%, but less than 90%, of the Quarterly Target Transaction-Related Revenue, 0.15, or (D) if the Quarterly Transaction-Related Revenue is less than 85% of the Quarterly Target Transaction-Related Revenue, zero; plus
(iii) $750,000 multiplied by (A) if the Operating Margin for such fiscal quarter (the “Quarterly Operating Margin”) is greater than or equal to the Target Operating Margin, 1, (B) if the Quarterly Operating Margin is greater than or equal to 90% of the Target Operating Margin, but less than 100% of the Target Operating Margin, 0.4, (C) if the Quarterly Operating Margin is greater than or equal to 85% of the Target Operating Margin, but less than 90% of the Target Operating Margin, 0.15, or (D) if the Quarterly Operating Margin is less than 85% of the Target Operating Margin, zero. Notwithstanding the foregoing, if the Quarterly Revenue in respect of any fiscal quarter is less than 85% of the Quarterly Target Revenue for such fiscal quarter, than the amount payable pursuant to this subsection (iii) in respect of the Quarterly Earn-Out Amount for such fiscal quarter shall be zero.
(c) Subject to the terms of this Section 2.02, the “Additional Earn-Out Amount” in respect of the calendar year ended December 31, 2011, shall be an amount equal to the product of (i) .25, multiplied by (ii) the amount by which Total Revenue in respect of such calendar year exceeds $48,000,000 (calculated without giving effect to any adjustments associated with FAS 141R); provided (x) in no event shall the Additional Earn-Out Amount exceed $5,000,000, and (y) no Additional Earn-Out Amount shall be payable unless Operating Margin in respect of the calendar year ended December 31, 2011 equals or exceeds the Target Operating Margin.
(d) Applicable Definitions. As used in this Section 2.02 and elsewhere in the Agreement, the following terms shall have the following meanings:
(i) “Business of the Company” shall mean the researching, developing, manufacturing, marketing, distributing and selling of the Company Products and Services.
(ii) “Company Products” shall mean the Company’s Mighty Back-up product, the Company’s Network Address Book product, the Company’s Social Address Book product, the Company’s See Me Ring product and the Company’s Handset Transfer System product.
(iii) “Company Services” shall mean support, maintenance and professional services provided in respect of the Company Products.

(iv) “Company Products and Services” shall mean, collectively, the Company Products and the Company Services.
(v) “Operating Margin” shall mean, in respect of any fiscal quarter, the pre-interest, pre-tax profit earned in such fiscal quarter by Parent (or any subsidiary thereof) from the operation of the Business of the Company, calculated in accordance with U.S. GAAP (but without giving effect to any adjustments associated with FAS 141R) and expressed as a percentage of Total Revenue for such fiscal quarter; provided, however, (x) any compensation or similar expense associated with any Company Transaction Expenses or any other payments made to the Earn-Out Consideration Recipients pursuant to this Section 2.02, and (y) any severance or similar amounts paid or payable upon the termination of the employment of any employee of the Surviving Corporation or the Company and its Subsidiaries, whether or not arising as a result of the consummation of the transactions contemplated by the Agreement, shall not be taken into account for purposes of calculating Operating Margin.
(vi) “Target Operating Margin” shall mean the percentage set forth on Schedule 2.02(d) hereto under the heading “Target Operating Margin.”
(vii) “Target Revenue” shall mean, in respect of any fiscal quarter, the amount set forth under the heading “Target Revenue” for such fiscal quarter as set forth on Schedule 2.02(d) hereto, provided that the “Target Revenue” for any particular fiscal quarter shall be reduced on a dollar-for-dollar basis by the amount of any deferred revenue of the Company that would otherwise have been earned in such fiscal quarter but cannot be recognized by Parent on account of any adjustments associated with FAS 141R.
(viii) “Target Transaction-Related Revenue” shall mean, in respect of any fiscal quarter, the amount set forth under the heading “Target Transaction-Related Revenue” for such fiscal quarter as set forth on Schedule 2.02(d) hereto, provided that the “Target Transaction-Related Revenue” for any particular fiscal quarter shall be reduced on a dollar-for-dollar basis by the amount of any deferred revenue of the Company that would otherwise have been earned in such fiscal quarter but cannot be recognized by Parent on account of any adjustments associated with FAS 141R.
(ix) “Total Revenue” shall mean, in respect of any fiscal quarter, the aggregate revenue, calculated in accordance with U.S. GAAP, earned in such fiscal quarter by Parent (or any subsidiary thereof) from the sale of the Company Products and Services to Verizon, Nextel International, Portugal Telecom, Qualcomm, Bell Mobility, Telus and/or Embarq/CenturyTel (in the case of Embaq/CenturyTel, specifically excluding any revenue arising from contracts entered into with Embarq/CenturyTel prior to the Effective Time).

(x) “Transaction-Related Revenue” shall mean, in respect of any fiscal quarter, (i) the aggregate amount of transaction revenue, subscription revenue and application revenue relating to the Company’s Products from agreements with Verizon, Nextel International, Portugal Telecom, Qualcomm, Bell Mobility, Telus and/or Embarq/CenturyTel (in the case of Embaq/CenturyTel, specifically excluding any revenue arising from contracts entered into with Embarq/CenturyTel prior to the Effective Time), and (ii) maintenance and support revenue under the Company’s agreements with Verizon with respect to the Company’s Network Address Book product, calculated in accordance with U.S. GAAP, for such fiscal quarter by the Parent (or any subsidiary thereof).
(e) Interim Estimates; Inspection. Within sixty (60) days following the end of each fiscal quarter during the Earn-Out Period, Parent or its representatives shall prepare and deliver to the Stockholders’ Representative a non-binding estimate of the Quarterly Earn-Out Amount for such fiscal quarter (each, a “Quarterly Estimate”), together with a statement setting forth the calculation of Quarterly Revenue, Quarterly Transaction-Related Revenue and Quarterly Operating Margin for such fiscal quarter. During the Earn-Out Period, and the period of any dispute with respect thereto within the contemplation of Section 2.02(f), Parent and the Surviving Corporation shall on a timely basis (but, during the Earn-Out Period, not more than once per fiscal quarter), provide to the Stockholders’ Representative and its Representatives, upon reasonable notice, reasonable access to all records, and on terms reasonably determined by Parent, the Surviving Corporation’s outside accountants, utilized in preparing the applicable Quarterly Estimates and the Final Earn-Out Statement; provided, however, that no such access shall be granted unless and until the Stockholders’ Representative and such Representatives enter into a confidentiality agreement with respect to such information in a form reasonably acceptable to Parent.
(f) Final Calculation and Payment.
(i) Within sixty (60) days following the end of the Earn-Out Period, the Parent shall determine, in accordance with this Section 2.02, the sum of the Quarterly Earn-Out Amounts earned in respect of each fiscal quarter during the Earn-Out Period and the Additional Earn-Out Amount earned in respect of the calendar year ended December 31, 2011 (such sum, less any setoff to the extent provided in Article IX of this Agreement, the “Aggregate Earn-Out Amount”) and deliver to the Stockholders’ Representative a statement setting forth such Aggregate Earn-Out Amount and the calculation thereof (the “Final Earn-Out Statement”).
(ii) Within thirty (30) days after delivery by Parent of the Final Earn-Out Statement pursuant to subsection (f)(i) above, the Stockholders’ Representative may notify the Parent in writing of any objections to the Final Earn-Out Statement setting forth a reasonably specific and detailed description of the objections, including the amount disputed (each, an “Item of Earn-Out Dispute”). If the Stockholders’ Representative does not deliver such notice within such period provided for in this subsection, the Final Earn-Out Statement and the Aggregate Earn-Out Amount set forth thereon shall be final, binding and conclusive upon the Stockholders’ Representative and the Earn-Out Consideration Recipients.

(iii) If the Stockholders’ Representative provides a notice of objection to the Final Earn-Out Statement within the time periods specified in subsection (f)(ii) above, Parent and the Stockholders’ Representative shall attempt to amicably resolve any such Item of Earn-Out Dispute by the end of such period but in no event later than fifteen (15) days thereafter. If the parties are unable to resolve any difference within such period, they shall promptly and jointly appoint an Independent CPA to resolve each such Item of Earn-Out Dispute and make any resulting adjustments to the Final Earn-Out Statement. The scope of the work assignment for the Independent CPA shall be limited to the resolution of any unresolved Item of Earn-Out Dispute and shall be based solely on whether each such unresolved Item of Earn-Out Dispute was prepared in accordance with the terms of this Section 2.02 or whether each such Item of Earn-Out Dispute contains a mathematical or clerical error or errors. No Item of Earn-Out Dispute shall be resolved such that the final amount determined by the Independent CPA is more favorable to the Parent than the calculation(s) presented in the Final Earn-Out Statement delivered by the Parent to the Stockholders’ Representative or more favorable to the Earn-Out Consideration Recipients than the calculation(s) presented in any unresolved Item of Earn-Out Dispute delivered by the Stockholders’ Representative. The resolution of each Item of Earn-Out Dispute by the Independent CPA and the corresponding adjustments to the Final Earn-Out Statement shall be final, binding and conclusive upon Parent, the Company, the Stockholders’ Representative and the Earn-Out Consideration Recipients. The costs, fees and expenses of the Independent CPA will be allocated by the Independent CPA, in its sole discretion, between Parent, on the one hand, and Earn-Out Consideration Recipients, on the other hand, taking into account the extent to which each Item of Earn-Out Dispute was, or was not, resolved in favor of the Earn-Out Consideration Recipients.
(iv) Payment of the Aggregate Earn-Out Amount.
(A) Payment of the Aggregate Earn-Out Amount, if any, shall be made by Parent within later of (i) thirty (30) days following such time as the Final Earn-Out Statement becomes binding, final and conclusive and (ii) five (5) days following the delivery by the Stockholders’ Representative to Parent of the Earn-Out Consideration Schedule (the date of such payment, the “Earn-Out Payment Date”) and shall be paid to the Earn-Out Consideration Recipients, at Parent’s election, directly by Parent or by the Exchange Agent, and in either case, in accordance with a schedule of payments (the “Earn-Out Consideration Schedule”) prepared by the Stockholders’ Representative in accordance with the Final Earn-Out Statement and this Section 2.02(f)(iv) and delivered to Parent prior to the Earn-Out Payment Date. The Earn-Out Consideration Schedule shall set forth the name of each Earn-Out Consideration Recipient, that portion of the Aggregate Earn-Out Amount payable to such party in cash and that number of Earn-Out Shares to be issued to such party (subject to subsection (H)(iii) below). For the purposes of the indemnification obligations of the Company Participants under Article IX hereof, the delivery of the Earn-Out Consideration Schedule to Parent shall constitute a representation (deemed made by the Company under Section 3.04 hereof) that the allocation of the type and amount of the Aggregate Earn-Out Amount among the Earn-Out Consideration Recipients conforms with this Section 2.02(f)(iv), the requirements of applicable Law, including the DGCL and the Company’s Certificate of Incorporation as in effect immediately prior to the Effective Time. Payment of the Aggregate Earn-Out Amount is subject to Parent’s right of setoff to the extent provided in Article IX of this Agreement.

(B) Parent shall pay to Verizon, in cash, an amount equal to (i) the Verizon Earn-Out Percentage, multiplied by (ii) the Aggregate Earn-Out Amount (the “Verizon Earn-Out Payment”).
(C) Parent shall pay to Mooreland, in cash, an amount equal to (i) the Mooreland Earn-Out Percentage multiplied by (ii) the Aggregate Earn-Out Amount (the “Mooreland Earn-Out Payment”, and the Aggregate Earn-Out Amount less the Mooreland Earn-Out Payment less the Verizon Earn-Out Payment being referred to herein as the “Net Earn-Out Amount”).
(D) The Net Earn-Out Amount shall be paid by Parent to the Earn-Out Consideration Recipients other than Verizon and Mooreland in the form of cash and shares of Parent Common Stock, valued at the Signing Price, in amounts as follows:
a. that number of shares of Parent Common Stock equal to (A) the product of 0.5 multiplied by the Net Earn-Out Amount, divided by (B) the Signing Price, rounded to the nearest whole share (such number, the “Net Earn-Out Share Number” and such shares, the “Earn-Out Shares”).
b. that amount of cash equal to (A) the Net Earn-Out Amount less (B) the product of the Net Earn-Out Share Number multiplied by the Signing Price (such cash amount, the “Net Earn-Out Cash Amount”).
c. If, during the period between the date hereof and the Earn-Out Payment Date, any change in the capital stock of Parent shall occur by reason of reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period or any similar event, the Signing Price shall be correspondingly equitably adjusted to the extent appropriate to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange or readjustment of shares.

(E) Subject to this subsection (E), subsection (F) and subsection (H) below, each Company Equityholder shall receive (x) that number of Earn-Out Shares equal to (i) the Net Earn-Out Share Number, multiplied by (ii) such Company Equityholder’s Equityholder Earn-Out Percentage, rounded to the nearest whole share, and (y) that amount of cash equal to (i) the Net Earn-Out Cash Amount, multiplied by (ii) such Company Equityholder’s Equityholder Earn-Out Percentage, rounded to the nearest whole cent; provided, however, in the event that the Remaining Preference Amount is greater than zero, Parent shall first pay to the holders of shares of Company Preferred Stock, 50% in cash and 50% in Earn-Out Shares (valued at the Signing Price, and rounded to the nearest whole share), an amount equal to the Remaining Preference Amount as follows:
a. Parent shall pay to each holder of a share of Series D Preferred Stock (determined as of immediately prior to the Effective Time) a per share amount equal to the Series D Preference Amount less the Applicable Per Share Closing Equityholder Consideration paid to such Company Equityholder on account of such share of Series D Preferred Stock pursuant to Section 2.01(b)(i)(A)(i) (without regard to any reduction in such amount on account of the Escrow Amount);
b. Parent shall pay to each holder of a share of Series C Preferred Stock (determined as of immediately prior to the Effective Time) a per share amount equal to the Series C Preference Amount less the Applicable Per Share Closing Equityholder Consideration paid to such Company Equityholder on account of such share of Series C Preferred Stock pursuant to Section 2.01(b)(i)(A)(i) (without regard to any reduction in such amount on account of the Escrow Amount);
c. Parent shall pay to each holder of a share of Series B Preferred Stock (determined as of immediately prior to the Effective Time) a per share amount equal to the Series B Preference Amount less the Applicable Per Share Closing Equityholder Consideration paid to such Company Equityholder on account of such share of Series B Preferred Stock pursuant to Section 2.01(b)(i)(A)(i) (without regard to any reduction in such amount on account of the Escrow Amount); and
d. Parent shall pay to each holder of a share of Series A Preferred Stock (determined as of immediately prior to the Effective Time) a per share amount equal to the Series A Preference Amount less the Applicable Per Share Closing Equityholder Consideration paid to such Company Equityholder on account of such share of Series A Preferred Stock pursuant to Section 2.01(b)(i)(A)(i) (without regard to any reduction in such amount on account of the Escrow Amount).
In the event that the value of the cash and Earn-Out Shares (valued at the Signing Price) payable or issuable pursuant to Section 2.02(f)(iv)(E) are less than the Remaining Preference Amount, the payments described in the foregoing proviso shall be made to the holders of Company Preferred Stock ratably in proportion to the applicable Preference Amounts of such series of Company Preferred Stock. Any payments on account of the Remaining Preference Amount pursuant to this subsection 2.02(f)(iv)(E) shall reduce the amount of cash payable and Earn-Out Shares issuable to each Company Equityholder pursuant to subsection 2.02(f)(iv)(E) ratably in proportion to such Company Equityholder’s Equityholder Earn-Out Percentage.

Notwithstanding anything herein to the contrary, in no event shall any holder of a share of Series C Preferred Stock (determined as of immediately prior to the Effective Time) receive from the Net Earn-Out Amount more than (i) $0.4912 per share of Series C Preferred Stock less (ii) the amount paid at the Closing (including any amount comprising a portion of the Escrow Amount) in respect of each share of Series C Preferred Stock (the “Series C Cap”), and in no event shall any holder of a share of Series D Preferred Stock (determined as of immediately prior to the Effective Time) receive from the Net Earn-Out Amount more than (i) $0.7430 per share of Series D Preferred Stock less (ii) the amount paid at the Closing (including any amount comprising a portion of the Escrow Amount) in respect of each share of Series D Preferred Stock (the “Series D Cap”). If the Equityholder Earn-Out Percentage of the Net Earn-Out Amount otherwise payable to each holder of a share of Series C Preferred Stock or each holder of Series D Preferred Stock, in each case, on account of such shares of Series C Preferred Stock and Series D Preferred Stock, would exceed the Series C Cap or the Series D Cap, as applicable, then such amount, in each case, solely on account of such shares of Series C Preferred Stock and Series D Preferred Stock, in excess of the Series C Cap or the Series D Cap, as applicable, shall be redistributed to the Company Equityholders in proportion to the amount their respective Equityholder Earn-Out Percentages bears to the Equityholder Earn-Out Percentages of all Company Equityholders (excluding for this purpose the portion of any Equityholder Earn-Out Percentage attributable to shares of Series C Preferred Stock or Series D Preferred Stock that have received an amount of the Net Earn-Out Amount equal to their Series C Cap or Series D Cap, respectively).
(F) Notwithstanding anything herein to the contrary, no Company Optionholder shall be entitled to receive any payments, Earn-Out Shares or other amounts pursuant to Section 2.02(f)(iv)(E) on account of Company Options held by such Company Optionholder immediately prior to the Effective Time unless and until such time as the Common Stock Equivalent Earn-Out Amount exceeds the Threshold Amount attributable to the Company Options held by such Company Optionholder immediately prior to the Effective Time, at which point such Company Optionholder shall only be entitled to receive an amount equal to (i) the number of shares of Common Stock issuable upon the exercise of Company Options held by such Company Optionholder immediately prior to the Effective Time, multiplied by (ii) the amount by which the Common Stock Equivalent Earn-Out Amount exceeds the Threshold Amount attributable to such Company Options outstanding immediately prior to the Effective Time. To the extent that a Company Optionholder held Company Options with more than one associated Threshold Amount, the foregoing calculations shall be made on a Company Option-by-Company Option basis. The difference between each Company Optionholder’s Equityholder Earn-Out Percentage of the Net Earn-Out Amount and the amount of cash or value of Earn-Out Shares payable or issuable under this Section 2.02(f)(iv)(F) shall be redistributed to the Company Stockholders and Company Warrantholders in proportion to the amount their respective Equityholder Earn-Out Percentages bears to the Equityholder Earn-Out Percentages of all Company Stockholders and Company Warrantholders.

(G) Subject to subsection (H) below, each Earn-Out Eligible Employee shall receive (x) that number of Earn-Out Shares equal to (i) the Net Earn-Out Share Number, multiplied by (ii) such Earn-Out Eligible Employee’s Employee Earn-Out Percentage, rounded to the nearest whole share, and (y) that amount of cash equal to (i) the Net Earn-Out Cash Amount, multiplied by (ii) such Earn-Out Eligible Employee’s Employee Earn-Out, rounded to the nearest whole cent.
(H) Notwithstanding anything herein to the contrary, (i) any Earn-Out Eligible Employee that is no longer an employee of the Parent or any subsidiary thereof as of the Earn-Out Payment Date as a result of his or her voluntary resignation or Termination for Cause shall not be entitled to receive any payments pursuant to this Section 2.02 and, in lieu thereof, such payments shall be paid by Parent to the Earn-Out Eligible Employees who remain employees of the Parent or any subsidiary thereof as of the Earn-Out Payment Date in proportion to the amount their respective Employee Earn-Out Percentage bears to the Employee Earn-Out Percentage of all Earn-Out Eligible Employees who remain employees of the Parent or any subsidiary thereof as of the Earn-Out Payment Date (“Employee Residual Sharing Percentage”), (ii) any Earn-Out Eligible Employee that is no longer an employee of the Parent or any subsidiary thereof as of the Earn-Out Payment Date as a result of his or her termination by the Company other than a Termination for Cause shall only be entitled to receive a pro rated portion of the Aggregate Earn-Out Amount otherwise payable to such Earn-Out Eligible Employee based upon the actual number of calendar days that such Earn-Out Eligible Employee was an employee of the Parent or any subsidiary during the Earn-Out Period (and the remainder of such amount shall be distributed to the Earn-Out Eligible Employees who remain employees of the Parent or any subsidiary thereof as of the Earn-Out Payment Date in proportion to their respective Employee Residual Sharing Percentages), and (iii) any Earn-Out Consideration Recipient that (x) is not an Accredited Investor or (y) has not executed and delivered to Parent, no later than ninety (90) days subsequent to the Effective Time (or such other time as requested by Parent following any change to the legal qualifications for being an Accredited Investor), an Investment Representation Letter representing to such party’s status as an Accredited Investor, shall not be issued any Earn-Out Shares and, in lieu thereof, shall receive that amount of cash equal to such number of Earn-Out Shares such person was otherwise entitled to receive, multiplied by the Signing Price.
(g) Continuity of Obligations. In the event that, during the Earn-Out Period, there is consummated a transaction or series of related transactions pursuant to which (i) all or substantially all of the assets used in the Business of the Company are sold or transferred to a non-affiliate of Parent, or (ii) Parent, together with the affiliates thereof, ceases to hold, directly or indirectly, a majority of the equity interests of the Surviving Corporation (whether by merger, consolidation, acquisition of equity interests or all or substantially all of the assets of the Surviving Corporation or otherwise, a “Divestiture”), proper provision shall be made so that the successors and assigns of the Surviving Corporation, as the case may be, assume the obligations set forth in this Section 2.02 and agree to be bound by the terms hereof to the same extent as Parent.

(h) Conduct of Business. Parent acknowledges that the possibility of receiving all or a portion of the amount provided for in this Section 2.02 comprises a material inducement for the Company and Earn-Out Consideration Recipients to enter into this Agreement and consummate the transactions contemplated hereby. During the Earn-Out Period, Parent agrees and covenants that Parent shall (A) maintain true, complete and accurate books and records relating to the subject matter of this Section 2.02, which it shall make available for review by the Stockholders’ Representative and its Representatives to the extent provided for, and on the terms and conditions set forth in, Section 2.02(e) hereof, (B) operate the Business of the Company in good faith and not in a manner intended to reduce the amount of the Aggregate Earn-Out Amount and (C) operate the Business of the Company in the ordinary course of business designed to achieve an Operating Margin of at least the Target Operating Margin; provided, however, that if the Operating Margin for any individual fiscal quarter is below the Target Operating Margin, or is reasonably forecasted (such reasonableness to be evaluated in the context of the prior results of the operation of the Business of the Company by Parent and by the Company prior to the Effective Time, and the accuracy of prospective forecasts of such results) by the general manager in charge of the operation of the Business of the Company (the “GM”, it being agreed that the individual indicated with a “†” on Schedule 7.02(f) shall be the GM for so long as such individual is employed by Parent) to be below the Target Operating Margin, Parent’s chief executive officer and/or president (the “CEO”) and the GM will work together to identify cost (or revenue) adjustments anticipated to result in an Operating Margin of at least the Target Operating Margin for future fiscal quarters unless such parties collectively agree that not making any such adjustments is in the best interest of Parent; provided, further that if such parties are unable to agree upon such adjustments after three (3) days of good faith discussions, Parent shall no longer be obligated to operate the Business of the Company in the ordinary course of business and the CEO shall be able to make any adjustments with respect to the Business of the Company as reasonably determined by the CEO to be necessary or desirable to accomplish the goal of achieving an Operating Margin of at least the Target Operating Margin. Notwithstanding the foregoing, during any one fiscal quarter during the Earn-Out Period in which the Operating Margin is below the Target Operating Margin, the CEO and the GM will work together to identify cost (or revenue) adjustments anticipated to result in an Operating Margin of the Target Operating Margin or greater and, provided that the Operating Margin for such fiscal quarter is at least equal to the product of 0.6 and the Target Operating Margin, the Stockholders’ Representative may request in writing to Parent that the fact that the Operating Margin for such fiscal quarter is below the Target Operating Margin shall not release Parent from the obligations to operate the Business of the Company in the ordinary course of business pursuant to clause (C) above (it being understood that such request may only be made in respect of a single fiscal quarter during the Earn-Out Period).

SECTION 2.03 Exchange of Certificates; Closing Payments.
(a) Exchange Procedures.
(i) From and after the Effective Time, a bank or trust company designated by Parent, and reasonably acceptable to the Stockholders’ Representative, shall act as exchange agent (the “Exchange Agent”) in effecting the exchange of the certificates which immediately prior to the Effective Time represented outstanding shares of Company Stock (“Company Share Certificates”) and which were converted into the right to receive Closing Cash Consideration or Closing Shares comprising the Transaction Consideration described in Section 2.01(b)(i). Parent shall instruct the Exchange Agent to make available to the Stockholders’ Representative, at least five (5) days prior to the Closing Date, a letter of transmittal (the “Letter of Transmittal”) in a form approved by Parent and the Company, including instructions for use in surrendering such Company Share Certificates and receiving the applicable portion of the Transaction Consideration. As promptly as practicable after the Effective Time, but in no event later than three (3) business days following the Effective Time, the Exchange Agent shall mail a Letter of Transmittal to each record holder of Company Stock who has not previously submitted a Letter of Transmittal to the Exchange Agent.
(ii) On the Closing Date, the Company shall deliver to Parent a schedule of payments (the “Closing Consideration Schedule”) prepared in accordance with Section 2.01 above and setting forth the name of each Closing Consideration Recipient, the amount of Net Closing Consideration payable on the Closing Date to such party in the form of cash, the number of Closing Shares to be issued to such party and such party’s Escrow Percentage.
(iii) At or prior to the Effective Time, Parent shall transfer to the Exchange Agent by direct wire transfer of immediately available funds an amount equal to the portion of the Gross Closing Consideration to be paid in cash less the Estimated Deficiency Amount and shall cause to be made by the Exchange Agent, the following payments (collectively, the “Closing Payments”) by direct wire transfer of immediately available funds: (A) to the Escrow Agent, an amount equal to the Escrow Amount, to be held in an escrow account, in accordance with the terms of this Agreement and the Escrow Agreement, (B) to the payees thereof, the Company Transaction Expenses to be paid as of the Closing Date, as set forth on Schedule 2.01(a)(ix) hereof (as updated to include final amounts for previously estimated items and additional items constituting Company Transaction Expenses and not set forth on such schedule), (C) to Verizon, the Verizon Warrant Cancellation Payment, as set forth on the Closing Consideration Schedule and (D) to the Company Warrantholders, the Closing Date Warrant Cancellation Payments (less the Company Warrantholders’ aggregate Escrow Percentage of the Escrow Amount), as set forth on the Closing Consideration Schedule. The balance of such funds transferred by Parent to the Exchange Agent shall be distributed by the Exchange Agent to the holders of Company Stock as the cash portion of Stockholder Closing Consideration (less the Company Stockholders’ aggregate Escrow Percentage of the Escrow Amount) in accordance with the terms hereof as set forth on the Closing Consideration Schedule.

(iv) Upon the surrender of each Company Share Certificate for cancellation to the Exchange Agent, together with a properly completed Letter of Transmittal, (A) Parent shall cause to be issued to the holder of such Company Share Certificate in exchange therefor a separate stock certificate representing the number of Closing Shares, if any, to be issued to such Company Stockholder and (B) the Exchange Agent shall pay to the holder of such Company Share Certificate in exchange therefor the amount of Stockholder Closing Consideration to be paid to such Company Stockholder in cash in accordance with Section 2.01(b)(i)(A)(i), and the Company Share Certificates so surrendered shall forthwith be cancelled. Notwithstanding the foregoing, with respect to any holder of Company Stock who has surrendered each of its Company Share Certificates for cancellation to the Exchange Agent, together with a properly completed Letter of Transmittal, at least two (2) days prior to the Closing Date, within two (2) business days following the Closing Date, (X) Parent shall cause to be issued to the holder of such Company Share Certificate in exchange therefor a separate stock certificate or evidence representing the number of Closing Shares, if any, to be issued to such Company Stockholder and (Y) the Exchange Agent shall pay to the holder of such Company Share Certificate in exchange therefor the amount of Stockholder Closing Consideration to be paid to such Company Stockholder in cash in accordance with Section 2.01(b)(i)(A)(i).
(v) In the event of a transfer of ownership of shares of Company Stock that is not registered in the transfer records of the Company, the applicable Closing Shares may be issued to a person other than the person in whose name the Company Share Certificate so surrendered is registered, if the Company Share Certificate representing such shares of Company Stock is presented to Parent or the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and evidence that (A) the shares are transferable and (B) any applicable stock transfer taxes have been paid.
(vi) Until surrendered as contemplated by this Article II, each Company Share Certificate shall, subject to appraisal rights under the DGCL (and if the Company is subject to Section 2115 of the California Corporations Code, Chapter 13 of the California Corporations Code) and Section 2.05, be deemed at any time after the Effective Time to represent only the right to receive upon surrender the portion of the Transaction Consideration payable in respect of the Company Stock represented by such Company Share Certificate pursuant to Section 2.01(b)(i) hereof, in accordance with the terms of this Agreement and the Escrow Agreement.
(b) Escrow Fund. Prior to or simultaneously with the Closing, the Stockholders’ Representative and Parent shall enter into an escrow agreement in a form reasonably acceptable to Parent, Company and the Stockholders’ Representative (the “Escrow Agreement”) with an escrow agent jointly selected by Parent and the Company (the “Escrow Agent”). At the Effective Time, pursuant to the terms of the Escrow Agreement, Parent shall deposit the Escrow Amount into an escrow account, which account is to be managed by the Escrow Agent. Distributions of any Escrow Amount from the Escrow Fund shall be governed by the terms and conditions of the Escrow Agreement. The adoption of this Agreement and the approval of the Merger by the Company Stockholders shall constitute approval of the Escrow Agreement and of all the arrangements relating thereto, including, without limitation, the placement of the Escrow Amount in escrow and the appointment of the Stockholders’ Representative. Parent shall be treated as the owner of the Escrow Fund, and all interest and earnings earned from the investment and reinvestment of the Escrow Fund, or any portion thereof, shall be allocable to Parent pursuant to Section 468B(g) of the

Code and Proposed Treasury Regulation Section 1.468B-8. If and to the extent any amount of the Escrow Fund is actually distributed to the holders of Company Stock immediately prior to the Closing, interest may be imputed on such amount, as required by Section 483 or 1274 of the Code. In no event shall the total amount of the Escrow Fund and any interest and earnings earned thereon paid to the Company Equityholders immediately prior to the Closing under this Agreement exceed $4,500,000. The preceding sentence is intended to ensure that the right of the Company Equityholders immediately prior to the Closing to the Escrow Fund and any interest and earnings earned thereon is not treated as a contingent payment without a stated maximum selling price under Section 453 of the Code and the Treasury Regulations promulgated thereunder. All parties hereto shall file all Tax Returns consistently with the foregoing provisions of this Section 2.03 (b)(i).
(c) Distributions with Respect to Unexchanged Parent Shares. No dividends or other distributions declared or made after the Effective Time with respect to Closing Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Share Certificate with respect to the Closing Shares represented thereby until the holder of such Company Share Certificate shall surrender such Company Share Certificate in accordance with this Section 2.03.
(d) No Further Rights in Company Stock. The Transaction Consideration provided for in Section 2.01(b)(i) upon the conversion of shares of Company Stock in accordance with the terms hereof shall be deemed to have been issued or payable in full satisfaction of all rights pertaining to such shares of Company Stock.
(e) No Fractional Shares. Notwithstanding any other provision of this Agreement, no fractional shares of Parent Common Stock shall be issued upon the conversion and exchange of Company Share Certificates, and no holder of Company Share Certificates shall be entitled to receive a fractional share of Parent Common Stock.
(f) No Liability. Neither Parent nor the Surviving Corporation shall be liable to any holder of shares of Company Stock for any such shares of Parent Common Stock (or dividends or distributions with respect thereto) or cash properly and legally delivered to a public official pursuant to any abandoned property, escheat or similar Law (as defined in Section 3.06(a)).
(g) Withholding Rights. Each of the Exchange Agent, the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Company Participants such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign Tax (as defined in Section 3.15(bb)) Law. To the extent that amounts are so withheld by the Exchange Agent, the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person to whom such amounts would otherwise have been paid. The parties make no representations or warranties to any Company Participant regarding the tax treatment of the Merger, or any of the tax consequences to the Company or any Company Participant of this Agreement, the Merger or any of the other transactions contemplated hereby.

(h) Lost Certificates. If any Company Share Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Company Share Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent, the execution by such person of an indemnity agreement against any claim that may be made against it or Parent with respect to such Company Share Certificate, Parent or the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Company Share Certificate, the applicable Closing Cash Consideration or Closing Shares (and dividends or other distributions on Closing Shares pursuant to Section 2.03(c)) to which such person is entitled pursuant to the provisions of this Article II.
(i) Return of Transaction Consideration. Any portion of the Transaction Consideration that remains unclaimed by the former stockholders of the Company for nine (9) months after the end of the Earn-Out Period shall be delivered to Parent. Any former stockholder of the Company that has not complied with this Section 2.03 prior to the end of such nine (9) month period shall thereafter look only to the Parent (subject to abandoned property, escheat or other similar Laws) but only as a general creditor thereof for payment of its claim for the Transaction Consideration. If any Company Share Certificates shall not have been surrendered immediately prior to the date that such unclaimed Transaction Consideration would otherwise become subject to any abandoned property, escheat or similar Law, any unclaimed Transaction Consideration payable with respect to such Company Share Certificates shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.
SECTION 2.04 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of shares of Company Stock thereafter on the records of the Company. From and after the Effective Time, the holders of certificates representing shares of Company Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Company Stock, except as otherwise provided in this Agreement or by Law.
SECTION 2.05 Dissenting Shares.
(a) Notwithstanding any provision of this Agreement to the contrary, shares of Company Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders who have exercised and perfected appraisal rights for such shares of Company Stock in accordance with the DGCL (and, if the Company is subject to Section 2115 of the California Corporations Code, such rights as may be granted to such persons in Chapter 13 of the California Corporations Code) (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the applicable portion of the Transaction Consideration under Sections 2.01 or 2.02. Such stockholders shall be entitled only to such rights as are granted by the DGCL (and, if the Company is subject to Section 2115 of the California Corporations Code, such rights as may be granted to such persons in Chapter 13 of the California Corporations Code) to a holder of Dissenting Shares, unless and until such stockholders fail to perfect or effectively withdraw or otherwise lose their appraisal rights under the DGCL (or, if applicable, Chapter 13 of the California Corporations Code). All Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their right to appraisal of such shares of Company Stock under the DGCL (or, if applicable, Chapter 13 of the California Corporations Code) shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the applicable portion of the Transaction Consideration, without any interest thereon, upon the surrender, in the manner provided in Section 2.03, of the corresponding Company Share Certificate, assuming the full amount of Closing Equityholder Consideration due in respect of such Company Share Certificate was comprised of Closing Cash Consideration.

(b) The Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other related instruments served pursuant to the DGCL (or, if applicable, Chapter 13 of the California Corporations Code) and received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL (or, if applicable, Chapter 13 of the California Corporations Code). The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.
SECTION 2.06 Notices.
(a) The Company shall use its reasonable best efforts to secure, promptly after the execution and delivery of this Agreement, the delivery of the Written Consent, which shall constitute all requisite approvals by holders of Company Stock of the Agreement and the Merger.
(b) The Company shall deliver the Preliminary Closing Consideration Schedule no less than three (3) days prior to the Closing Date.
(c) Promptly, but in no event later than three (3) business days after the date of the Written Consent, the Company shall mail notice to the Company Stockholders of the approval by the Company Stockholders of this Agreement, the Merger and the other transactions contemplated thereby, pursuant to and in accordance with the applicable provisions of the DGCL, including Section 228(e), and the Certificate of Incorporation and the Bylaws (the “Stockholder Notices”).
(d) Promptly, but in no event later than seven (7) business days after the date of the Written Consent, the Company shall provide to each Company Stockholder whose consent was not obtained a copy of the notice required pursuant to Section 262 of the DGCL (and, if applicable, Chapter 13 of the California Corporations Code) informing them that appraisal rights are available for their shares pursuant to Section 262 of the DGCL (and, if applicable, Chapter 13 of the California Corporations Code) along with such other information as required by Section 262 of the DGCL and applicable Law (the “Section 262 Notice”).
(e) The Section 262 Notice, including any amendments or supplements thereto, shall be subject to review and approval by Parent.
(f) Each party shall provide to the other any information for inclusion in preparation for any Written Consent or Stockholder Notices that may be required by Law and that is reasonably requested by the other party.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
The Company hereby represents and warrants to Parent and Merger Sub that the statements contained in this Article III are true and correct as of the date of this Agreement (except for any such representation and warranty that expressly is made as of a specific date, which such representation and warranty shall be true and correct as of such date), subject to such qualifications as set forth in the disclosure schedule delivered by the Company to Parent and Merger Sub concurrently with the execution of this Agreement (the “Company Disclosure Schedule”). The Company Disclosure Schedule shall be arranged according to specific sections in this Article III and shall provide exceptions to, or otherwise qualify in reasonable detail, the corresponding section in this Article III and any other section hereof where it is clear and readily apparent, upon a reading of such disclosure without any independent knowledge on the part of the reader regarding the matter disclosed, that the disclosure would apply to such other section.
SECTION 3.01 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and otherwise hold and operate its properties and other assets and to carry on its business as it is now being conducted. The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed and in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect (as defined below). Section 3.01 of the Company Disclosure Schedule sets forth each jurisdiction where the Company is qualified or licensed as a foreign corporation and each other jurisdiction in which the Company owns, uses, licenses or leases real property or has employees or engages independent contractors. The term “Company Material Adverse Effect” means any event, change, circumstance or effect (regardless of whether or not such events, changes, circumstances or effects are inconsistent with the representations or warranties made by the Company and its Subsidiaries in this Agreement) that is, or would reasonably be expected to be, individually or in the aggregate, materially adverse to the business, operations, financial condition, properties, assets (tangible or intangible), liabilities, capitalization or results of operations of the Company and the Subsidiaries taken as a whole, except for any such events, changes, circumstances or effects resulting from or arising in connection with (i) any changes in general economic, market or business conditions that do not disproportionately impact the Company relative to other participants in the Company’s industry, (ii) any changes or events affecting the industry in which the Company operates that do not disproportionately impact the Company relative to other participants in the Company’s industry, (iii) changes in any applicable Law or U.S. GAAP or international accounting standards that do not disproportionately impact the Company relative to other participants in Company’s industry, (iv) changes caused by hostilities, acts of terrorism or war, or any material escalation of any such hostilities, acts of terrorism or war existing on the date hereof that do not disproportionately impact the Company relative to other participants in Company’s industry, (v) the announcement, negotiation, existence or performance of this Agreement or the transactions contemplated by this Agreement (including the loss or departure of employees or adverse developments in relationships with customers, suppliers, distributors, or other business partners), but not including, for the avoidance of doubt, any breach or violation of a contract resulting from the Company’s execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, or (vi) the taking of any action required by this Agreement or that an authorized representative of Parent has requested, or expressly consented to, in writing.

SECTION 3.02 Certificate of Incorporation and Bylaws. The Company has heretofore made available to Parent a complete and correct copy of (a) the Certificate of Incorporation and the Bylaws of the Company including all amendments thereto, (b) the minute books containing all consents, actions and meeting of the stockholders of the Company, each Subsidiary of the Company, and the Company’s Board of Directors and each committee thereof and each Subsidiary’s Board of Directors and each committee thereof, and (c) the stock transfer books of the Company setting forth all issuances or transfers of any capital stock of the Company. Such Certificate of Incorporation and Bylaws are in full force and effect. The Company is not in violation of any of the provisions of its Certificate of Incorporation or Bylaws. The corporate minute books, stock certificate books, stock registers and other corporate records of the Company and each Subsidiary of the Company are complete and accurate, and the signatures appearing on all documents contained therein are the true or facsimile signatures of the persons purported to have signed the same.
SECTION 3.03 Subsidiaries.
(a) Section 3.03(a) of the Company Disclosure Schedule sets forth: (i) the name of each corporation, partnership, limited liability company, joint venture or other entity in which the Company has or has the right to acquire, directly or indirectly, an equity interest representing 50% or more of the capital stock thereof or other equity interests therein or has representation on or the right to designate members of the board of directors or similar governing body that constitute or would constitute at least 50% of such members (individually, a “Subsidiary” and, collectively, the “Subsidiaries”); (ii) the number and type of outstanding equity securities of each Subsidiary and a list of the holders thereof; (iii) the jurisdiction of organization of each Subsidiary; (iv) the name of the officers and directors of each Subsidiary; (v) the jurisdictions in which each Subsidiary is qualified or holds licenses to do business as a foreign corporation; and (vi) the primary purpose of such Subsidiary.
(b) Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each Subsidiary is duly qualified or licensed to conduct business and is in good standing under the laws of each jurisdiction in which the nature of its business or the ownership or leasing of its properties requires such qualification or licensing. Each Subsidiary has all requisite power and authority to carry on its business as it is now being conducted and as currently proposed to be conducted and to own, lease and otherwise use the assets and properties owned and used by it. The Company has made available to the Parent complete and accurate copies of the charter, Bylaws or other organizational documents of each Subsidiary and each such instrument is in full force and effect. No Subsidiary is in default under or in violation of any provision of its charter, Bylaws or other organizational documents. All of the issued and outstanding shares of capital stock of each Subsidiary are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. All shares of each Subsidiary are held of record or owned beneficially by either the Company or another Subsidiary and are held or owned free and clear of any restriction on transfer (other than restrictions under federal or state securities laws), claim, security interest, option, warrant, right, lien, call, commitment, equity or demand. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which the Company or any Subsidiary is a party or which are binding on any of them providing for the issuance, disposition or acquisition of any capital stock of any Subsidiary. There are no outstanding stock appreciation, phantom stock or similar rights with respect to any Subsidiary. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary.

(c) The Company does not control, directly or indirectly, or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association which is not a Subsidiary. There are no contractual obligations of the Company to provide funds to, or make any investment in (whether in the form of a loan, capital contribution or otherwise), any other person.
SECTION 3.04 Capitalization.
(a) The authorized capital stock of the Company consists of 165,000,000 shares of Company Common Stock, 3,668,085 shares of Company Series A Preferred Stock, 5,493,617 shares of Company Series B Preferred Stock, 14,059,814 shares of Company Series C Preferred Stock, 15,952,429 shares of Company Series D Preferred Stock and 66,500,00 shares of Company Series A-1 Preferred Stock. As of the date hereof, (i) 20,078,780 shares of Company Common Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable, and (ii) no shares of Company Common Stock are held in the treasury of the Company. As of the date hereof, (A) 3,638,298 shares of Company Series A Preferred Stock are issued and outstanding, (B) 5,453,176 shares of Company Series B Preferred Stock are issued and outstanding, (C) 14,044,495 shares of Company Series C Preferred Stock are issued and outstanding, (D) 15,952,429 shares of Company Series D Preferred Stock are issued and outstanding and (E) 66,485,617 shares of Company Series A-1 Preferred Stock are issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable. Each share of Company Series A-1 Preferred Stock, Company Series C Preferred Stock and Company Series D Preferred Stock is convertible into one share of Company Common Stock. Each share of Company Series A Preferred Stock and Company Series B Preferred Stock is convertible into two shares of Company Common Stock. There are no other shares of Company Preferred Stock outstanding. As of the date hereof, the outstanding shares of Company Common Stock, Company Series A Preferred Stock, Company Series B Preferred Stock, Company Series C Preferred Stock, Company Series D Preferred Stock and Company Series A-1 Preferred Stock are owned of record as set forth in Section 3.04(a) of the Company Disclosure Schedule, which sets forth for each such person or entity the number of shares held of record by such person or entity and the number of the applicable certificates representing such shares. No shares of Company Common Stock or Company Preferred Stock are issued or outstanding as of the date hereof that are not set forth in Section 3.04(a) of the Company Disclosure Schedule and no such shares will be issued or outstanding as of the Effective Time that are not set forth in Section 3.04(a) of the Company Disclosure Schedule except for shares of Company Common Stock issued pursuant to (A) the exercise of Company Options or Company Warrants listed in Section 3.04(b) of the Company Disclosure Schedule, or (B) conversion of shares of Company Preferred Stock to Common Stock, in each case, that are outstanding as of the date hereof. To the Company’s knowledge, each stockholder has good and valid title to that number of shares of Company Common Stock and/or Company Preferred Stock as set forth beside such Company Stockholder’s name on Section 3.04(a) of the Company Disclosure Schedule, free and clear of any encumbrance (other than restrictions on transfer that are, pursuant to their terms, not applicable to the Merger or the transactions contemplated hereby) or any restrictions on voting. The Company has not declared or paid any dividends or authorized or made any distribution upon or with respect to any class or series of the Company’s capital stock. As of the date hereof, there are no accrued and unpaid dividends on the Company Common Stock or Company Preferred Stock.

(b) The Company has reserved an aggregate of 46,701,150 shares of Company Common Stock for issuance under the Company’s 1998 FusionOne Plan and 2008 Stock Incentive Plan (collectively, the “Stock Plans”) of which options to purchase 28,777,262 shares of Company Common Stock are outstanding as of the date of this Agreement. Section 3.04(b) of the Company Disclosure Schedule accurately sets forth with respect to each Company Option that is outstanding as of the date of this Agreement: (i) the name of the holder of such Company Option; (ii) the total number of shares of Company Common Stock that was originally subject to such Company Option; (iii) the number of shares of Company Common Stock that remain subject to such Company Option, (iv) the date on which such Company Option was granted and the term of such Company Option; (v) the vesting schedule and vesting commencement date for such Company Option; (vi) the exercise price per share of Company Common Stock purchasable under such Company Option; and (vii) whether such Company Option has been designated an “incentive stock option” as defined in Section 422 of the Code. No Company Option will by its terms require an adjustment in connection with the Merger, except as contemplated by this Agreement. Except as set forth in Section 3.04(b) of the Company Disclosure Schedule, neither the consummation of transactions contemplated by this Agreement, nor any action taken or to be taken by Company in connection with such transactions, will result in (y) any acceleration of exercisability or vesting, whether or not contingent on the occurrence of any event after consummation of the Merger, in favor of any optionee under any Company Option; or (z) any additional benefits for any optionee under any Company Option. Each Company Option outstanding as of immediately prior to the Effective Time will be terminated, in accordance with the terms thereof, immediately prior to the Effective Time.
(c) The Company has reserved 150,000 shares of Company Common Stock for future issuance pursuant to the exercise of Company Warrants. Section 3.04(c) of the Company Disclosure Schedule sets forth, with respect to each Company Warrant issued to any person: (i) the name of the holder of such Company Warrant; (ii) the total number and type of shares of Company Stock that are subject to such Company Warrant; (iii) the exercise price per share of Company Stock purchasable under such Company Warrant; (iv) the total number of shares of Company Stock with respect to which such warrant is immediately exercisable; (v) the vesting schedule for such Company Warrant; and (vi) the term of such Company Warrant. Each Company Warrant will be terminated immediately prior to the Effective Time.

(d) Except as described in Section 3.04(b) above or as set forth in Section 3.04(b) and 3.04(c) of the Company Disclosure Schedule, there are no options, warrants, stock appreciation rights, phantom stock or other rights, agreements, arrangements or commitments of any character, whether or not contingent, relating to the issued or unissued capital stock of the Company or obligating the Company to issue or sell any share of capital stock of, or other equity interest in, the Company. All shares of Company Stock so subject to issuance, upon issuance in accordance with the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. The holders of Company Options and Company Warrants have been or will be given, or shall have properly waived, any required notice of the Merger prior to the Effective Time, and all such rights, if any, will terminate at or prior to the Effective Time.
(e) The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.
(f) All of the securities offered, sold or issued by the Company (i) have been offered, sold or issued in compliance with the requirements of the Federal securities laws and any applicable state securities or “blue sky” laws and (ii) are not subject to any preemptive right, right of first refusal, right of first offer or right of rescission.
(g) The Company has never repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities of the Company or any Subsidiary, other than unvested securities in the ordinary course upon termination of employment or consultancy. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any share of capital stock of, or other equity interest in, the Company. Except as provided in the Fourth Amended and Restated Voting Agreement, dated March 30, 2006, as amended (which agreement will be terminated prior to the Effective Time and have no further effect after the Effective Time), the Certificate of Incorporation of the Company and as set forth in Section 3.04(g) of the Company Disclosure Schedule, there are no stockholder agreements, voting trusts or other agreements or understandings to which the Company or any Subsidiary is a party, or of which the Company has knowledge, that (i) relate to the voting, registration or disposition of any securities of the Company, (ii) grant to any person or group of persons the right to elect, or designate or nominate for election, a director to the Board of Directors of the Company, or (iii) grant to any person or group of persons information rights.
(h) The allocation of the type and amount of the Net Closing Consideration among the Closing Consideration Recipients as set forth on the Closing Consideration Schedule conforms with Section 2.01 hereof, the requirements of applicable Law, including the DGCL and the Company’s Certificate of Incorporation as in effect immediately prior to the Effective Time. The amount payable to each Company Warrantholder in accordance with Section 2.01(b)(iii) shall represent the full amount due to such Company Warrantholder in consideration of the cancellation at the Effective Time of the Company Warrant held by such Company Warrantholder. No holder of an Out-of-the-Money Warrant shall be entitled to receive any payment in respect of the cancellation thereof as of the Effective Time.

SECTION 3.05 Authority Relative to This Agreement.
(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and the other agreements contemplated herein and, subject to obtaining the Written Consent, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement and the other agreements contemplated herein. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement (other than obtaining the Written Consent and the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar Laws (as defined below) affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity.
(b) Without limiting the generality of the foregoing, the Board of Directors of the Company, at a meeting duly called and held, has unanimously (i) determined that the Merger and the other transactions contemplated hereby are fair to, and in the best interests of, the Company and its stockholders, (ii) adopted this Agreement and approved the Merger and the other transactions contemplated hereby in accordance with the provisions of the DGCL and the Company’s Certificate of Incorporation and Bylaws, (iii) directed that this Agreement and the Merger be submitted to the Company Stockholders for their approval and adoption and (iv) resolved to recommend that the Company Stockholders vote in favor of the approval and adoption of this Agreement.
SECTION 3.06 No Conflict; Required Filings and Consents.
(a) The execution and delivery of this Agreement and the other agreements contemplated herein by the Company do not, and the performance of this Agreement and the other agreements contemplated herein by the Company will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws or other organizational documents of the Company or any Subsidiary, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 3.06(b) have been obtained and all filings and obligations described in Section 3.06(b) have been made or complied with, conflict with or violate in any material respect any foreign or domestic (Federal, state, foreign, local or municipal) law, statute, ordinance, constitution, principle of common law, resolution, franchise, permit, concession, license, writ, decree code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and any orders, writs, injunctions, awards, judgments and decrees applicable to the Company or any Subsidiary, as the case may be, or to any of their respective assets, properties or businesses (“Law”) applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) conflict with, result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, require consent, approval or notice under, give to others any right of termination, amendment, acceleration or cancellation of, require any payment under, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Subsidiary is a party or by which any property or asset of the Company or any Subsidiary is bound or affected.

(b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, order, permit, or authorization from, or registration, notification or filing with, any domestic or foreign governmental, regulatory or administrative authority, agency or commission, any court, tribunal or arbitral body, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental authority (a “Governmental Entity”), except (i) such filings and notifications as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”) or applicable foreign antitrust laws to be made by Company, or by its “ultimate parent entity” as that term is defined in the HSR Act, in connection with the Merger and the expiration or early termination of applicable waiting periods under the HSR Act or applicable foreign antitrust laws, and (ii) for the filing and recordation of the Certificate of Merger with the Secretary of State of the State of Delaware.
(c) At the Closing, the Company will have less than $12.7 million in assets as determined in accordance with 16 C.F.R. s. 801.11 and will not be “engaged in manufacturing” for purposes of the HSR Act. There is no person, or group of persons under Common Control, who Control(s) the Company. For the purposes of this Section, the term “Control” means either (a) holding beneficial ownership, whether direct or indirect through fiduciaries, agents, controlled entities or other means, of 50% or more of the outstanding voting securities of an issuer; (b) in the case of an entity that has no outstanding voting securities, having the right to 50% or more of the profits of the entity, or having the right in the event of dissolution to 50% or more of the assets of the entity; or (c) having the contractual power presently to designate 50% or more of the directors of a corporation, or in the case of unincorporated entities, of individuals exercising similar functions. For the purposes of this Section, “Common Control” means sharing an Ultimate Parent. For the purposes of this Section, “Ultimate Parent” means a person who is not Controlled by any other entity.
SECTION 3.07 Permits; Compliance.
(a) Each of the Company and each Subsidiary is in possession of all material franchises, grants, authorizations, licenses (including export licenses, exceptions and classifications), permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company and each Subsidiary to own, lease and otherwise hold and operate its properties and other assets and to carry on its business as it is now being conducted (the “Company Permits”). All Company Permits are in full force and effect and will remain so after the Closing and no suspension or cancellation of any Company Permit is pending or, to the knowledge of the Company, threatened. Neither the Company nor any Subsidiary has received any notice, written or otherwise, or other communication from any Governmental Entity regarding (i) any actual or possible violation of or failure to comply with any term or requirement of any Company Permit, or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Company Permit.

(b) Neither the Company nor any Subsidiary is in conflict with, or in material default or violation of, (i) any Law (including, without limitation, any import or export control Laws) applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected, (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any property or asset of the Company or any Subsidiary is bound or affected or (iii) any Company Permit.
SECTION 3.08 Financial Statements.
(a) True and complete copies of (i) the audited consolidated balance sheets of the Company and the Subsidiaries as of December 31, 2007, 2008 and 2009, and the related audited statements of operations, changes in stockholders’ equity and changes in cash flows for the years then ended, together with all related notes and schedules thereto (collectively referred to herein as the “Audited Financial Statements”) and (ii) the unaudited consolidated balance sheets of the Company and the Subsidiaries as of May 31, 2010 (the “Reference Balance Sheet”), and the related statements of operations and changes in cash flows for the five (5) months ended May 31, 2010 (collectively referred to herein as the “Interim Financial Statements”), are attached as Section 3.08(a) of the Company Disclosure Schedule. The Audited Financial Statements and the Interim Financial Statements were prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by U.S. GAAP) and each present fairly and accurately in all material respects, the consolidated financial position of the Company and the Subsidiaries as at the respective dates thereof and results of operations and changes in cash flows of the Company and its Subsidiaries for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal year-end adjustments which were not, are not and are not expected to be, individually or in the aggregate, material).
(b) Except as set forth in Section 3.08(b) of the Company Disclosure Schedule, the Company and its Subsidiaries do not have any debts, liabilities or obligations of any nature (whether known or unknown, accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, or as a guarantor or otherwise) (“Liabilities”) whether or not required to be set forth on a consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with U.S. GAAP (including the footnotes thereto), other than Liabilities (i) reflected on the Reference Balance Sheet, (ii) incurred in the ordinary course of business after the date of the Reference Balance Sheet which individually or in the aggregate, would not have a Material Adverse Effect, (iii) in an amount less than $10,000 per individual Liability or group of related Liabilities, or (iv) incurred pursuant to the terms of this Agreement. Except as set forth in Section 3.08(b) of the Company Disclosure Schedule, there are no outstanding warranty claims against the Company or any Subsidiary or rights to reimbursement or repayment of any funds previously paid to the Company or any Subsidiary. Neither the Company or any of its Subsidiaries has an off balance sheet Liability of any nature (matured or unmatured, fixed or contingent) to, or any financial interest in, any third party or entities, the purpose or effect of which is to defer, postpone, reduce or otherwise avoid or adjust the recording of debt expenses incurred by Company. The Verizon Items are in the possession of the Company (or a Subsidiary), are available to be promptly returned to Verizon upon Verizon’s request and, upon such return in the current state thereof, neither the Company or any Subsidiary shall have any further liabilities in respect of the Verizon Items.

(c) The Company has established and maintains a system of internal accounting controls sufficient to provide reasonable assurances (i) that transactions, receipts and expenditures of the Company and its Subsidiaries are being executed and made only in accordance with appropriate authorizations of management and the Board of Directors of the Company, (ii) that transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with U.S. GAAP and (B) to maintain accountability for assets, (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the consolidated assets of the Company, and (iv) that the amount recorded for assets on the books and records of the Company is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Neither Company nor, to Company’s knowledge, Company’s independent auditors or any current employee, consultant or director of Company, has identified or been made aware of any fraud, whether or not material, that involves Company’s management or other current employees, consultants directors of Company or any of its Subsidiaries who have a role in the preparation of the consolidated financial statements or the internal accounting controls utilized by the Company, or any claim or allegation regarding any of the foregoing. Neither the Company nor, to the Company’s knowledge, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, in each case, regarding deficient accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls or any material inaccuracy in the Company’s consolidated financial statements. There are no significant deficiencies or material weaknesses in the design or operation of the Company’s internal controls which could adversely affect the Company’s ability to record, process, summarize and report its consolidated financial data. At the date of the Reference Balance Sheet, there were no material loss contingencies (as such term is used in Statement of Financial Accounting Standards No. 5 (“Statement No. 5”) issued by the Financial Accounting Standards Board in March 1975) that are not adequately provided for in the Reference Balance Sheet as required by said Statement No. 5. There has been no change in the Company accounting policies since January 1, 2007, except as described in the Audited Financial Statements.
SECTION 3.09 Absence of Certain Changes or Events. Since May 31, 2010, except as contemplated by this Agreement, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course and in a manner consistent with past practice and, since such date, (a) there has not been any Company Material Adverse Effect and (b) the Company and its Subsidiaries have not taken or legally committed to take any of the actions specified in Sections 5.01(a) through 5.01(cc).

SECTION 3.10 Absence of Litigation. There is no litigation, suit, claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened in writing against the Company or any Subsidiary (or, to the knowledge of the Company, against any officer, director, employee, agent or other similar representative of Company or any Subsidiary in their capacity as such or relating to their employment, services or relationship with Company or any Subsidiary), or any property or asset owned by (or any material property or material asset licensed by) the Company or any Subsidiary before any arbitrator or Governmental Entity (a “Legal Proceeding”). To the Company’s knowledge, no event has occurred, and no claim or dispute exists, that could reasonably be expected to give rise to or serve as a basis of the commencement of any Legal Proceeding. None of the Company or any Subsidiary, the officers or directors thereof in their capacity as such, or any property or asset of the Company or any Subsidiary is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Entity, or any order, writ, judgment, injunction, decree, determination or award of any court, arbitrator or Governmental Entity. Neither the Company nor any Subsidiary has any plans to initiate any Legal Proceeding against any third party. Section 3.10 of the Company Disclosure Schedule lists all Legal Proceedings involving the Company or any Subsidiary (or, to the knowledge of the Company, any officer, director, employee, agent or other similar representative of Company or any Subsidiary in their capacity as such or relating to their employment, services or relationship with Company or any Subsidiary) that have been initiated, litigated or settled since January 1, 2005.
SECTION 3.11 Employee Benefit Plans; Labor Matters.
(a) Section 3.11(a) of the Company Disclosure Schedule lists (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and all bonus, stock option, stock purchase, stock appreciation right, restricted stock, phantom stock, incentive, retention, change in control, deferred compensation, retiree medical, disability or life insurance, cafeteria benefit, dependent care, disability, director or employee loan, fringe benefit, sabbatical, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other written or material oral contracts or agreements to which the Company or any Subsidiary is a party, with respect to which the Company or any Subsidiary has any obligation or which are maintained, contributed to or sponsored by the Company or any Subsidiary for the benefit of any current or former employee, officer, independent contractor or consultant, or director of the Company or any Subsidiary, (ii) each employee benefit plan for which the Company or any Subsidiary could incur liability under Section 4069 of ERISA in the event such plan has been or were to be terminated, (iii) any plan in respect of which the Company or any Subsidiary could incur liability under Section 4212(c) of ERISA, (iv) any written or material oral employment agreements, severance agreements or other contracts, arrangements or understandings between the Company or any Subsidiary and any current employee, officer, independent contractor, or director of the Company or any Subsidiary including, without limitation, any contracts, arrangements or understandings relating to a sale of the Company which entitles such person to compensation, severance, retention, bonus or other similar payment or unemployment compensation, (v) any outstanding obligations or Liabilities with respect to any employment agreement, offer letter, severance agreement or other contracts, arrangements or understandings between the Company or any Subsidiary and any former employee, in each case, other than agreements entered into pursuant to the Company Stock Plans (each, a “Plan,” and collectively, the “Plans”). Neither the Company nor any Subsidiary has an express or implied commitment to (x) create, incur liability with respect to, or cause to exist any other employee benefit plan, program or arrangement, (y) enter into any contract or agreement to provide compensation or benefits to any individual or (z) modify, change or terminate any Plan, other than with respect to a modification, change or termination required by ERISA or the Code.

(b) Each Plan is in writing and the Company has furnished to Parent a true and complete copy of each Plan (or a written summary of any Plan that is not in writing) and a true and complete copy of each material document, if any, prepared in connection with each such Plan, including, without limitation, (i) a copy of each trust or other funding arrangement, (ii) each summary plan description and summary of material modifications, (iii) the three (3) most recent annual reports (Form 5500 series and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Plan, (iv) the most recently received Internal Revenue Service determination letter for each Plan intended to qualify under ERISA or the Code, (v) if applicable, the most recently prepared actuarial report and financial statement in connection with each such Plan, (vi) any correspondence with the Internal Revenue Service or the Department of Labor with respect to each such Plan, (vii) each form of notice of grant and stock option agreement used to document Company Options and (viii) any comparable documents with respect to each Plan subject to any foreign Laws that are required to be prepared or filed under the applicable Laws of such foreign jurisdiction.
(c) None of the Plans is a multi-employer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a “Multi-employer Plan”) or a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Company or any Subsidiary could incur liability under Section 4063 or 4064 of ERISA (a “Multiple Employer Plan”). Each Plan is subject only to the Laws of the United States or a political subdivision thereof.
(d) Except as set forth in Section 3.11(d) of the Company Disclosure Schedule, none of the Plans provides for the payment of separation, severance, termination or similar benefits to any person or obligates the Company or any Subsidiary to pay separation, severance, termination or similar-type benefits solely or partially as a result of any transaction contemplated by this Agreement or as a result of a “change in ownership or control,” within the meaning of such term under Section 280G of the Code. Except as set forth in Section 3.11(d) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, either alone or together with another event, will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, forgiveness of indebtedness or otherwise) becoming due under any Plan, whether or not such payment is contingent, (ii) increase any benefits otherwise payable under any Plan or other arrangement, (iii) result in the acceleration of the time of payment, vesting or funding of any benefits, other than, but not limited to, the acceleration of the vesting and exercisability of any Company Option, whether or not contingent, or (iv) affect in any material respects any Plan’s current treatment under any Laws including any Tax or social contribution Law. No Plan provides, or reflects or represents any liability to provide, retiree health, disability, or life insurance benefits or coverage to any person for any reason, except as may be required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), or other applicable statute, and the Company has never represented, promised or contracted (whether in oral or written form) to any employee (either individually or to employees as a group) or any other person that such employee or other person would be provided with retiree health, disability, or life insurance benefits or coverage after retirement or other termination of employment, except to the extent required by statute.

(e) Each Plan is now and always has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws, regulations and rules promulgated thereunder including, without limitation, ERISA, the Code and similar Laws of foreign jurisdictions. Each of the Company and each Subsidiary has performed all material obligations required to be performed by it under, is not in any respect in default under or in violation of, and has no knowledge of any default or violation by any party to, any Plan. No action, claim or proceeding is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and to the Company’s knowledge, no fact or event exists that could give rise to any such action, claim or proceeding. Neither the Company nor any person that is a member of the same controlled group as the Company or under common control with the Company within the meaning of Section 414 of the Code (each, an “ERISA Affiliate”) is subject to any penalty or Tax with respect to any Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. Each Plan described in Section 3.11(a)(i) can be amended, terminated or otherwise discontinued at any time without material liability to Parent, the Company or any of their ERISA Affiliates (other than ordinary administration expenses). Neither the Company nor any affiliate has, prior to the Effective Time and in any material respect, violated any of the health care continuation requirements of COBRA, the requirements of the Family Medical Leave Act of 1993, the requirements of the Health Insurance Portability and Accountability Act of 1996, the requirements of the Women’s Health and Cancer Rights Act of 1998, the requirements of the Newborns’ and Mothers’ Health Protection Act of 1996, or any amendment to each such act, or any similar provisions of state Law applicable to its employees.
(f) Each Plan intended to qualify under Section 401(a) or Section 401(k) of the Code and each trust intended to qualify under Section 501(a) of the Code (i) has received a favorable determination, opinion, notification or advisory letter from the Internal Revenue Service with respect to each such Plan as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, and no fact or event has occurred since the date of such determination letter or letters from the Internal Revenue Service to adversely affect the qualified status of any such Plan or the exempt status of any such trust, or (ii) has remaining a period of time under applicable Treasury regulations or Internal Revenue Service pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such Plan. With respect to any Plan maintained outside the United States, all applicable foreign qualifications or registration requirements have been satisfied in all material respects.
(g) Neither the Company nor any Subsidiary nor any Company ERISA Affiliate has incurred any liability under, arising out of or by operation of Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course), including, without limitation, any liability in connection with the termination or reorganization of any employee benefit plan subject to Title IV of ERISA or similar Laws of a foreign jurisdiction or the withdrawal from any Multi-employer Plan or Multiple Employer Plan, and no fact or event exists which could give rise to any such liability.

(h) Neither the Company nor any Subsidiary has, since January 1, 2000, terminated, suspended, discontinued contributions to or withdrawn from any employee pension benefit plan, as defined in Section 3(2) of ERISA, including, without limitation, any Multi-employer Plan. All contributions, premiums or payments required to be made or accrued with respect to any Plan have been made on or before their due dates. All such contributions have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any Governmental Entity and no fact or event exists which could give rise to any such challenge or disallowance.
(i) Except as set forth in Section 3.11(i) of the Company Disclosure Schedule, (i) neither the Company nor any Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any Subsidiary or in the Company’s or any Subsidiary’s business, and currently there are no organizational campaigns, petitions or other unionization activities seeking recognition of a collective bargaining unit that could affect the Company or any Subsidiary; (ii) there are no controversies, strikes, slowdowns or work stoppages pending or, to the best knowledge of the Company, threatened between the Company or any Subsidiary and any of its employees, and neither the Company nor any Subsidiary has experienced any such controversy, strike, slowdown or work stoppage within the past three (3) years; (iii) neither the Company nor any Subsidiary has breached or otherwise failed to comply with the provisions of any collective bargaining or union contract and there are no grievances outstanding against the Company or any Subsidiary under any such agreement or contract; (iv) the Company and each Subsidiary have not engaged in any unfair labor practice, and there are no unfair labor practice complaints pending against the Company or any Subsidiary before the National Labor Relations Board or any other Governmental Entity or any current union representation questions involving employees of the Company or any Subsidiary; (v) the Company and each Subsidiary are currently in material compliance with (and, to the knowledge of the Company, have no outstanding Liability with respect to) all applicable Laws relating to the employment of labor, including those related to wages, hours, worker classification (including the proper classification of independent contractors and consultants), collective bargaining, workers’ compensation and the payment and withholding of Taxes and other sums as required by the appropriate Governmental Entity and has withheld and paid to the appropriate Governmental Entity or is holding for payment not yet due to such Governmental Entity all amounts required to be withheld from employees of the Company or any Subsidiary and is not liable for any arrears of wages, Taxes, penalties or other sums for failure to comply with any of the foregoing; (vi) the Company and each Subsidiary has paid in full to all employees or adequately accrued for in accordance with U.S. GAAP consistently applied all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees; (vii) there is no claim with respect to payment of wages, salary, overtime pay, workers compensation benefits or disability benefits that has been asserted or threatened in writing against the Company or any Subsidiary or that is now pending before any Governmental Entity with respect to any person currently or formerly employed by, or otherwise providing services to, the Company or any Subsidiary; (viii) neither the Company nor any Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices; (ix) the Company and each Subsidiary are in material compliance with all Laws and regulations relating to occupational safety and health Laws and regulations, and there is no charge or proceeding with respect to a violation of any occupational safety or health standards that has been asserted or is now pending or threatened with respect to the Company or any Subsidiary; (x) the Company and each Subsidiary are in material compliance with all Laws and regulations relating to discrimination in employment, and there is no charge of discrimination in employment or employment practices for any reason, including, without limitation, age, gender, race, religion or other legally protected category, which has been asserted or, to the knowledge of the Company, threatened against the Company or any Subsidiary or that is now pending before the United States Equal Employment Opportunity Commission or any other Governmental Entity; (xi) each employee of the Company and each Subsidiary who is located in the United States and is not a United States citizen has all provided the Company with information indicating that the employee is legally authorized to work in the United States; and (xii) the Company and each Subsidiary have at all times been in compliance with the Worker Adjustment Retraining and Notification Act, as amended (or any similar state, local or foreign laws).
(j) Section 3.11(j) of the Company Disclosure Schedule contains a true and complete list of (i) all individuals who serve as employees of or consultants to the Company and each Subsidiary as of the date hereof, (ii) in the case of such employees, the position, date of hire, severance eligibility, leave status and base compensation and bonus opportunity payable to each such individual, (iii) in the case of each such consultant, the consulting rate payable to such individual and (iv) the country in which such individual performs services for the Company or applicable Subsidiary and the national law governing the provision of such services, in either case if other than the United States.
(k) To the Company’s knowledge, no employee of or consultant to the Company or any Subsidiary has been injured in the workplace or in the course of his or her employment or consultancy, except for injuries which are covered by insurance or for which a claim has been made under worker’s compensation or similar Laws.
(l) There is no agreement, contract or arrangement to which the Company or any Subsidiary is a party, including the provisions of this Agreement, that could, individually or collectively, result in the payment of any amount that would not be deductible by reason of Sections 280G, 162 or 404 of the Code. There is no contract, agreement, plan or arrangement to which the Company or any Subsidiary is a party or by which it is bound to compensate any employee for excise taxes paid pursuant to Section 4999 of the Code. Neither the Company nor any Subsidiary is a party to any contract and has not granted any compensation, equity or award that could be deemed deferred compensation subject to the additional 20% tax under Section 409A of the Code, and neither Company nor any of its ERISA Affiliates has any liability or obligation to make any payments or to issue any equity award or bonus that could be deemed deferred compensation subject to the additional 20% tax under Section 409A of the Code.
(m) All Company Options and other equity or equity-based awards have been granted in compliance with the terms of the applicable Plan, with applicable Law, and with the applicable provisions of the Certificate of Incorporation and Bylaws as in effect at the applicable time.

SECTION 3.12 Contracts.
(a) Section 3.12(a) of the Company Disclosure Schedule lists (under the appropriate subsection) each of the following written or material oral contracts and agreements of the Company or any Subsidiary as of the date hereof (such contracts and agreements, along with all agreements listed on Section 3.14(c) of the Company Disclosure Schedule, being the “Material Contracts”):
(i) each contract and agreement for the purchase or lease of personal property with any supplier or for the furnishing of services to the Company or any Subsidiary with payments greater than $25,000 per year;
(ii) all broker, exclusive dealing or exclusivity, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion or representative, research, marketing, consulting and advertising contracts and agreements to which the Company or any Subsidiary is a party or any other contract that compensates any person based on any sales by the Company or any Subsidiary under which, in each case, the Company and its Subsidiaries has paid or received monies in excess of $25,000 since January 1, 2009;
(iii) all leases and subleases of real property;
(iv) all contracts and agreements relating to indebtedness for borrowed money other than trade indebtedness of the Company or any Subsidiary, including any contracts and agreements in which the Company or any Subsidiary is a guarantor of indebtedness for borrowed money;
(v) all contracts and agreements with any Governmental Entity to which the Company or any Subsidiary is a party;
(vi) all contracts containing confidentiality requirements (including all nondisclosure agreements), other than agreements (A) between the Company or any of its Subsidiaries and current or former directors, officers, employees, consultants or independent contractors of the Company or its Subsidiaries, in their capacity as such or (B) entered into with customers of the Company or any of its Subsidiaries in the ordinary course of business;
(vii) all contracts and agreements between or among the Company or any Subsidiary thereof, on the one hand, and any stockholder of the Company or, to the knowledge of the Company, any Subsidiary or any affiliate of such person, on the other hand;
(viii) all contracts and agreements relating to the voting and any rights or obligations of a stockholder of the Company or any Subsidiary;
(ix) all contracts to manufacture for, supply to or distribute to any third party any products or components under which the Company or its Subsidiaries have paid or received monies in excess of $25,000 since January 1, 2009;

(x) all contracts regarding the acquisition, issuance or transfer of any securities of a third party;
(xi) all contracts providing for indemnification of any officer, director, employee or agent of the Company or any Subsidiary;
(xii) all contracts related to or regarding the performance of consulting, advisory or other services or work of any type by any third party under which the Company or its Subsidiaries have paid monies in excess of $25,000 since January 1, 2009;
(xiii) any agreement of the Company or any Subsidiary that is terminable upon or prohibits a change of ownership or control of the Company;
(xiv) all other contracts and agreements not made in the ordinary course of business, that contemplate an exchange of consideration with an aggregate value greater than $25,000;
(xv) all contracts and agreements relating to the disposition or acquisition by the Company or any of its Subsidiaries, with obligations remaining to be performed (or liabilities continuing) after the date of this Agreement, of any business or any material amount of assets not in the ordinary course of business;
(xvi) any joint venture or partnership contract, arrangement or commitment, any contract, arrangement or commitment relating to a limited liability company, or any other agreement which has involved, or is reasonably expected to involve, a sharing of revenues, profits, cash flows, expenses or losses by Company with any other party;
(xvii) any agreement pursuant to which Company has acquired a business or entity, or assets of a business or entity, whether by way of merger, consolidation, purchase of stock, purchase of assets, license or otherwise (collectively, the “Prior Merger Agreements”), including disclosure of (1) any amounts remaining payable by the Company or any Subsidiary thereof arising from current or contingent obligations to make payments in respect of the business, entity or assets acquired and (2) whether any claims have been made in respect of indemnification obligations of any party to such agreement and, to the knowledge of the Company, whether any grounds for such claims exist;
(xviii) all contracts and agreements to provide source code or other technology of any Company Intellectual Property (as defined below) (“Source Materials”) into any escrow or to any third party (under any circumstances) for any product or technology that is material to the Company and its Subsidiaries taken as a whole;
(xix) any settlement agreement entered into within five (5) years prior to the date of this Agreement other than releases immaterial in nature or amount entered into by the Company or its Subsidiaries; and

(xx) any other contract, arrangement or commitment that is material to Company’s business, its financial condition, its Intellectual Property rights or technology or any of its current or proposed products or services.
(b) Each Material Contract (i) is valid and binding on the Company or a Subsidiary, as the case may be, and, on the other parties thereto, and is in full force and effect, and (ii) upon consummation of the transactions contemplated by this Agreement, shall continue in full force and effect without penalty or other adverse consequence. Neither the Company nor any Subsidiary is in breach or violation of, or default under, any Material Contract and, to the knowledge of the Company, no other party to any Material Contract is in breach or violation thereof or default thereunder.
(c) The Company has made available to Parent (or its designated advisors) accurate and complete copies of all Material Contracts identified in Section 3.12(a) of the Company Disclosure Schedule, including all amendments thereto. Section 3.12(a) of the Company Disclosure Schedule provides an accurate description of the terms of each Material Contract that is not in written form.
SECTION 3.13 Environmental Matters.
(a) The Company and each Subsidiary (i) has been and is in compliance in all material respects with all applicable Environmental Laws (as defined below), (ii) has held and holds all material Environmental Permits (as defined below) necessary to conduct the Company’s or each Subsidiary’s business and (iii) has been and is in compliance in all material respects with their respective Environmental Permits.
(b) Neither the Company nor any Subsidiary has released and, to the knowledge of the Company, no other person has released Hazardous Materials (as defined below) on any real property owned or leased by the Company or any Subsidiary or, during their ownership or occupancy of such property, on any property formerly owned or leased by the Company or any Subsidiary.
(c) Neither the Company nor any Subsidiary has received any written request for information, or has received notice, written or otherwise, that it is a potentially responsible party, under CERCLA (as defined below) or any similar Law of any state, locality or any other jurisdiction. Neither the Company nor any Subsidiary has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials and, to the knowledge of the Company, no investigation, litigation or other proceeding is pending or threatened in writing with respect thereto.
(d) None of the real property currently or formerly owned or leased by the Company or any Subsidiary is listed or, to the knowledge of the Company, proposed to be listed on the “National Priorities List” under CERCLA, as updated through the date of this Agreement, or any similar list of sites in the United States or any other jurisdiction requiring investigation or cleanup.

For purposes of this Agreement:
“CERCLA” means the U.S. Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended as of the date hereof.
“Environmental Laws” means any Federal, state or local statute, law, ordinance, regulation, rule, code or order of the United States, or any other jurisdiction and any enforceable judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to pollution or protection of the environment or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials, as in effect as of the date of this Agreement.
“Environmental Permits” means any permit, approval, identification number, license and other authorization required under any applicable Environmental Law.
“Hazardous Materials” means (i) any petroleum, petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials or polychlorinated biphenyls or (ii) any chemical, material or substance defined or regulated as toxic or hazardous or as a pollutant or contaminant or waste under any applicable Environmental Law.
SECTION 3.14 Intellectual Property.
(a) The Company and its Subsidiaries each own or are licensed for, and in any event possess sufficient and legally enforceable rights with respect to, all Company Intellectual Property (as defined below) that is used in (or that may be necessary for) the conduct of their respective businesses as presently or presently proposed to be conducted. “Intellectual Property” means (i) all computer software and code, including assemblers, applets, compilers, source code, object code, annotated code, compiled code, development tools, design tools, toolkits, software development kits, user interfaces and data, in any form or format, however fixed (“Software”); (ii) all patents and patent applications, design patents and design patent applications and industrial design registrations and applications together with all reissuances, divisionals, continuations, continuations-in-part, revisions, renewals, extensions, and reexaminations thereof, and any identified invention disclosures and design patent disclosures (“Patents”); (iii) trade secret rights and corresponding rights in confidential information and other non-public information (whether or not patentable), including ideas, formulas, compositions, processes, Software, algorithms, data structures, system architecture diagrams, flowcharts, databases, data collections, circuits, systems, devices, inventor’s notes, discoveries and improvements, know how, manufacturing and production processes and techniques, testing information, research and development information, inventions, invention disclosures, unpatented blueprints, drawings, specifications, designs, plans, proposals and technical data, business and marketing plans, market surveys, market know-how and customer lists and information (“Trade Secrets”); (iv) all copyrights, copyrightable works, rights in Software algorithms, data structures, system architecture diagrams, databases, data collections, “moral” rights, mask works, copyright registrations and applications therefor and corresponding rights in works of authorship (“Copyrights”); (v) all trademarks, service marks, design marks, logos, business names, trade dress and trade names and domain names indicating the source of goods or services, and other indicia of commercial source or origin (whether registered, common law, statutory or otherwise), all registrations and applications to register the foregoing anywhere in the world and all goodwill associated therewith (“Trademarks”); (vi) all Internet electronic addresses, uniform resource locators and alphanumeric designations associated therewith and all registrations for any of the foregoing (“Domain Names”); and (vii) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world (collectively, together with all rights to Intellectual Property, “IP Rights”). “Company Intellectual Property” means all Intellectual Property that was or is used, exercised, or exploited (“Use(d)”) in any business of the Company or any Subsidiary. “Infringement” means any conflict with or infringement or misappropriation of any Intellectual Property right or other rights or property of any Person.

(b) To the extent included in Company Intellectual Property (but excluding Intellectual Property licensed to the Company and its subsidiaries only on a nonexclusive basis), Section 3.14(b) of the Company Disclosure Schedule lists (by title, number, jurisdiction and owner) all patents and patent applications; all registered and material unregistered Trademarks used in the business of the Company and all registered copyrights and mask works; and all other issuances, registrations, applications and the like with respect to those or any other Company Intellectual Property. All the foregoing (i) are valid, enforceable and subsisting to the extent such concepts are applicable, and (ii) along with all related filings, registrations and correspondence, have been made available to Parent. No cancellation, termination, expiration or abandonment of any of the foregoing (except natural expiration or termination at the end of the full possible term, including extensions and renewals) is anticipated by the Company or any Subsidiary, except where such event would not reasonably be expected to have a Company Material Adverse Effect.
(c) Section 3.14(c) of the Company Disclosure Schedule lists: (i) all licenses, sublicenses and other agreements to which the Company or a Subsidiary is a party (or by which it or any Company Intellectual Property is bound or subject) and pursuant to which any Person has been or may be assigned, authorized to Use, granted any lien or encumbrance regarding, or given access or any rights to any Company Intellectual Property other than customer agreements entered in the ordinary course of business granting non-exclusive rights in Company Intellectual Property, the form of which have been made available to the Parent; (ii) all licenses, sublicenses and other agreements pursuant to which the Company or a Subsidiary has been or may be assigned or authorized to Use or granted other rights to any third party Intellectual Property, other than standard, generally commercially available, “off-the-shelf” third party Software purchased for a cost of less than $5,000 or licensed for a cost of less than $5,000 per year, (iii) each agreement pursuant to which the Company or a Subsidiary has deposited or is required to deposit Source Materials with an escrowholder or any other Person (“Escrow Materials”); and (iv) each agreement pursuant to which the Company or a Subsidiary has agreed to indemnify, hold harmless or defend any other Person with respect to any assertion of Infringement other than customer agreements entered in the ordinary course of business granting non-exclusive rights in Company Intellectual Property, the form of which have been made available to the Parent. There are no royalties, honoraria, fees or other payments payable by the Company or any of its Subsidiaries to any Person (other than salaries payable to employees, consultants and independent contractors not contingent on or related to use of their work product) as a result of the use, license-in, license-out, sale or disposition of any Company Intellectual Property by the Company or any of its Subsidiaries (including without limitation, in connection with consummation of the transactions contemplated by this Agreement) in excess of those payable by the Company or its Subsidiaries in the absence of this Agreement or the transactions contemplated hereby. All licenses, sublicenses or other agreements listed in Section 3.14(c)(ii) of the Company Disclosure Schedule, which grant the Company or any of its Subsidiaries exclusive rights to any Intellectual Property, are fully transferable by the Company or its Subsidiaries, as applicable.

(d) No event or circumstance has occurred (including, without limitation, the authorization, execution or delivery of this Agreement or the consummation of any of the transactions contemplated hereby) that (with or without notice or the lapse of time) and, to the knowledge of the Company and its Subsidiaries, there is no current basis on which any event or circumstance could reasonably be expected to occur, that would result in a Company Material Adverse Effect by (i) the breach or violation of any license, sublicense or other agreement required to be listed in Section 3.14(c) of the Company Disclosure Schedule, (ii) the loss or expiration of any right or option by the Company or any of its Subsidiaries (or the gain thereof by any third party) under any such license, sublicense or other agreement or (iii) the release, disclosure or delivery to any third party of any part of the Source Materials.
(e) There is, to the knowledge of the Company and its Subsidiaries, no unauthorized Use, disclosure, or infringement or misappropriation of any Company Intellectual Property owned by Company by any third party, including, without limitation, any employee or former employee of the Company or any of its Subsidiaries. Neither the Company nor any Subsidiary has brought or threatened any action, suit or proceeding against any third party for any infringement or misappropriation of any Company Intellectual Property or any breach of any license, sublicense or agreement involving Company Intellectual Property.
(f) The Company and its Subsidiaries have taken commercially reasonable steps to protect and preserve trade secrets included within the Company Intellectual Property and the confidentiality of all Company Intellectual Property with respect to which the Company wishes to maintain confidentiality and that is not otherwise disclosed in published patents or patent applications or registered copyrights (“Company Confidential Information”). All use by and disclosure to employees or others of Company Confidential Information has been pursuant to the terms of written confidentiality and nonuse/restricted-use agreements or agreements that contain similar obligations. Other than to the applicable escrowholder, no release or disclosure has been made, and no access has been granted, to any Person to any part of any of the Escrow Materials deposited pursuant to any agreement required to be listed in Section 3.14(c)(iii) of the Company Disclosure Schedule, and no such demand for any such release, disclosure or access has been made.
(g) Each current and former employee and contractor of the Company or any Subsidiary who is or was involved in, or who has contributed to, the creation or development of any Company Intellectual Property has executed and delivered (and to the Company’s knowledge, is in compliance with) an agreement in substantially the form of the Company’s standard Proprietary Information and Inventions Agreement (in the case of an employee) or Consulting Agreement (in the case of a contractor), or (in the case of a contractor) a comparable agreement which provides valid written assignments to the Company or such Subsidiary of all title and rights to any Company Intellectual Property conceived or developed thereunder but not already owned by the Company or a Subsidiary by operation of Law.

(h) The Company and the operation of the business of the Company and its Subsidiaries in the manner that it is currently conducted and in the manner that it is contemplated to be conducted, including their Uses of Company Intellectual Property, does not and will not infringe or misappropriate any Intellectual Property right of any Person, violate the rights of any Person (including rights to privacy or publicity) or constitute unfair competition or trade practices under the laws of any jurisdiction. None of the Company or its Subsidiaries has received any written communication alleging that the Company or any Subsidiary has been or may be engaged in, liable for or contributing to any Infringement, nor does the Company or any Subsidiary have any particular reason to expect that any such communication will be forthcoming. Neither the Company nor any Subsidiary has been sued in any suit, action or proceeding, and no other legal proceeding of any nature has been initiated, is pending or threatened, which involves a claim of Infringement or which contests the validity, ownership or right of the Company or any Subsidiary to exercise any Company Intellectual Property right. Neither the Company nor any Subsidiary has received any opinion of Company counsel that any Company product or service or the operation of the Company’s business, infringes or misappropriates any third party IP Rights.
(i) None of the Company or its Subsidiaries is aware that any of its employees is obligated under any agreement, commitment, judgment, decree, order or otherwise (an “Employee Obligation”) that would interfere with the use of his or her best efforts to promote the interests of the Company and its Subsidiaries or that would conflict with any of their businesses as conducted or proposed to be conducted. To each of the Company’s and its Subsidiaries’ knowledge, neither the execution nor delivery of this Agreement nor the conduct of the Company’s business as conducted or proposed to be conducted, will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any Employee Obligation. None of the Company or its Subsidiaries is Using, and it will not be necessary to Use, (i) any Intellectual Property of any of their past or present employees (or people currently intended to be hired) made prior to their employment by the Company or such Subsidiary (that has not already been assigned to Company) or (ii) any confidential information or trade secret of any former employer of any such Person.
(j) The Company takes commercially reasonable measures (including without limitation, by inspection using industry standard tools and techniques) to ensure that all Company Software is free of viruses, worms, trojan horses and intentionally harmful routines and does not contain any bugs, errors, or problems that, to the Company’s or any Subsidiary’s knowledge, would have a material adverse impact on its operation or the operation of other software programs, information technology systems or operating systems. “Company Software” means Software that is (i) used in the operation of the business of the Company or any Subsidiary, including, but not limited to, that operated by the Company or any Subsidiary on its web sites or used by the Company or any Subsidiary in connection with processing customer orders, storing customer information, or storing or archiving data, or (ii) manufactured, distributed, sold, licensed or marketed by the Company or any Subsidiary.

(k) To the knowledge of the Company, no facts or circumstances exist that would render any Company Intellectual Property invalid or unenforceable.
(l) The Company and its Subsidiaries have obtained all approvals and agreements necessary or appropriate (including, without limitation, assurances from customers regarding further export) for exporting any Company Intellectual Property outside the United States and importing any Company Intellectual Property into any country in which they are or have been disclosed, sold or licensed for Use, and all such export and import approvals in the United States and throughout the world are valid, current, outstanding and in full force and effect.
(m) The Company has made available to Parent all material information in its possession relating to any material problem or issue, to the knowledge of the Company, with respect to any of the Software in the Company Intellectual Property, which does, or may reasonably be expected to, materially and adversely affect the value, functionality or fitness for the intended purposes of the same. Notwithstanding the foregoing, to the knowledge of the Company, there are no defects in any Software in the Company Intellectual Property, and, to the knowledge of the Company, there are no errors in any technical documentation, specifications, manuals, user guides, promotional materials, drawings, flow charts, diagrams, benchmark test results, and other written materials associated with or used with any such Software, which defects or errors would reasonably be expected to materially and adversely affect the business of the Company or its Subsidiaries.
(n) Section 3.14(n) of the Company Disclosure Schedule lists all software that is licensed by the Company or any Subsidiary under any license recognized as an open source license by the Open Source Initiative (“Open Source Materials”) and used by the Company or any Subsidiary in any way in connection with its products or services, and describes the manner in which such Open Source Materials are used. The Company is in compliance with the terms and conditions of all licenses for the Open Source Materials. Neither the Company nor any of its Subsidiaries has used or distributed Open Source Materials in any manner that would or could, with respect to any Company Intellectual Property (other than the Open Source Materials themselves), (i) require its disclosure or distribution in source code form, (ii) require its licensing thereof for the purpose of making derivative works, or (iii) impose any restriction on the consideration to be charged for the distribution thereof.
(o) No (i) government funding or (ii) facilities of a university, college, other educational institution or research center was used in the development of the Company Intellectual Property owned by Company. Neither the Company nor any Subsidiary is now or has ever been a member or promoter of, or a contributor to, any industry standards body that would reasonably be expected to require or obligate the Company or any Subsidiary to grant or offer to any other Person any license or right to any Company Intellectual Property. Neither the Company nor any Subsidiary has a present obligation (and there is no substantial basis to expect that there will be a future obligation) to grant or offer to any other Person any license or right to any Company Intellectual Property by virtue of Company’s or any other Person’s membership in, promotion of, or contributions to any industry standards body.

(p) The Company and each Subsidiary have complied with their respective privacy policies and all applicable Laws relating to the use, collection, storage, disclosure and transfer of any personally identifiable information collected or obtained by the Company or any Subsidiary or by third parties having authorized access to the records of the Company or any Subsidiary. Each such privacy policy has at all times made all disclosures to users or customers required by applicable Laws, and none of such disclosures made or contained in any such privacy policy or in any such materials has been inaccurate, misleading or deceptive or in violation of any applicable Laws. Neither the Company nor any Subsidiary has received a complaint regarding the Company’s or any Subsidiary’s use, collection, storage, disclosure or transfer of personally identifiable information. With respect to all personally identifiable information collected or obtained by the Company, the Company and each of its Subsidiaries have taken steps reasonably necessary (including implementing and monitoring compliance with adequate measures with respect to technical and physical security) in an effort to ensure that the personally identifiable information is protected against loss and against unauthorized access, use, modification, disclosure or other misuse. There has been no unauthorized access to or other misuse of such personally identifiable information.
(q) All Owned Company Intellectual Property is fully transferable, alienable and licensable by the Company or its Subsidiaries without restriction and without payment of any kind to any third party and each item of Owned Company Intellectual Property is solely and exclusively owned, free and clear of any liens or encumbrances (excluding non-exclusive licenses), by the Company or one of its Subsidiaries. “Owned Company Intellectual Property” means any and all Intellectual Property that is owned, purported to be owned, filed by, or held in the name of the Company or any of its Subsidiaries.
(r) Neither this Agreement nor the transactions contemplated by this Agreement will cause: (i) Parent, any of its affiliates or the Company or any of its Subsidiaries to grant to any third party any right to or with respect to, or agreement to not assert or enforce, any IP Rights owned by, or licensed to, any of them or (ii) the forfeiture or termination or give rise to a right of forfeiture or termination of any of the Company Intellectual Property or any IP Rights.
SECTION 3.15 Taxes.
(a) All Tax (as defined below) returns, statements, reports, declarations and other forms and documents (including without limitation estimated Tax returns and reports and information returns and reports) required to be filed with any Tax Authority (as defined below) with respect to any Taxable (as defined below) period ending on or before the Closing, by or on behalf of the Company or any Subsidiary (collectively, “Tax Returns” and individually, a “Tax Return”), have been or will be completed and filed when due (including any extensions of such due date). All such Returns are true, complete and correct in all material respects and were prepared in substantial compliance with all applicable Laws. Company and each Subsidiary has paid all Taxes due and owing (whether or not shown on any Return) for all periods through the date of the Reference Balance Sheet, except to the extent reserves for such Taxes have been established on the Reference Balance Sheet. The Interim Financial Statements fully accrue all actual liabilities for unpaid Taxes (as defined below) with respect to all periods through the date of the Reference Balance Sheet and neither the Company nor any Subsidiary has, nor will, incur any Tax liability in excess of the amount reflected (excluding any amount thereof that reflects timing differences between the recognition of income for purposes of U.S. GAAP and for Tax purposes) on the Reference Balance Sheet included in the Interim Financial Statements with respect to such periods. Neither the Company nor any Subsidiary has incurred any Tax liability since the date of the Reference Balance Sheet other than in the ordinary course of business or Taxes resulting from the transactions contemplated by this Agreement and the Company and each Subsidiary has made adequate provisions for all Taxes since that date in accordance with U.S. GAAP on at least a quarterly basis.

(b) The Company and each Subsidiary has withheld and paid to the applicable financial institution or Tax Authority all amounts required to be withheld. To the best knowledge of the Company, no Tax Returns filed with respect to Taxable years through the Taxable year ended the date of the Reference Balance Sheet in the case of the United States, have been examined and closed. The Company (or any member of any affiliated or combined group of which the Company has been a member) has not granted any extension or waiver of the limitation period applicable to any Tax Returns that is still in effect and there is no claim, audit, action, suit, proceeding, or (to the knowledge of the Company) investigation now pending or threatened in writing, against or with respect to the Company or any Subsidiary in respect of any Tax or assessment. No notice of deficiency or similar document of any Tax Authority has been received by the Company or any Subsidiary. No claim has ever been made by a Governmental Entity in a jurisdiction where Company or any Subsidiary does not file Tax Returns that Company or any Subsidiary is or may be subject to taxation by that jurisdiction. There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company or any Subsidiary. All elections with respect to the Company’s and each Subsidiary’s Taxes made during the fiscal years ending December 31, 2007, 2008 and 2009 are reflected on the Company’s or Subsidiary’s Tax Returns for such periods, copies of which have been provided to Parent. The Company has previously made available to Parent true and correct copies of all income, franchise, and sales Tax Returns, as reasonably requested by Parent.
(c) Neither the Company nor any Subsidiary or any predecessor of the Company or any Subsidiary has ever been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code of which the Company or any predecessor of the Company was not the ultimate parent corporation. Neither the Company nor any Subsidiary is a party to or bound by any Tax sharing, Tax indemnity, or Tax allocation agreement nor does the Company or any Subsidiary have any liability or potential liability to another party under such agreement. Neither the Company nor any Subsidiary has any liability for the Taxes of any Person (other than the Company or any Subsidiary) under Treas. Reg. §1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor, by contract or otherwise. The Company has never been a party (either as a distributing corporation, a distributed corporation or otherwise) to any transaction intended to qualify under Section 355 or Section 361 of the Code or any corresponding provision of state Law.
(d) The Company and each Subsidiary is in full compliance with all the terms and conditions of any Tax exemption of which the Company claims the benefit of or other Tax-sharing agreement of which the Company is a party, and the consummation of the Merger will not have any adverse effect on the continued validity and effectiveness of any such Tax exemption or other Tax-sharing agreement or order. Neither the Company nor any Subsidiary is currently and never has been subject to the reporting requirements of Section 6038A of the Code. Neither the Company nor any Subsidiary has participated in (and will not participate in) an international boycott within the meaning of Section 999 of the Code. Neither the Company nor any U.S. Subsidiary has not had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States of America and such foreign country and neither the Company nor any U.S. Subsidiary has engaged in a trade or business within any foreign country.

(e) Neither the Company nor any Subsidiary has ever elected to be treated as an S-corporation under Section 1362 of the Code or any corresponding provision of Federal or state Law.
(f) The Company has not been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
(g) Neither the Company nor any Subsidiary has consummated or participated in, and is not currently participating in, any transaction which was or is a “Tax shelter” transaction as defined in Section 6662, 6011, 6111 or 6112 of the Code or the Regulations.
(h) Neither the Company nor any Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting, other than by reason of the transactions contemplated herein, for Tax purposes for a taxable period ending on or prior to the Closing Date (including, without limitation, by reason of Section 481 or 203A of the Code); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (iii) intercompany transaction or excess loss account described in Section 1502 of the Code and the Regulations thereunder (or any corresponding or similar provision of state, local or foreign income Tax Law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.
(i) Schedule 3.15(i) hereto sets forth a complete and accurate list of all agreements, rulings, settlements or other Tax documents relating to Tax incentives between Company and any Governmental Entity.
(j) No Subsidiary of the Company owned directly or indirectly is, or at any time has been, a passive foreign investment company within the meaning of Section 1297 of the Code, no Subsidiary of the Company that is not a United States person (x) is, or at any time has been, engaged in the conduct of a trade or business within the United States or treated as or considered to be so engaged or (y) has, or at any time has had, an investment in ‘United States property’ within the meaning of Section 956(c) of the Code; neither the Company nor any of its Subsidiaries is, or at any time has been, subject to (A) the dual consolidated loss provisions of the Section 1503(d) of the Code, (B) the overall foreign loss provisions of Section 904(f) of the Code or (iii) the re-characterization provisions of Section 952(c)(2) of the Code.

(k) For purposes of this Agreement, the following terms have the following meanings: “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means any and all taxes including, without limitation, (i) any net income, alternative or add-on minimum tax, estimated tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, value added, net worth, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Entity responsible for the imposition of any such tax (domestic or foreign) (a “Tax Authority”), (ii) any liability for the payment of any amounts of the type described in (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any taxable period or as the result of being a transferee or successor thereof and (iii) any liability for the payment of any amounts of the type described in (i) or (ii) as a result of any express or implied obligation to indemnify any other person.
SECTION 3.16 Vote Required. The Written Consents satisfy all requirements for votes of the holders of any classes or series of capital stock of the Company necessary to approve and adopt this Agreement, the Merger and the transactions contemplated herein.
SECTION 3.17 Assets; Absence of Liens and Encumbrances. Except as set forth in Section 3.17 of the Company Disclosure Schedule, the Company and each Subsidiary own and have the legal title to all of the tangible assets and properties and have adequate rights of every kind, nature, character and description, including, without limitation, real property and personal property (other than Intellectual Property, which is covered by Section 3.14 hereof), used or intended to be used in the conduct of the business of the Company or such Subsidiary or otherwise owned or leased by the Company or such Subsidiary and, with respect to contract rights, is a party to and enjoys the right to the benefits of all contracts, agreements and other arrangements used or intended to be used by the Company or such Subsidiary in or relating to the conduct of the business of the Company and each Subsidiary (all such properties, assets and contract rights being the “Assets”). Section 3.17(a) of the Company Disclosure Schedule sets forth a complete and accurate list and a brief description of all personal property of the Company or any Subsidiary subject to capitalized equipment leases. The Company and each Subsidiary have good and marketable title to, or, in the case of leased or subleased Assets, valid and subsisting leasehold interests in, all the Assets, free and clear of all mortgages, liens, pledges, charges, claims, defects of title, restrictions, infringements, security interests or encumbrances of any kind or character (“Liens”) except for (a) Liens for Taxes, assessments and other governmental levies, fees or charges not yet due and payable or which the taxpayer is contesting in good faith; (b) cashiers’, landlords’, mechanics’, materialmens’, carriers’, workmens’, repairmens’, contractors’ and warehousemens’ Liens and similar Liens incurred in the ordinary course of business for amounts which are not delinquent and which would not, in the aggregate, be material; (c) zoning, building codes and other land use Laws regulating the use or occupancy of any property that is the subject of a Company Lease (“Leased Real Property”) or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such Leased Real Property, and which are not violated by the current use or occupancy of such Leased Real Property or the operation of the Company and its Subsidiaries; (d) purchase money Liens securing rental payments under capital lease or operating lease arrangements; (e) easements, covenants, conditions, rights of way, restrictions and other similar charges and encumbrances of record and other encroachments and title and survey defects, none of which interfere materially with the ordinary conduct of the Company and its Subsidiaries or detract materially from the use, occupancy, value or marketability of title of the assets subject thereto ((a) through (f) collectively, “Permitted Liens”); and (g) licenses of Company Intellectual Property. The equipment of the Company and the Subsidiaries used in the operations of their business is, taken as a whole, in reasonably good operating condition and repair, ordinary wear and tear excepted.

SECTION 3.18 Real Property. The Company and the Subsidiaries do not own any real property. Section 3.18 of the Company Disclosure Schedule sets forth a list of all real property currently leased, subleased or licensed by or from the Company or any of its Subsidiaries or otherwise used or occupied by the Company or any of its Subsidiaries (to the extent required to be listed, whether or not actually listed, the “Company Leases”), including the name of the lessor, licensor, sublessor, master lessor and/or lessee, the date and term of the lease, license, sublease or other occupancy right and each amendment thereto, and, with respect to any current lease, license, sublease or other occupancy right, the size of the premises, and the aggregate annual rental payable thereunder. To Company’s knowledge, the Company and the Subsidiaries are not in violation of any zoning, building, safety or environmental ordinance, regulation or requirement or other law or regulation applicable to the operation of its owned or leased properties, nor has Company or any Subsidiary received any notice of violation of law with which it has not complied.
SECTION 3.19 Certain Interests.
(a) To the Company’s knowledge, no holder of greater than 3% of the voting power of the Company or its affiliates or any officer or director of the Company or any Subsidiary and, to the knowledge of the Company, no immediate relative or spouse (or immediate relative of such spouse) who resides with, or is a dependent of, any such officer or director:
(i) has any direct or indirect financial interest in any creditor, competitor, supplier, manufacturer, agent, representative, distributor or customer of the Company or any Subsidiary; provided, however, that the ownership of securities representing no more than 1% of the outstanding voting power of any creditor, competitor, supplier, manufacturer, agent, representative, distributor or customer, and which are listed on any national securities exchange or traded actively in the national over-the-counter market, shall not be deemed to be a “financial interest” as long as the person owning such securities has no other connection or relationship with such creditor, competitor, supplier manufacturer, agent, representative, distributor or customer and has not filed a report on Schedule 13D or 13G or Form 3 or 4 relating to such entity;
(ii) owns, directly or indirectly, in whole or in part, or has any other interest in, any tangible or intangible property that the Company or any Subsidiary uses in the conduct of its business (except for any such ownership or interest resulting from the ownership of securities in a public company on which such person has not filed a report on Schedule 13D or 13G or Form 3 or 4); or

(iii) has outstanding any indebtedness to the Company or any Subsidiary.
(b) Except for the payment of employee compensation in the ordinary course of business, consistent with past practice, neither the Company nor any Subsidiary has any liability or any other obligation under any contract or agreement (oral or in writing) to any Company Stockholder or any affiliate thereof or to any officer or director of the Company or any Subsidiary or, to the knowledge of the Company, to any immediate relative or spouse (or immediate relative of such spouse) of any such officer or director.
SECTION 3.20 Insurance Policies. Section 3.20 of the Company Disclosure Schedule sets forth (i) a true and complete list of all insurance policies to which the Company or any Subsidiary is a party or is a beneficiary or named insured as of the date hereof and (ii) any claims made thereunder or made under any other insurance policy within the past three (3) years. True and complete copies of all such policies have been made available to Parent. All premiums due on such policies have been paid, and the Company and each Subsidiary is otherwise in compliance with the terms of such policies. Neither the Company nor any Subsidiary has failed to give any notice or present any claim under any such policy in a timely fashion, except where such failure would not prejudice the Company’s or any Subsidiary’s ability to make a claim. Such insurance to the date hereof has been maintained in full force and effect and not been canceled or changed, except to extend the maturity dates thereof. Since December 31, 2007 (other than that certain letter received by the Company dated July 1, 2010) neither the Company nor any Subsidiary has received any notice or other communication regarding any actual or possible (i) cancellation or threatened termination of any insurance policy, (ii) refusal of any coverage or rejection of any claim under any insurance policy or (iii) material adjustment in the amount of the premiums payable with respect to any insurance policy.
SECTION 3.21 Restrictions on Business Activities. Neither the Company nor any Subsidiary thereof is a party to, and no asset or property of Company or any Subsidiary thereof is bound or affected by, any judgment, injunction, order, decree, contract, agreement, arrangement, commitment or undertaking (noncompete or otherwise) that could reasonably be expected to restrict or prohibit, or purports to restrict or prohibit, the Company or, following the Effective Time, the Surviving Corporation, from freely engaging in the Company’s or any of its Subsidiaries’ business as currently conducted and proposed to be conducted, from competing anywhere in the world (including any judgments, injunctions, orders, decrees or Contracts restricting the geographic area in which Company or its Subsidiaries may sell, license, market, distribute or support any products or technology or provide services or restricting the markets, customers or industries that the Company may address in operating the Company’s or any Subsidiaries’ business, restricting the prices which the Company or any Subsidiary may charge for their respective products, technology or services, or providing for most favored customer pricing provisions, rights of first refusal, rights of first negotiation or similar rights), or includes any grants by the Company or any Subsidiary of exclusive rights or licenses.

SECTION 3.22 Brokers. Except for Mooreland Partners (the “Advisor”) no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the origination, negotiation or execution of this Agreement, the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any Subsidiary. The Company has heretofore made available to Parent a complete and correct copy of all agreements between the Company and the Advisor pursuant to which such advisor would be entitled to any payment in relation to the Merger or the transactions contemplated by this Agreement. The Merger Consideration Recipients shall be responsible for any such fees paid or payable by the Company that do not constitute Company Transaction Expenses. To the Company’s knowledge, no recipient of Special Payments shall be subject to continuing obligations regarding the provision of services to Parent (or any subsidiary thereof) in consideration of the payment of any Special Payments.
SECTION 3.23 State Takeover Statutes. The Board of Directors of the Company has taken all action necessary to ensure that any restrictions on business combinations contained in the DGCL (including Section 203 of the DGCL) will not apply to the Merger and the other transactions contemplated by this Agreement. No other “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation or any anti-takeover provision in the Company’s Certificate of Incorporation or Bylaws is, or at the Effective Time will be, applicable to the Company, the shares of Company Stock, the Merger or the other transactions contemplated by this Agreement.
SECTION 3.24 Customers and Suppliers. Section 3.24 of the Company Disclosure Schedule contains a complete list of all customers of the Company who accounted for more than five percent (5%) of the Company’s and its Subsidiaries’ revenues during the fiscal years ended December 31, 2008 or December 31, 2009 or the most recent fiscal quarter ended March 31, 2010. No customer listed on Section 3.24 of the Company Disclosure Schedule has, within the past twelve (12) months, cancelled or otherwise terminated, or made any threat in writing to cancel or terminate, its relationship with the Company or any Subsidiary, or decreased materially its usage of the Company’s or any Subsidiary’s services or products. No material supplier of the Company or any Subsidiary has within the past twelve (12) months cancelled or otherwise terminated any contract with the Company prior to the expiration of the contract term, or made any threat in writing to the Company or any Subsidiary to cancel, reduce the supply or otherwise terminate its relationship with the Company or any Subsidiary. Neither the Company nor any Subsidiary has (i) breached (so as to provide a benefit to the Company that was not intended by the parties) any agreement with or (ii) engaged in any fraudulent conduct with respect to, any customer or supplier of the Company or any Subsidiary.
SECTION 3.25 Accounts Receivable; Bank Accounts. All accounts receivable of the Company and the Subsidiaries reflected on the Reference Balance Sheet are valid receivables subject to no setoffs or counterclaims and are current and currently collectible (within ninety (90) days after the date on which they first became due and payable), net of the applicable reserve for bad debts on the Reference Balance Sheet. All accounts receivable reflected in the financial or accounting records of the Company and the Subsidiaries that have arisen since the date of the Reference Balance Sheet are valid receivables subject to no setoffs or counterclaims and are current and currently collectible (within ninety (90) days after the date on which they first became due and payable), net of a reserve for bad debts in an amount proportionate to the reserve shown on the Reference Balance Sheet. Notwithstanding the foregoing, Parent hereby acknowledges that the representations set forth in this Section 3.25 shall not be construed to constitute a guarantee of collectability of any such receivables, provided, however, the Company shall not be released from any liability resulting from a breach of any representation made hereunder. Allowances for doubtful accounts and warranty returns have been prepared in accordance with U.S. GAAP consistently applied and in accordance with Company’s past practices. Section 3.25 of the Company Disclosure Schedule lists each account maintained by or for the benefit of the Company or any Subsidiary at any bank or other financial institution and the names of all persons authorized to draw thereon or make withdrawals therefrom.

SECTION 3.26 Powers of Attorney. There are no outstanding powers of attorney executed on behalf of the Company or any Subsidiary.
SECTION 3.27 Warranties. No product or service manufactured, sold, leased, licensed or delivered by the Company or any Subsidiary is subject to any guaranty, warranty, right of return, right of credit or other indemnity other than (i) the applicable standard terms and conditions of sale or lease of the Company or the appropriate Subsidiary, which are set forth in Section 3.27 of the Company Disclosure Schedule and (ii) manufacturers’ warranties for which neither the Company nor any Subsidiary has any liability. Section 3.27 of the Company Disclosure Schedule sets forth the aggregate expenses incurred by the Company and the Subsidiaries in fulfilling their obligations under their guaranty, warranty, right of return and indemnity provisions during each of the fiscal years and the interim period covered by the Company Audited Financial Statements and the Company Interim Financial Statements, and neither the Company nor any Subsidiary knows of any reason why such expenses should significantly increase as a percentage of sales in the future.
SECTION 3.28 Books and Records. The minute books and other similar records of the Company and each Subsidiary contain materially complete and accurate records of all actions taken at any meetings of the Company’s or each Subsidiary’s stockholders, Board of Directors or any committee thereof and of all written consents executed in lieu of any such meeting and no actions have been taken by the Company or any Subsidiary inconsistent with such actions or consents in any material respect.
SECTION 3.29 Foreign Corrupt Practices Act. The Company and each Subsidiary and, to the Company’s knowledge, each employee, officer, director, affiliate and agent thereof, have complied with and are in compliance with in all material respects and none of them has taken any action that has violated or would reasonably be expected to result in a failure to comply in all material respects with or a material violation of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder, the OECD Convention on Combating Bribery of Foreign Public Officials in International Transactions, dated 21 November 1977, any other Laws that prohibit commercial bribery, domestic corruption or money laundering, and the standards established by the Financial Action Task Force on Money Laundering.
SECTION 3.30 Debt. Section 3.30 of the Company Disclosure Schedule accurately lists all indebtedness of Company or any Subsidiary for money borrowed (“Debt”), including, for each item of Debt, the interest rate, maturity date and any assets securing such Debt. Except as set forth on Section 3.30 of the Company Disclosure Schedule, all Debt may be prepaid at the Closing without penalty under the terms of the agreements governing the Debt.

SECTION 3.31 No Misstatements. No representation or warranty made by the Company or any Subsidiary in this Agreement, the Company Disclosure Schedule or any certificate delivered or deliverable pursuant to the terms hereof contains or will contain any untrue statement of a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.
SECTION 3.32 Reliance. The Company makes the foregoing representations and warranties with the knowledge and expectation that Parent is placing reliance thereon.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Parent and Merger Sub hereby represent and warrant to the Company that the statements contained in this Article IV are true and correct as of the date of this Agreement (except for any such representation and warranty that expressly is made as of a specific date, which such representation and warranty shall be true and correct as of such date), subject to such qualifications as set forth in the disclosure schedule delivered by Parent to the Company concurrently with the execution of this Agreement (the “Parent Disclosure Schedule”). The Parent Disclosure Schedule shall be arranged according to specific sections in this Article IV and shall provide exceptions to, or otherwise qualify in reasonable detail, the corresponding section in this Article IV and any other section hereof where it is clear and readily apparent, upon a reading of such disclosure without any independent knowledge on the part of the reader regarding the matter disclosed, that the disclosure would apply to such other section.
SECTION 4.01 Organization and Qualification.
(a) Parent is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and otherwise hold and operate its properties and other assets and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such corporate power and authority have not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect (as defined below). The term “Parent Material Adverse Effect” means any event, change, violation, inaccuracy, circumstance or effect (regardless of whether or not such events, changes, violations, inaccuracies, circumstances or effects are inconsistent with the representations or warranties made by the Parent and Merger Sub in this Agreement) that is, or would reasonably be expected to be, individually or in the aggregate, materially adverse to the business, operations as conducted on the date hereof, condition (financial or otherwise), properties, assets (tangible or intangible), liabilities or results of operations of the Parent, except for any such events, changes, violations, inaccuracies, circumstances or effects resulting from or arising in connection with (i) any changes in general economic or business conditions or the financial or securities markets generally that do not disproportionately impact Parent relative to other participants in Parent’s industry, (ii) any changes or events affecting the industry in which Parent operates that do not disproportionately impact Parent relative to other participants in Parent’s industry, (iii) changes in any applicable Law or U.S. GAAP or international accounting standards that do not disproportionately impact Parent relative to other participants in Parent’s industry, (iv) changes caused by hostilities, acts of terrorism or war, or any material escalation of any such hostilities, acts of terrorism or war existing on the date hereof that do not disproportionately impact the Parent relative to other participants in Parent’s industry, (v) the announcement, negotiation, existence or performance of this Agreement or the transactions contemplated by this Agreement (including the loss or departure of employees or adverse developments in relationships with customers, suppliers, distributors, or other business partners), or (vi) the taking of any action required by this Agreement or that an authorized representative of the Company has requested, or expressly consented to, in writing.

(b) Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware.
SECTION 4.02 Authority Relative to This Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, and to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement. The execution and delivery of this Agreement by each of Parent and Merger Sub and the consummation by each of Parent and Merger Sub of the Merger and the other transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement (other than with respect to the Merger, the filing and recordation of appropriate merger documents as required by the DGCL and the adoption of this Agreement by Parent, in its capacity as the sole stockholder of Merger Sub). This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity.
SECTION 4.03 No Conflict; Required Filings and Consents.
(a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under (i) any provision of the Certificate of Incorporation or Bylaws of Parent and Merger Sub, as amended to date, or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Merger Sub is a party, except where such conflict, violation, default, termination, cancellation or acceleration, individually or in the aggregate, would not be material to Parent’s or Merger Sub’s ability to consummate the Merger or to perform their respective obligations under this Agreement.
(b) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger, as provided in Section 1.02, (ii) such filings and notifications as may be required to be made by Parent in connection with the Merger under the HSR Act or applicable foreign antitrust laws and the expiration or early termination of applicable waiting periods under the HSR Act or applicable foreign antitrust laws, (iii) such consents, authorizations, filings, approvals, notices and registrations as may be required under federal or state securities laws or NASDAQ rules in connection with the offer and sale of Parent Common Stock pursuant to this Agreement, and (iv) such other consents, authorizations, filings, approvals, notices and registrations which, if not obtained or made, would not be material to Parent’s or Merger Sub’s ability to consummate the Merger or to perform their respective obligations under this Agreement.

SECTION 4.04 SEC Filings; Financial Statements. Parent has timely filed all forms, reports and documents required to be filed by it with the Securities and Exchange Commission (the “SEC”) since January 1, 2007 through the date of this Agreement (collectively, the “Parent SEC Reports”). As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), the Parent SEC Reports did not contain any untrue statement of a material fact necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.
SECTION 4.05 Interim Operations of Merger Sub. Merger Sub was formed by Parent solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement. Merger Sub has no liabilities and, except for a subscription agreement pursuant to which all of its authorized capital stock was issued to Parent, is not a party to any agreement other than this Agreement and agreements with respect to the appointment of registered agents and similar matters.
SECTION 4.06 Valid Issuance of Parent Shares. The shares of Parent Common Stock to be issued pursuant to this Agreement will, when issued, be duly authorized, validly issued, fully paid and non-assessable.
SECTION 4.07 Required Financing. Parent has sufficient cash or other sources of immediately available funds, and a sufficient number of authorized but unissued shares of capital stock, to enable it to pay the Merger Consideration as required under this Agreement.
SECTION 4.08 Brokers and Finders. Except for Blackstone, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the origination, negotiation or execution of this Agreement, the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub. The Parent shall be responsible for any such fees paid or payable by Parent.
SECTION 4.09 Litigation. There is no claim, action, suit, or proceeding pending or, to the knowledge of the Parent, threatened in writing against or affecting Parent or Merger Sub (or, to the knowledge of Parent, any of its officers, directors or employees), or any of its properties before any court or arbitrator or any Governmental Entity, which would reasonably be expected to prevent, impair or materially delay the consummation of the Merger.
SECTION 4.10 Reliance. Parent and Merger Sub make the foregoing representations and warranties with the knowledge and expectation that Company is placing reliance thereon.

ARTICLE V
CONDUCT OF BUSINESSES PENDING THE MERGER
SECTION 5.01 Conduct of Business by the Company and the Subsidiaries Pending the Merger. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, except to the extent that Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed) or as otherwise expressly permitted or authorized by this Agreement, the Company shall, and shall cause each Subsidiary to, carry on its business in the usual, regular and ordinary course and in compliance with all applicable Laws and in substantially the same manner as previously conducted, to pay its debts and Taxes when due (subject to good faith disputes over such debts or Taxes), to pay or perform other obligations when due and, to the extent consistent with such business, to use all commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and consultants and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it. The Company shall use commercially reasonable efforts to promptly notify Parent of any material event or occurrence not in the ordinary course of business of the Company or any Subsidiary of which it becomes aware. The parties hereto understand and acknowledge that it is their intent to work closely together during the time period from the date hereof until the Effective Time. If Company becomes aware of a material deterioration in the relationship with any significant customer, key advertiser, key supplier or key employee or significant number of other employees of Company, it will promptly bring such information to the attention of Parent in writing.
By way of amplification and not limitation, except as specifically contemplated by this Agreement or as specifically set forth in Section 5.01 of the Company Disclosure Schedule, the Company shall not, and shall not permit any Subsidiary to, between the date of this Agreement and the Effective Time, directly or indirectly, authorize, do, or propose to do, any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed):
(a) amend or otherwise change its Certificate of Incorporation or Bylaws or equivalent organizational documents;
(b) issue, sell, pledge, dispose of, grant, encumber, authorize or propose the issuance, sale, pledge, disposition, grant or encumbrance of any shares of its capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to issue, deliver, sell or cause to be issued delivered or sold, any shares of such capital stock or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Subsidiary, except pursuant to the terms of options, warrants or preferred stock outstanding on the date of this Agreement;

(c) sell, lease, license, pledge, grant, encumber (other than Permitted Liens) or otherwise dispose of any of its properties or assets which are material, individually or in the aggregate, to its business outside of the ordinary course of business;
(d) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;
(e) split, combine, subdivide, redeem or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or purchase or otherwise acquire (or grant any rights to have purchased or otherwise acquired), directly or indirectly, any shares of its capital stock or any options, warrants, convertible securities or other rights of any kind, except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service by such party;
(f) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest or any assets in any corporation, partnership, other business organization or any division thereof;
(g) institute or settle any Legal Proceeding;
(h) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances;
(i) authorize any capital expenditure in excess of $25,000 in the aggregate;
(j) enter into any lease or contract for the purchase or sale of any real property or material personal property;
(k) waive or release any material right or claim;
(l) increase, or agree to increase, the compensation or benefits payable, or to become payable, to its officers or employees or grant any severance or termination pay to, or enter into any employment or severance agreement with, any of its directors, officers or other employees, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other Plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee; provided, however, that the foregoing provisions of this subsection shall not apply to any amendments to employee benefit plans described in Section 3(3) of ERISA that may be required by Law or that are contemplated or provided for by this Agreement;
(m) accelerate, amend or change the period of exercisability or the vesting schedule of restricted stock or Company Options granted under any option plan, employee stock plan or other agreement or authorize cash payments in exchange for any Company Options granted under any of such plans except as specifically required by the terms of such plans or any such agreement or any related agreement in effect as of the date of this Agreement and disclosed in the Company Disclosure Schedule;

(n) extend any offers of employment to potential employees, consultants or independent contractors or terminate any existing employment relationships;
(o) amend or terminate any Material Contract or enter into, amend or terminate any contract that would be a Material Contract;
(p) enter into, amend or terminate any contract, agreement, commitment or arrangement that, if fully performed, would not be permitted under this Section 5.01;
(q) other than in the ordinary course of business consistent with past practice, enter into any licensing, distribution, OEM agreements, sponsorship, advertising, merchant program or other similar contracts, agreements or obligations that may not be cancelled without penalties by the Company upon notice of thirty (30) days or less;
(r) enter into any contract or agreement outside the ordinary course of business that is material to the business, results of operations or financial condition of the Company;
(s) other than paying the Company Transaction Expenses or any Debt, pay, discharge or satisfy any material claim, liability or obligation (absolute, accrued, asserted, unasserted, contingent or otherwise) other than in the ordinary course of business and consistent with past practices;
(t) take any action resulting in a material change, with respect to accounting policies, principles or procedures, including for the avoidance of doubt as related to accounts payable, accounts receivable and the recognition of deferred revenue;
(u) make or change any Tax or accounting election, change any annual accounting period, adopt or change any accounting method, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Company or any Subsidiary, surrender any right to claim refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or any Subsidiary, or take any other action outside the ordinary course of business that would have the effect of increasing the Tax liability of the Company or any Subsidiary or Parent;
(v) other than in the ordinary course of business, (i) sell, assign, lease, terminate, abandon, transfer, permit to be encumbered (other than Permitted Liens) or otherwise dispose of or grant any security interest in and to any item of the Company Intellectual Property, in whole or in part, (ii) grant any license with respect to any Company Intellectual Property, other than non-exclusive licenses granted to customers of the Company or any Subsidiary, or (iii) disclose, or allow to be disclosed, any confidential Company Intellectual Property, unless such Company Intellectual Property is subject to a confidentiality or non-disclosure covenant protecting against disclosure thereof;

(w) enter into any agreement to develop, create or invent any Intellectual Property jointly with any third party;
(x) revalue any of its assets, including writing down the value of inventory or writing off notes or accounts receivable;
(y) fail to maintain its equipment and other assets in good working condition and repair according to the standards it has maintained up to the date of this Agreement, subject only to ordinary wear and tear;
(z) take any action that would cause there to be a Company Material Adverse Effect;
(aa) permit any insurance policy naming it as a beneficiary or a loss payable payee to be cancelled or terminated without notice to Parent;
(bb) except as required by U.S. GAAP, write off as uncollectible, or establish any extraordinary reserve with respect to, any account receivable or other indebtedness in excess of $10,000 with respect to a single matter, or in excess of $25,000 in the aggregate; or
(cc) take, or agree in writing or otherwise to take, authorize the entrance into, or enter into any contract or agreement to do any of the actions described in subsections (a) through (bb) above.
SECTION 5.02 Litigation. The Company shall notify Parent in writing promptly after learning of any claim, action, suit, arbitration, mediation, proceeding or investigation by or before any court, arbitrator or arbitration panel, board or other Governmental Entity initiated by it or against it, or known by the Company to be threatened against the Company, its Subsidiaries or any of their respective officers, directors, employees or stockholders in their capacity as such.
SECTION 5.03 Notification of Certain Matters. Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, as applicable, of (i) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which would be likely to cause (x) any representation or warranty contained in this Agreement by such party to be untrue or inaccurate or (y) any covenant or agreement made by such party or any condition for the benefit of the other party contained in this Agreement not to be complied with or satisfied, in the case of each of clauses (x) and (y), such that the conditions set forth in Article VII could not be satisfied prior to the Outside Date or will not be satisfied prior to the Effective Date; (ii) any failure or inability of Parent or the Company, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder in any material respect; and (iii) to the knowledge of the Company, any breach of any representation, warranty, covenant or agreement by any Person that has executed and delivered the form of written consent in Exhibit A where such breach could be material to the consummation of the transactions contemplated by this Agreement; provided, however, that the delivery of any notice pursuant to this Section 5.03 shall not limit or otherwise affect the rights or remedies available hereunder or otherwise to the party receiving such notice.

ARTICLE VI
ADDITIONAL AGREEMENTS
SECTION 6.01 Access to Information; Confidentiality.
(a) From the date of this Agreement to the Effective Time, the Company shall: (i) provide to Parent (and its officers, directors, employees, accountants, consultants, legal counsel, advisors, agents and other representatives (collectively, “Representatives”)) access at reasonable times upon prior notice to the directors, officers, key employees, agents, properties, offices and other facilities of the Company and the Subsidiaries and to the files, books and records thereof and (ii) furnish promptly such information concerning the business, properties, contracts, assets, technology, liabilities, personnel and other aspects of the Company and the Subsidiaries as Parent or its Representatives may reasonably request.
(b) The parties shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Non-Disclosure Agreement, dated June 8, 2009 (the “Non-Disclosure Agreement”), between the Company and Parent.
SECTION 6.02 No Solicitation of Transactions.
(a) The Company will not, directly or indirectly, and will instruct its Representatives not to, directly or indirectly, solicit, initiate or encourage (including by way of furnishing nonpublic information), or take any other action to facilitate, any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) that constitutes, or may reasonably be expected to lead to, any Competing Transaction (as defined below), or enter into or maintain or continue discussions or negotiate with any person in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction, or authorize or permit any of the officers, directors or employees of the Company, or any investment banker, financial advisor, attorney, accountant or other representative retained by the Company, to take any such action, or enter into any non-disclosure agreement or similar arrangement or share confidential information with any third party. The Company will notify Parent promptly after receipt by the Company (or any of its officers, directors, employees, agents, advisors or other representatives) of any proposal for, or inquiry respecting, any Competing Transaction, or any request for nonpublic information in connection with such proposal or inquiry or for access to the properties, books or records of the Company by any person that informs or has informed the Company that it is considering making or has made such a proposal or inquiry, subject to confidentiality obligations that may be owed to third parties. Such notice to Parent shall indicate in reasonable detail the identity of the person making such proposal or inquiry and the terms and conditions of such proposal or inquiry (including copies of any written proposals or inquiries or, in the case of oral proposals or inquiries, a complete summary of the terms thereof), subject to confidentiality obligations that may be owed to third parties. The Company immediately shall cease and cause to be terminated all existing discussions or negotiations with any parties conducted heretofore with respect to a Competing Transaction. The Company agrees not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section 6.02(a) by any officer, director, affiliate or employee of Company or any investment banker, attorney or other advisor or representative of Company will be deemed to be a breach of this Section 6.02(a) by Company.

(b) A “Competing Transaction” means any of the following involving the Company or any Subsidiary (other than the Merger and the other transactions contemplated by this Agreement): (i) a merger, consolidation, share exchange, business combination or other similar transaction; (ii) any sale, lease, exchange, transfer or other disposition of a material portion of the assets or debt or equity securities of such party; (iii) a tender offer or exchange offer for 15% or more of the outstanding voting securities of such party or (iv) any solicitation in opposition to approval by the Company Stockholders of this Agreement, the Merger and the transactions contemplated herein.
SECTION 6.03 Employee Benefits Matters.
(a) All employees of the Company and the Subsidiaries shall continue in their existing benefit plans until such time as, in Parent’s sole discretion and no sooner than the Effective Time, an orderly transition can be accomplished to employee benefit plans and programs maintained by Parent for its and its affiliates’ employees and in connection with such transition, Parent shall take such reasonable actions, to the extent permitted by Parent’s benefits programs, as are necessary to allow eligible employees of the Company and the Subsidiaries to participate in the health, welfare and other benefit programs of Parent or alternative benefits programs in the aggregate that are substantially equivalent to those applicable to employees of Parent in similar functions and positions on similar terms (it being understood that equity incentive plans are not considered employee benefits). Pending such action, Parent shall maintain the effectiveness of the Company’s and each Subsidiary’s benefit plans.
(b) Parent intends, prior to the Effective Time, to enter into retention agreements or offer letters (each, an “Employment Arrangement”) with the individuals set forth on Schedule 7.02(f) hereto. Except as otherwise set forth in the Employment Arrangements, Parent shall assume and honor any obligations of the Company under those existing employment or similar agreements set forth on Section 3.11(a) of the Company Disclosure Schedule.
(c) Prior to the Effective Time, the Company shall take all necessary actions to seek the requisite stockholder approval under Section 280G(b)(5) of the Code (in a manner reasonably satisfactory to Parent) seeking approval of any payments or benefits that would be considered “excess parachute payments” within the meaning of Section 280G of the Code and shall require all “disqualified individuals” within the meaning of Section 280G of the Code to subject their existing benefits and payments to the stockholder approval requirements of Section 280G(b)(5) of the Code, as contemplated in the Treasury Regulations promulgated thereunder to the extent necessary to satisfy the vote requirements of Section 280G(b)(5) of the Code. The Company further agrees that whether or not its stockholders approve any such excess parachute payments, neither Parent nor the Surviving Corporation shall have any responsibility or liability with respect to any excise taxes owed by the recipients of any such payments.

(d) The Company shall take all necessary corporate action to maintain its 401(k) plan (the “401(k) Plan”) through the Effective Date.
(e) The Company and, as applicable, each Company ERISA Affiliate agree to terminate any and all group severance, separation or salary continuation plans, programs or arrangements immediately prior to Closing (other than contractual obligations in respect of severance set forth in employment agreements or offer letters previously disclosed to Parent and set forth on Section 3.11(a) of the Company Disclosure Schedule).
(f) The provisions of this Section 6.03 are for the sole benefit of the parties to this Agreement and nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any Person (including for the avoidance of doubt, any employee of the Company), other than the parties hereto and their respective permitted successors and assigns, any legal or equitable or other rights or remedies (with respect to the matters provided for in this Section 6.03) under or by reason of any provision of this Agreement. Nothing in this Section 6.03 shall amend, or be deemed to amend, any Plan or any compensation or benefit plan, program, agreement or arrangement of Parent. Nothing in this Section 6.03 shall prevent the amendment or termination of any Plan by Parent, the Surviving Corporation or their respective subsidiaries and affiliates.
SECTION 6.04 Further Action; Consents; Filings.
(a) Upon the terms and subject to the conditions hereof, each of the parties hereto shall use its reasonable best efforts to (i) take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Merger and the other transactions contemplated by this Agreement as promptly as reasonably practicable, (ii) obtain from any Governmental Entity or any other person all consents, licenses, permits, waivers, approvals, authorizations or orders and send any notices, in each, which are required to be obtained, made or sent by Parent or the Company or any of their subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement, including those required under the HSR Act, if any, and (iii) make all necessary filings and notifications, and thereafter make any other required submission or application, with respect to this Agreement, the Merger and the other transactions contemplated by this Agreement required under applicable Law. The parties hereto shall cooperate with each other in connection with the making of all such filings, applications and submissions including by providing copies of all such documents to the nonfiling party and its advisors prior to filing and, if requested, by accepting all reasonable additions, deletions or changes suggested in connection therewith.

(b) Parent and the Company shall file as soon as practicable after the date hereof notifications, if any, required under the HSR Act and each of Parent and the Company shall use commercially reasonable efforts to respond as promptly as practicable to all reasonable inquiries or requests and to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other Federal, state or foreign statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, “Antitrust Laws”). The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Laws. Notwithstanding the provisions of the immediately preceding sentence, it is expressly understood and agreed that Parent shall have no obligation to litigate or contest any administrative or judicial action or proceeding or any Antitrust Order. Each of Parent and Company shall use all reasonable efforts to take such actions as may be required to cause the expiration of the waiting periods under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement; provided, however, that nothing contained herein shall require either party to seek early termination of any such waiting period under the Antitrust Laws.
(c) Notwithstanding anything to the contrary in Section 6.04(a) or (b), (i) neither Parent nor any of its subsidiaries shall be required to divest (including, without limitation, through a licensing arrangement) any of their respective businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation that would reasonably be expected to have a Parent Material Adverse Effect and (ii) neither the Company nor any Subsidiary shall be required to divest (including, without limitation, through a licensing arrangement) any of its respective businesses, product lines or assets, or to take or agree to take any other action or agree to any limitation that would reasonably be expected to have a Company Material Adverse Effect.
(d) From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, each party shall promptly notify the other party in writing of any pending or, to the knowledge of such party, threatened action, proceeding or investigation by any Governmental Entity or any other person (i) challenging or seeking damages in connection with this Agreement or the transactions contemplated hereunder or (ii) seeking to restrain or prohibit the consummation of the Merger or the transactions contemplated hereunder or otherwise limit the right of Parent or its subsidiaries to own or operate all or any portion of the business, assets or properties of the Company.
SECTION 6.05 Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other substantially similar Taxes and fees incurred in connection with this Agreement (collectively, “Transfer Taxes”) shall be paid, one-half (1/2) by the Company Participants and one-half (1/2) by Parent, when due, and the Company Participants will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes.
SECTION 6.06 Satisfaction of Conditions Precedent. Each of the parties hereto will use its commercially reasonable efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Article VII as promptly as reasonably possible, and will use its commercially reasonable efforts to cause the transactions provided for herein to be consummated as promptly as reasonably possible.

SECTION 6.07 No Public Announcement. No party hereto shall directly or indirectly issue any press release, public statement other announcement relating to the terms of this Agreement or the transactions contemplated hereby or use any party’s name or refer to any party directly or indirectly in connection with the parties’ relationships hereunder in any media interview, advertisement, news release, press release or professional or trade publication, or in any print media or public forum, whether or not in response to an inquiry, without the prior written approval of Parent, on the one hand, and the Stockholders Representative, on the other hand, unless required by law (in which event a satisfactory opinion of counsel to that effect shall be first delivered to the other parties prior to any such disclosure). Notwithstanding anything herein or in the Non-Disclosure Agreement, after the date of this Agreement, Parent may issue such press releases, file a report on Form 8-K or make such other public statements regarding this Agreement or the transactions contemplated hereby as Parent may, in its reasonable discretion, determine are advisable or are required under the securities Laws or rules of any exchange on which Parent’s capital stock is listed.
SECTION 6.08 Expenses. All costs and expenses incurred in connection with this Agreement, the Merger and other transactions contemplated by this Agreement (including, without limitation, the fees and expenses of financial advisors, accountants and legal counsel) (i) if incurred by Parent and Merger Sub, shall be paid by Parent, whether or not the Merger is consummated, (ii) if incurred by the Company Stockholders, shall be paid by the Company Stockholders, whether or not the Merger is consummated and (iii) if incurred by the Company, shall be paid, if the Merger is consummated, as Company Transaction Expenses and if the Merger is not consummated, by the Company.
SECTION 6.09 Preliminary Closing Consideration Schedule. Prior to the Effective Time, the Company shall prepare a schedule (the “Preliminary Closing Consideration Schedule”) showing an estimate of the amount and (as reasonably estimated by the Company) type of the Closing Equityholder Consideration to be paid to each Closing Consideration Recipient and each Closing Consideration Recipient’s respective portion of the Escrow Amount, together, if requested by Parent, with reasonable supporting documentation for such calculation.
SECTION 6.10 State Takeover Statutes. In the event that any “fair price,” “moratorium,” “control share acquisition,” or other anti-takeover statute or regulation or any anti-takeover provision of the Company’s Certificate of Incorporation or Bylaws is or becomes, or at the Effective Time will be, applicable to the Company, shares of Company Stock, the Merger or the other transactions contemplated by this Agreement, the Company, at the direction of the Board of Directors, shall use its reasonable best efforts to ensure that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms and subject to the conditions set forth in this Agreement, and otherwise to minimize the effect of such statute or regulation on this Agreement and the transactions contemplated hereby.
SECTION 6.11 Termination of the Company’s Agreements. Prior to the Closing Date, the Company shall cause the termination of the agreements set forth on Schedule 6.11 hereto (the “Existing Investment Documents”), in each case, in accordance with and subject to their terms.

SECTION 6.12 Securities Laws.
(a) As promptly as practical following the date hereof, the Company shall, in conformity with applicable Law, use commercially reasonable efforts to obtain written consents in substantially the form of Exhibit A executed by the requisite holders of capital stock of the Company.
(b) The Company shall use its commercially reasonable efforts to assist Parent, to the extent necessary, to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the Merger. Without limiting the foregoing, Company covenants and agrees to undertake any or all the following:
(i) The Company will provide Parent, not less than two (2) business days prior to circulating to the recipients thereof, a draft of any document that Company intends to provide to the Company Stockholders to be used in connection with obtaining the Written Consent (each. a “Consent Request Document”). Parent shall have the right to review and comment on any Consent Request Document and the Company shall use reasonable efforts to include any comments reasonably provided by Parent in such documents.
(ii) If so requested by Parent, Company will use all reasonable efforts to assist Parent in compliance with alternative exemption to Rule 506; provided further that Parent shall have no obligation to make any such request.
(c) Each certificate representing Parent Common Stock issued in the Merger may bear the following legend:
“THE SALE AND ISSUANCE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAW OF ANY STATE OR OTHER JURISDICTION. THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE DISTRIBUTION THEREOF. THESE SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED, OR TRANSFERRED UNLESS A REGISTRATION STATEMENT UNDER THE ACT IS IN EFFECT AS TO THESE SECURITIES AND SUCH OFFER, SALE, PLEDGE, OR TRANSFER IS IN COMPLIANCE WITH APPLICABLE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION OR THERE IS AN OPINION OF COUNSEL OR OTHER EVIDENCE, SATISFACTORY TO THE CORPORATION THAT AN EXEMPTION THEREFROM IS AVAILABLE AND THAT SUCH OFFER, SALE, PLEDGE, OR TRANSFER IS IN COMPLIANCE WITH APPLICABLE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION.”

(d) Notwithstanding anything herein to the contrary, from the date hereof until the Effective Time, the Company shall not issue any shares of capital stock to any Person whom the Company does not reasonably believe to be an Accredited Investor, except pursuant to the terms of Company Options, Company Warrants or Company Preferred Stock outstanding on the date of this Agreement.
(e) When the shares of Parent Common Stock issued in connection with the Merger become eligible for resale under Rule 144 of the Securities Act, Parent will use its commercially reasonable efforts to provide any consents or legal opinions necessary to allow the holders of such stock to sell the shares of Parent Common Stock issued in the Merger, subject to trading windows, compliance with Parent’s insider trading policy and applicable Law.
SECTION 6.13 Officers’ and Directors’ Indemnification.
(a) Parent and Merger Sub agree that all rights to indemnification or exculpation existing in favor of, and all limitations on the personal liability of, each present and former director, officer, employee, fiduciary and agent of the Company (the “D&O Indemnified Parties”) provided for in the Certificate of Incorporation or By-Laws or otherwise in effect as of the date hereof shall continue in full force and effect for a period of six (6) years from the Effective Time; provided, however, that all rights to indemnification in respect of any claims (each a “Claim”) asserted or made within such period shall continue until the disposition of such Claim. From and after the Effective Time, Parent and the Surviving Corporation also agree to indemnify and hold harmless the present and former officers and directors of the Company in respect of acts or omissions occurring prior to the Effective Time to the extent provided in any written indemnification agreements with the Company as disclosed on Section 3.12 of the Company Disclosure Schedule. The Company hereby represents to Parent that no claim for indemnification has been made by any officer or director of the Company.
(b) Immediately prior to the Effective Time, the Surviving Corporation or the Parent shall purchase an extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance coverage for the directors and officers of the Company in a form acceptable to the Stockholders’ Representative that shall provide such directors and officers with coverage for six (6) years following the Effective Time of not less than the existing coverage and have other terms not materially less favorable to the insured persons than the directors’ and officers’ liability insurance coverage presently maintained by the Company (the “D&O Tail Policy”). Parent shall, and shall cause the Surviving Corporation to, maintain such policy in full force and effect, and continue to honor the obligations thereunder. The premium payable in connection with such extended reporting period endorsement shall be included as a Company Transaction Expense.
(c) The obligations under this Section 6.13 shall not be terminated or modified in such a manner as to adversely affect any Person to whom this Section 6.13 applies without the consent of such affected Person (it being expressly agreed that the D&O Indemnified Parties to whom this Section 6.13 applies shall be third party beneficiaries of this Section 6.13 and shall be entitled to enforce the covenants contained herein). In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, assume the obligations set forth in this Section 6.13.

SECTION 6.14 Provision Respecting Legal Representation. Each of the parties to this Agreement hereby agrees, on its own behalf and on behalf of its directors, members, partners, officers, employees and Affiliates, that Goodwin Procter LLP may serve as counsel to each and any holder of Company Stock and their respective Affiliates (individually and collectively, the “Holder Group”), on the one hand, and the Company, on the other hand, in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and that, following consummation of the transactions contemplated hereby, Goodwin Procter LLP (or any successor) may serve as counsel to the Stockholders’ Representative, Holder Group or any director, member, partner, officer, employee or Affiliate of the Holder Group, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement notwithstanding such representation and each of the parties hereto hereby consents thereto and waives any conflict of interest arising therefrom, and each of such parties shall cause any Affiliate thereof to consent to waive any conflict of interest arising from such representation.
ARTICLE VII
CONDITIONS TO THE MERGER
SECTION 7.01 Conditions to the Obligations of Each Party. The respective obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following conditions:
(a) No Order. No Governmental Entity or court of competent jurisdiction located or having jurisdiction in the United States shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, decree, judgment, injunction or other order, whether temporary, preliminary or permanent (each an “Order”) which is then in effect and has the effect of making the Merger or any other transaction contemplated by this Agreement illegal or otherwise prohibiting consummation of the Merger or any such transaction;
(b) Litigation. There shall not be pending and not withdrawn, any action, proceeding or counterclaim by or on behalf of any Governmental Entity challenging this Agreement, the Merger or any of the other transactions contemplated by this Agreement; and
(c) Antitrust Laws. All waiting periods (and any extensions thereof) and all other approvals, clearances, filings and notices, applicable to the consummation of the Merger and the other transactions contemplated hereby under the HSR Act or foreign Antitrust Laws shall have expired or been terminated or been obtained or made.

SECTION 7.02 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:
(a) Representations and Warranties. Each of the representations and warranties made by the Company in this Agreement shall be true and correct in all material respects (without giving effect to any qualifications with respect to materiality or Company Material Adverse Effect included therein) as of the Effective Time with the same force and effect as if made on and as of the Effective Time, except that those representations and warranties that address matters only as of a particular date shall remain true and correct as of such date and Parent shall have received a certificate of the Chief Executive Officer of the Company, dated as of the Closing Date, to such effect;
(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time and Parent shall have received a certificate of the Chief Executive Officer of the Company, dated as of the Closing Date, to that effect;
(c) Approvals. The Company shall have received all authorizations, consents, orders and approvals (i) required by any Governmental Entity or official, if any, (ii) set forth in Section 7.02(c) and (iii) pursuant to the Written Consent, the requisite approval of the Company Stockholders holding at least 66% of the Company Stock (on an as-converted basis) outstanding immediately prior to the Effective Time;
(d) Verizon Agreement. The Verizon Consent Agreement shall remain in full force and effect;
(e) No Company Material Adverse Effect. No event or events shall have occurred, or would be reasonably likely to occur, which, individually or in the aggregate, have, or would reasonably be expected to have, a Company Material Adverse Effect;
(f) Employment Arrangements. At least 80% of the individuals set forth on Schedule 7.02(f), including each individual identified with a “*” on such Schedule, shall have executed, prior to the Closing, an Employment Arrangement effective as of the Closing and such Employment Arrangements shall remain in full force and effect and have not been anticipatorily breached or repudiated by such individual;
(g) Escrow Agreement. The Stockholders’ Representative shall have entered into the Escrow Agreement;
(h) Termination of Employee Plans. The Company shall have terminated the Plans set forth on Schedule 7.02(h), and the Company shall have provided Parent with evidence as to the termination of such Plans;
(i) Termination of Company Warrants. All Company Warrants shall have been terminated (or will be terminated at the Effective Time) and all other rights to acquire shares of Company Stock including, without limitation, the warrants held by Verizon, Silicon Valley Bank and Michael Mulica shall have been terminated or will be terminated at the Effective Time, and the Company shall have provided Parent with evidence as to such termination.

(j) Secretary’s Certificate. Parent shall have received (i) a certificate executed by the Secretary of the Company in the form attached hereto as Exhibit 7.02(j) certifying as to matters customary for a transaction of this sort, including, without limitation, the true and correct copies of the Company’s current Certificate of Incorporation and Bylaws and copies of the resolutions of the Company’s Board of Directors and the Company Stockholders approving and adopting this Agreement and the transactions relating hereto;
(k) FIRPTA Compliance. The Company shall, prior to the Closing Date, provide Parent with a properly executed Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”) Notification Letter, which states that shares of capital stock of the Company do not constitute “United States real property interests” under Section 897(c) of the Code, for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3). In addition, simultaneously with delivery of such Notification Letter, the Company shall have provided to Parent, as agent for the Company, a form of notice to the Internal Revenue Service in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2) along with written authorization for Parent to deliver such notice form to the Internal Revenue Service on behalf of the Company upon the consummation of the Merger;
(l) Board and Officer Resignations. The Company shall have received written letters of resignation, in the form attached hereto as Exhibit 7.02(l), from each of the current members of the Board of Directors (or other applicable governing bodies) and officers of the Company and each Subsidiary, in each case effective at the Effective Time;
(m) Termination of the Company’s Agreements. The Existing Investment Documents shall have been terminated or shall have terminated in accordance with their terms, in each case effective at the Effective Time;
SECTION 7.03 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (where permissible) of the following additional conditions:
(a) Representations and Warranties. Each of the representations and warranties made by Parent and Merger Sub in this Agreement shall be true and correct in all material respects (without giving effect to any qualifications with respect to materiality or Company Material Adverse Effect included therein) as of the Effective Time except that those representations and warranties that address matters only as of a particular date shall remain true and correct as of such date, and the Company shall have received a certificate of a duly authorized officer of Parent, dated as of the Closing Date, to that effect;
(b) Agreements and Covenants. Each of Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and the Company shall have received a certificate of a duly authorized officer of Parent to that effect; and

ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER
SECTION 8.01 Termination. Other than as provided in Section 8.02, this Agreement may be terminated and the Merger and the other transactions contemplated by this Agreement may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the transactions contemplated by this Agreement, as follows:
(a) by mutual written consent of Parent and the Company duly authorized by the Boards of Directors of each of Parent and the Company, respectively;
(b) by either Parent or the Company if the Effective Time shall not have occurred on or before August 31, 2010, which date may be further extended to September 30, 2010 at Parent’s option (exercised prior to the then applicable Outside Date) (as applicable, the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been a principal cause of, or resulted in, the failure of the Effective Time to occur on or before the Outside Date;
(c) by either Parent or the Company upon the issuance of any Order which is final and nonappealable which would prevent the consummation of the Merger;
(d) by Parent upon a material breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Sections 7.02(a) and 7.02(b) could not reasonably be expected to be satisfied prior to the Outside Date (“Terminating Company Breach”); provided, however, that, if such Terminating Company Breach is curable by the Company through the exercise of its commercially reasonable efforts and for so long as the Company continues to exercise such commercially reasonable efforts, Parent may not terminate this Agreement under this Section 8.01(d) unless such breach is not cured within thirty (30) days after notice thereof is provided by Parent to the Company (but no cure period is required for a breach which, by its nature, cannot be cured);
(e) by the Company upon a material breach of any representation, warranty, covenant or agreement on the part of Parent and Merger Sub set forth in this Agreement, or if any representation or warranty of Parent and Merger Sub shall have become untrue, in either case such that the conditions set forth in Sections 7.03(a) and 7.03(b) could not reasonably be expected to be satisfied prior to the Outside Date (“Terminating Parent Breach”); provided, however, that, if such Terminating Parent Breach is curable by Parent and Merger Sub through the exercise of their respective commercially reasonable efforts and for so long as Parent and Merger Sub continue to exercise such commercially reasonable efforts, the Company may not terminate this Agreement under this Section 8.01(e) unless such breach is not cured within thirty (30) days after notice thereof is provided by the Company to Parent (but no cure period is required for a breach which, by its nature, cannot be cured); or

(f) by Parent at any time within two (2) and five (5) business days of the date hereof, if the Agreement and the Merger has not been approved and adopted as provided herein pursuant to the Written Consent in accordance with applicable Law and the Certificate of Incorporation and Bylaws and copies of the executed consents in the form of Exhibit A constituting the Written Consent have not been delivered to Parent no later than the day after the execution of the Agreement.
SECTION 8.02 Effect of Termination. In the event of termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, there shall be no liability under this Agreement on the part of Parent, Merger Sub or the Company or any of their respective affiliates, officers or directors, and all rights and obligations of each party hereto shall cease; provided, however, that (i) Section 6.01(b), Section 6.07, Section 8.02, and Article X shall remain in full force and effect and survive any termination of this Agreement and (ii) nothing herein shall relieve any party from liability for the willful breach of any of its representations or warranties or the breach of any of its covenants or agreements set forth in this Agreement.
SECTION 8.03 Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. No delay in the enforcement of any rights in connection with this Agreement shall constitute a waiver of any right or remedy.
ARTICLE IX
INDEMNIFICATION
SECTION 9.01 Survival of Representations and Warranties. The representations and warranties of Parent, Merger Sub, the Company and the Company Participants contained in this Agreement and any other document or certificate delivered pursuant to this Agreement, including, without limitation, the Investment Representation Letters (collectively, the “Acquisition Documents”) shall terminate and be of no further force and effect at the date that is the later of the dates specified in clause (a) or (b) of this Section 9.01 (and such specified survival period shall supersede any other applicable statute of limitations period):
(a) (i) Except as to the items specified in clause (a)(ii) of this Section 9.01, at 11:59 p.m. Eastern Time on the date that is twenty-one (21) months following the Closing Date; or
(ii) with respect to representations and warranties contained in Section 3.01 (Organization, Good Standing and Qualification), Section 3.03 (Subsidiaries), Section 3.04 (Capitalization), including, for the avoidance of doubt, the Closing Consideration Schedule and the Earn-Out Consideration Schedule), Section 3.05 (Authority Relative to This Agreement), Section 3.14 (Intellectual Property), Section 3.15 (Taxes), and the representations and warranties of the Company Participants contained in the Investment Representation Letters relating to their status as Accredited Investors (collectively, but excluding Section 3.14, the “Fundamental Representations”), at the expiration of the applicable statute of limitations; or

(b) with respect to (but only with respect to) any representation or warranty that is the subject of a claim or demand for which written notice of such claim or demand is properly delivered on or prior to the relevant date described in clause (i) or (ii) of Section 9.01(a), at the final resolution of such claim or demand described in such properly delivered written notice.
The respective covenants and obligations of the parties hereto set forth in this Agreement or in the Acquisition Documents shall survive until satisfied in accordance with their respective terms. The parties acknowledge that the time periods set forth in this Section 9.01 and elsewhere in this Agreement for the assertion of claims and notices under this Agreement are the result of arms’-length negotiation among the parties and that they intend for the time periods to be enforced as agreed by the parties. The parties further acknowledge that the time periods set forth in this Section 9.01 and elsewhere in the Agreement may be shorter than otherwise provided by law.
SECTION 9.02 Indemnification by the Company Participants.
(a) After the Effective Time, Parent and its affiliates (including, after the Effective Time, the Surviving Corporation), officers, directors, managers, employees, agents, successors and assigns (collectively, the “Parent Indemnified Parties”) shall be indemnified and held harmless by the Company Participants, severally in proportion to their Pro Rata Percentage, and not jointly, for any and all Losses arising out of or resulting from:
(i) any inaccuracy or breach of any representation or warranty (disregarding for purposes of this Section 9.02(a)(i) any “material”, “in all material respects”, “Company Material Adverse Effect” or similar qualification contained therein or with respect thereto both for purposes of determining whether a representation or warranty is true and correct and for purposes of calculating Losses) made by the Company or any Company Participant in the Acquisition Documents;
(ii) the breach of any covenant or agreement made by the Company or any Company Participant in the Acquisition Documents;
(iii) in the event that any Company Stockholder properly exercises appraisal rights under applicable Law, the amount, if any, by which the fair market value (determined in accordance with applicable Law) of the Dissenting Shares exceeds the amount such Company Stockholder was otherwise entitled to receive pursuant to Sections 2.01 and 2.02 of this Agreement;
(iv) any Company Transaction Expenses which were unpaid as of immediately prior to the Effective Time (other than those actually paid at the Effective Time in accordance with the terms of this Agreement) and have not been taken into account in the calculation of the Final Net Working Capital Schedule;

(v) any cost, loss or other expense (including the value of any Tax deduction lost) as a result of the application of Section 280G of the Code to any of the transactions contemplated by this Agreement plus any necessary gross up amount;
(vi) notwithstanding any items or statements set forth on, or referenced in, the Company Disclosure Schedule, any cost, loss or other expense or Liability, third party or otherwise, (1) relating to claims in respect of or arising out of the Prior Merger Agreements, (2) resulting from any undisclosed liability in any of the Company’s Subsidiaries (expressly excluding FusionOne Eesti OU) or reasonable out-of-pocket costs related to the winding down of such Subsidiaries, including the payment of any taxes or penalties in respect thereof, (3) arising from the violation by the Company or any Subsidiary of any employment or labor Law or breach by the Company or any Subsidiary of any written agreement involving, in each case, the employees of FusionOne Eesti OU, (4) owed to Verizon on account of, or any Loss stemming from, the release of source code under any agreement between the Company and Verizon based on the transactions contemplated herein, (5) paid in respect of any dispute with Asurion Corporation or (6) paid in satisfaction of indemnity claims made against the Company arising from previously settled patent infringement lawsuits in an amount greater than the aggregate amount reserved in respect thereof as a Current Liability and taken into account in the calculation of Net Working Capital;
(vii) any claims for indemnification or expense reimbursement by or in respect of any current or former officer, director or agent of the Company with respect to any matter which, if brought against the Company, would have been a Loss for which an indemnified party would have been entitled to indemnification pursuant to this Section 9.02, in each case, in excess of the amounts, if any, recoverable under the D&O Tail Policy; or
(viii) defending any third-party claim alleging the occurrence of facts or circumstances that, if true, would entitle an Indemnified Party to indemnification hereunder.
(b) As used herein, “Losses” are not limited to matters asserted by third parties, but include Losses actually incurred or sustained by any of the Parent Indemnified Parties in the absence of claims by third parties.
(c) Notwithstanding anything to the contrary contained in this Agreement, except with respect to (1) claims based on fraud or intentional misrepresentation or misconduct, (2) any Losses for which indemnification may be sought pursuant to Section 9.02(a)(i) for breaches of Fundamental Representations, (3) any Losses for which indemnification may be sought pursuant to Section 9.02(a)(i) for breaches of the representations and warranties contained in Section 3.14 (Intellectual Property) and (4) any Losses for which indemnification may be sought pursuant to the Article IX other than Sections 9.02(a)(i), (vi), (vii), or (viii) (Losses arising from or related to the foregoing Section 9.02(c)(1)-(4), the “Special Losses”):
(i) no indemnification payment by the Company Participants with respect to any indemnifiable Losses otherwise payable under Section 9.02(a) and arising out of or resulting from the causes enumerated in Section 9.02(a) shall be payable until such time as all such indemnifiable Losses shall aggregate to more than $250,000, after which time the Company Participants shall be liable in full for all indemnifiable Losses (including the first $250,000); provided, however that the Company Participants shall be liable in full for all indemnifiable Losses arising out of or resulting from the causes enumerated under Section 9.02(a)(vi) without regard to any minimum aggregate amount;

(ii) No Company Participant shall be responsible or obligated to provide indemnification with respect to Losses arising out of or resulting from any inaccuracy or breach of any representation or warranty, or the breach of any covenant or agreement, made by any other Company Participant; and
(iii) the aggregate amount of indemnification available under Section 9.02(a) shall be limited to the amount of the Escrow Fund, and the Escrow Fund shall be the sole and exclusive source of any recovery pursuant to Section 9.02(a).
(d) Notwithstanding anything to the contrary contained in this Agreement, with respect to Special Losses:
(i) The aggregate indemnification to be provided by the Company Participants with respect to Special Losses arising under Section 9.02(c)(3) above shall not exceed $6,000,000 in excess of the Escrow Fund (as reduced from time to time by payments to the Parent Indemnified Parties on account of indemnifiable claims);
(ii) Parent shall first satisfy any claim with respect to Special Losses in full out of the Escrow Fund before seeking indemnification (A) through the right of setoff set forth in Section 9.07 or (B) directly from any Company Participant;
(iii) The Company Participants shall be severally liable for the amount by which Special Losses exceed the Escrow Fund in proportion to their respective Pro Rata Percentages, and no Company Participant shall be responsible for more than its Pro Rata Percentage of any Loss, in each case, except as set forth and subject to clause (iv) below;
(iv) No Company Participant shall be responsible or obligated to provide indemnification with respect to Losses arising out of or resulting from any inaccuracy or breach of any representation or warranty, or the breach of any covenant or agreement, made by any other Company Participant or with respect to fraud or intentional misrepresentation or misconduct by any other Company Participant;
(v) the aggregate maximum liability of any Company Participant for any and all Losses, including Special Losses (other than those based fraud or intentional misrepresentation or misconduct), shall be limited to the value of the Transaction Consideration such Company Participant actually received pursuant to this Agreement (valued at the date of such receipt). Nothing contained in this Article IX shall be deemed to limit or restrict in any manner any rights or remedies which the Parent Indemnified Parties have, or might have, at Law, in equity or otherwise, based on fraud or intentional misrepresentation or misconduct.

(e) Notwithstanding anything to the contrary contained in this Agreement, with respect to any indemnity under Section 9.02(a) relating to any breach of a representation or warranty in Section 3.15, a Parent Indemnified Party’s right to indemnification for Losses with respect to Taxes shall be limited to Taxes attributable to taxable periods (or portions thereof) of the Company or any Subsidiary ending on or prior to the Closing Date.
SECTION 9.03 Indemnification of Stockholder Indemnified Parties. After the Effective Time, each Company Participant and its affiliates, officers, directors, managers, employees, agents, successors and assigns (collectively, the “Stockholder Indemnified Parties”) shall be indemnified and held harmless by Parent for any and all Losses suffered, incurred or paid by them, arising out of or resulting from:
(a) any inaccuracy or breach of any representation or warranty made by Parent or Merger Sub in the Acquisition Documents; and
(b) the breach of any covenant or agreement made by Parent or Merger Sub in the Acquisition Documents.
Notwithstanding the foregoing, no indemnification payment by Parent with respect to any indemnifiable Losses otherwise payable under Section 9.03 and arising out of or resulting from the causes enumerated in Section 9.03 shall be payable until such time as all such indemnifiable Losses shall aggregate to more than $250,000, after which time Parent shall be liable in full for all indemnifiable Losses (including the first $250,000). The aggregate maximum liability of Parent for any and all Losses pursuant this Section 9.03 shall be limited to value of the total Net Closing Consideration actually paid pursuant to this Agreement (valued as of the date of such payment).
SECTION 9.04 Calculation of Losses.
(a) For purposes of this Agreement, and subject to the other limitations set forth in this Article IX, the term “Losses” shall mean the amount of any liabilities, losses, damages, claims, costs, expenses, fines, fees, deficiencies, interest, awards, judgments, amounts paid in settlement and penalties (including, without limitation, attorneys’ fees and expenses and other costs of defending, investigating or settling claims) actually incurred, paid, accrued or sustained by an Indemnified Party; provided, however, an Indemnifying Party shall not be liable under this Article IX for any (i) Losses relating to any matter to the extent that there is included in the Reference Balance Sheet a specific liability or reserve relating to such specifically identified matter; or (ii) Losses that are for consequential, special, incidental, indirect or punitive damages.
(b) The amount of any Losses payable under this Article IX by an Indemnifying Party shall be reduced by (i) amounts recovered by the Indemnified Party under applicable insurance policies or from any other Person alleged to be responsible therefor and (ii) the Tax Benefits actually realized by the Indemnified Party or the Surviving Corporation and its subsidiaries (in the case of a Parent Indemnified Party) arising from the incurrence or payment of any such Losses. If an Indemnified Party receives any amounts under applicable insurance policies, or from any other Person alleged to be responsible for any Losses, subsequent to an indemnification payment by the Indemnifying Party, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification payment in the amount received by the Indemnified Party, net of any expenses reasonably incurred by such Indemnified Party in collecting such amount. “Tax Benefit” shall mean any refund, credit, or other reduction in otherwise required Tax payments in the year in which the Loss occurs or the immediately succeeding taxable year.

(c) No Parent Indemnified Party shall be entitled to indemnification hereunder for any Losses arising from a breach of any representation, warranty, covenant or agreement set forth herein (and the amount of any Losses incurred in respect of such breach shall not be included in the calculation of any limitations on indemnification set forth herein) to the extent the amount of such specific Loss is included and properly accounted for in the calculation of the Final Net Working Capital.
SECTION 9.05 Indemnification Procedures.
(a) For purposes of this Section 9.05, a party against which indemnification may be sought is referred to as the “Indemnifying Party” and the party that may be entitled to indemnification is referred to as the “Indemnified Party.”
(b) The obligations and liabilities of Indemnifying Parties under this Article IX with respect to Losses arising from actual or threatened claims or demands by any third party which are subject to the indemnification provided for in this Article IX (“Third Party Claims”) shall be governed by and contingent upon the following additional terms and conditions: if an Indemnified Party shall receive notice of any Third Party Claim, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim promptly following the receipt by the Indemnified Party of such notice; provided, however, that the failure to provide such notice shall not release an Indemnifying Party from any of its obligations under this Article IX except to the extent that such Indemnifying Party is materially prejudiced by such failure. The notice of claim shall describe in reasonable detail the facts known to the Indemnified Party giving rise to such indemnification claim, and the amount or good faith estimate of the amount arising therefrom.
(c) The Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its own expense and through counsel of its choice (such counsel to be reasonably acceptable to the Indemnified Party) if it gives notice of its intention to do so to the Indemnified Party within thirty (30) days of the receipt of such notice from the Indemnified Party; provided, however, that the Indemnifying Party shall not have the right to assume the defense of the Third Party Claim if (i) any such claim seeks, in addition to or in lieu of monetary losses or damages, any injunctive or other equitable relief, (ii) the Indemnifying Party fails to provide reasonable assurance to the Indemnified Party of the adequacy of the Escrow Fund to provide indemnification in accordance with the provisions of this Agreement and the Escrow Agreement with respect to such proceeding, (iii) there is reasonably likely to exist a conflict of interest that would make it inappropriate (in the judgment of the Indemnified Party in its reasonable discretion) for the same counsel to represent both the Indemnified Party and the Indemnifying Party, or (iv) settlement of, or an adverse judgment with respect to, the Third Party Claim may establish (in the reasonable good faith judgment of the Indemnified Party) a precedential custom or practice adverse to the business interests of the Indemnified Party or would increase the Tax liability of the Indemnified Party. If the Indemnifying Party assumes the defense of a Third Party Claim, it will conduct the defense actively, diligently and at its own expense, and it will hold all Indemnified Parties harmless from and against all Losses caused by or arising out of any settlement thereof, subject to the limitations on indemnifications set forth in Article IX. The Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably requested by the Indemnifying Party. Except with the written consent of the Indemnified Party (not to be unreasonably withheld), the Indemnifying Party will not, in the defense of a Third Party Claim, consent to the entry of any judgment or enter into any settlement (i) which does not include as an unconditional term thereof the giving to the Indemnified Party by the third party of a release from all liability with respect to such suit, claim, action, or proceeding; (ii) unless there is no finding or admission of (A) any violation of Law by the Indemnified Party (or any affiliate thereof), (B) any liability on the part of the Indemnified Party (or any affiliate thereof) or (C) any violation of the rights of any person and no effect on any other claims of a similar nature that may be made by the same third party against the Indemnified Party (or any affiliate thereof); or (iii) which exceeds the then current value of the Escrow Fund.
(d) In the event that the Indemnifying Party fails or elects not to assume the defense of an Indemnified Party against such Third Party Claim which the Indemnifying Party had the right to assume pursuant to Section 9.05(c), the Indemnified Party shall have the right, at the expense of the Indemnifying Party, to defend or prosecute such claim in any manner as it may reasonably deem appropriate and may settle such claim after giving written notice thereof to the Indemnifying Party, on such terms as such Indemnified Party may deem appropriate, and the Indemnified Party may seek prompt indemnification pursuant to the terms of this Article IX for any Losses incurred in connection with such settlement. If no settlement of such Third Party Claim is made, the Indemnified Party may seek prompt indemnification pursuant to the terms of this Article IX for any Losses arising out of any judgment rendered with respect to such claim. Any Losses for which an Indemnified Party is entitled to indemnification hereunder shall be promptly paid as suffered, incurred or accrued (in accordance with U.S. GAAP). If the Indemnifying Party does not elect to assume the defense of a Third Party Claim which it has the right to assume hereunder, the Indemnified Party shall have no obligation to do so.
(e) In the event that the Indemnifying Party is not entitled to assume the defense of the Indemnified Party against such Third Party Claim pursuant to Section 9.05(c), the Indemnified Party shall have the right, at the expense of the Indemnifying Party, to defend or prosecute such claim and consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim in any manner it may reasonably deem appropriate after giving written notice thereof to the Indemnifying Party, and the Indemnified Party may seek prompt indemnification pursuant to the terms of this Article IX for any Losses incurred in connection with such judgment or settlement. In such case, the Indemnified Party shall conduct the defense of the Third Party Claim actively and diligently, and the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party’s expense, all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably requested by the Indemnified Party. If no settlement of such Third Party Claim is made, the Indemnified Party may seek prompt indemnification pursuant to the terms of this Article IX for any Losses arising out of any judgment rendered with respect to such claim. Any Losses for which an Indemnified Party is entitled to indemnification hereunder shall be promptly paid as suffered, incurred or accrued (in accordance with U.S. GAAP).

(f) The procedures relating to indemnification claims are further governed, where applicable, by the terms of the Escrow Agreement.
(g) Following the Closing, no Company Participant shall have any right of indemnification, contribution or subrogation against the Company with respect to any indemnification made by or on behalf of any Company Participant under Section 9.02 if the Merger and the transactions contemplated by this Agreement are consummated.
SECTION 9.06 Stockholders’ Representative.
(a) John Malloy (such person and any successor or successors being the “Stockholders’ Representative”) shall act as the representative of the Company Participants, and shall be authorized to act on behalf of the Company Participants and to take any and all actions required or permitted to be taken by the Stockholders’ Representative under this Agreement with respect to any claims (including the settlement thereof) made by a Parent Indemnified Party or a Stockholder Indemnified Party (as the case may be) for indemnification pursuant to this Article IX and with respect to any actions to be taken by the Stockholders’ Representative pursuant to the terms of the Escrow Agreement (including, without limitation, the exercise of the power to (i) authorize the delivery of Escrow Funds to a Parent Indemnified Party or, in Parent’s sole discretion, setoff against the Aggregate Earn-Out Amount, if permitted under this Agreement, in satisfaction of claims by a Parent Indemnified Party, (ii) agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to any claims for indemnification and (iii) take all actions necessary in the judgment of the Stockholders’ Representative for the accomplishment of the foregoing). In all matters relating to this Article IX, the Stockholders’ Representative shall be the only party entitled to assert the rights of the Company Participants, and the Stockholders’ Representative shall perform all of the obligations of the Company Participants hereunder. The Parent Indemnified Parties shall be entitled to rely on all statements, representations and decisions of the Stockholders’ Representative. The Stockholders’ Representative may resign at any time upon ten (10) days prior notice to Parent, at which time the holders of a majority of the shares of Company Stock immediately prior to the Effective Time (voting on an as-converted basis) shall designate a replacement Stockholders’ Representative.
(b) The Company Participants shall be bound by all actions taken by the Stockholders’ Representative in his, her or its capacity thereof, except for any action that conflicts with the limitations set forth in subsection (d) below. The Stockholders’ Representative shall at all times act in his or her capacity as Stockholders’ Representative in a manner that the Stockholders’ Representative believes to be in the best interest of the Company Participants. Neither the Stockholders’ Representative nor any of its directors, officers, agents or employees, if any, shall be liable to any person for any error of judgment, or any action taken, suffered or omitted to be taken under this Agreement or the Escrow Agreement, except in the case of its gross negligence, bad faith or willful misconduct. The Stockholders’ Representative may consult with legal counsel, independent public accountants and other experts selected by it. The Stockholders’ Representative shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the Escrow Agreement. As to any matters not expressly provided for in this Agreement or the Escrow Agreement, the Stockholders’ Representative shall not exercise any discretion or take any action.

(c) Each Company Participant shall indemnify and hold harmless and reimburse the Stockholders’ Representative from and against such Company Participant’s ratable share of any and all liabilities, losses, damages, claims, costs or expenses suffered or incurred by the Stockholders’ Representative arising out of or resulting from any action taken or omitted to be taken by the Stockholders’ Representative under this Agreement or the Escrow Agreement, other than such liabilities, losses, damages, claims, costs or expenses arising out of or resulting from the Stockholders’ Representative’s gross negligence, bad faith or willful misconduct.
(d) Notwithstanding anything to the contrary herein or in the Escrow Agreement, the Stockholders’ Representative is not authorized to, and shall not, accept on behalf of any Company Participant any Transaction Consideration to which such Company Participant is entitled under this Agreement and the Stockholders’ Representative shall not in any manner exercise, or seek to exercise, any voting power whatsoever with respect to shares of capital stock of the Company or Parent now or hereafter owned of record or beneficially by any Company Participant unless the Stockholders’ Representative is expressly authorized to do so in a writing signed by such Company Participant.
SECTION 9.07 Setoff. Subject to the indemnification limitations and procedures set forth in this Article IX (including Section 9.02(d)(ii)), Parent is authorized (in its sole and absolute discretion), to setoff and apply all indemnifiable Losses that constitute Special Losses against any payments comprising any portion of the Aggregate Earn-Out Amount to be paid (and not then paid) to the Earn-Out Consideration Recipients (provided that any set-off shall be made in a proportionate manner relative to the amounts that the Earn-Out Consideration Recipients are otherwise entitled to receive).
SECTION 9.08 Remedies Exclusive. From and after the Effective Time, except in the event of fraud, the rights of the parties to indemnification relating to this Agreement or the transactions contemplated hereby shall be strictly limited to those contained in this Article IX, and such indemnification rights shall be the sole and exclusive remedies of the parties subsequent to the Effective Time with respect to any matter in any way relating to this Agreement or arising in connection herewith. Except as provided in this Article IX or in the event of fraud, no claim, action or remedy shall be brought or maintained by any party against any other party, and no recourse shall be brought or granted against any of them, by virtue of or based upon any alleged misstatement or omission respecting an inaccuracy in or breach of any of the representations, warranties or covenants of any of the parties hereto set forth or contained in this Agreement.

ARTICLE X

GENERAL PROVISIONS
SECTION 10.01 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telecopy, facsimile, telegram or telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.01):
(a)	if to Parent or Merger Sub:
750 Route 202 South
Suite 600
Bridgewater, NJ 08807
Attention: Ronald Prague, Esq., Senior Vice President and
General Counsel
Telephone No: (908) 547-1239
Facsimile No: (908) 231-0762
with a copy (which shall not constitute notice) to:
Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP
850 Winter Street
Waltham, Massachusetts 02451
Facsimile No.: (781) 622-1622
Attention: Marc Dupré, Esq.
(b)	if to the Company (if before the Effective Time):
55 Almaden Blvd., 5th Floor
San Jose, CA 95113
Attn: Chief Executive Officer
Facsimile: (408) 282-1233
with a copy (which shall not constitute notice) to:
Goodwin Procter LLP
Exchange Place
Boston, MA 02109
Facsimile: (617) 523-1231
Attn: John J. Egan III, Esq.
John B. Steele, Esq.

(c)	if to the Stockholders’ Representative:
BlueRun Ventures
545 Middlefield Road, Suite 210
Menlo Park, CA 94025
Facsimile No: (650) 462-7252
Attention: John Malloy
with a copy (which shall not constitute notice) to:
Goodwin Procter LLP
Exchange Place
Boston, MA 02109
Facsimile: (617) 523-1231
Attn: John J. Egan III, Esq.
John B. Steele, Esq.
SECTION 10.02 Certain Definitions. As used in this Agreement, the following terms shall have the following meanings:
(a) “affiliate” of a specified person means a person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with such specified person.
(b) “business day” means any day on which banks are not required or authorized to close in New York, New York.
(c) “Termination for Cause” in respect of any Earn-Out Eligible Employee means termination of such person’s employment by Parent or any subsidiary thereof for reason of (a) unauthorized use or disclosure of confidential information or trade secrets, (b) material breach of any employment agreement between such person and Parent or any subsidiary thereof, (c) material failure to comply with the written policies or rules of Parent or any subsidiary thereof, (d) conviction of, or plea of “guilty” or “no contest” to, a felony under any applicable law, (e) gross negligence or willful misconduct, (f) continuing failure to perform assigned duties after receiving written notification of such failure from such person’s direct or indirect manager or supervisor or (g) failure to cooperate in good faith with a governmental or internal investigation of Parent or any subsidiary or their respective directors, officers or employees, if Parent or such subsidiary has requested such cooperation.
(d) “knowledge” means with respect to any fact, circumstance, event or other matter in question, the actual knowledge of such fact, circumstance, event or other matter after reasonable inquiry of (A) an individual, if used in reference to an individual or (B) with respect to the Company, each of the directors and officers of the Company set forth on Schedule 10.02(c) hereto (the individuals specified in clause (B) are collectively referred to herein as the “Entity Representatives”). Any such individual or Entity Representative will be deemed to have actual knowledge of a particular fact, circumstance, event or other matter if (i) such fact, circumstance, event or other matter is reflected in one or more documents (whether written or electronic, including electronic mails sent to or by such individual or Entity Representative) in, or that have been in, the possession of such individual or Entity Representative, including his or her personal files or (ii) with respect to the above listed Entity Representatives who are officers of the Company, such knowledge could be obtained from reasonable inquiry or due investigation of the persons employed by the Company charged with administrative or operational responsibility for such matters for the Company and who directly report to such officers of the Company.

(e) “made available” means, with respect to any document, information or other materials, made available by Company for review by Parent or Parent’s Representatives as of the date of execution of this Agreement (and for no less than five (5) continuous business days prior to such date) in the virtual data room maintained by the Company with the BMC Group in connection with the transaction contemplated by this Agreement.
(f) “person” or “Person” means an individual, corporation, partnership, limited partnership, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), trust, association or entity or government, political subdivision, agency or instrumentality of a government.
(g) “Pro Rata Percentage” means, with respect to any Company Participant, the fraction, expressed as a percentage, that the aggregate Transaction Consideration received by such Company Participant bears to the aggregate Transaction Consideration received by all Company Participants.
(h) “subsidiary” or “subsidiaries” of any person means any corporation, partnership, joint venture or other legal entity of which such person (either alone or through or together with any other subsidiary) owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.
SECTION 10.03 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.
SECTION 10.04 Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the Parent, on the one hand, and prior to the Effective Time, the Company, and after the Effective Time, the Stockholders’ Representative, on the other hand. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as specifically set forth herein, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement except that (i) Section 6.13 shall also be for the benefit of the D&O Indemnified Parties, and (ii) Article IX shall also be for the benefit of the Indemnified Parties.

SECTION 10.05 Incorporation of Exhibits. The Company Disclosure Schedule, the Parent Disclosure Schedule, the Schedules and all Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.
SECTION 10.06 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedy at law or in equity.
SECTION 10.07 Governing Law; Forum. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that state and without regard to any applicable conflicts of law. In any action between the parties hereto arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement: (i) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of either the state courts located in Wilmington, Delaware or the United States District Court for the District of Delaware and (ii) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid.
SECTION 10.08 Time of the Essence. For purposes of this Agreement and the transactions contemplated by this Agreement, time is of the essence.
SECTION 10.09 Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.
SECTION 10.10 Construction and Interpretation.
(a) For purposes of this Agreement, whenever the context requires, the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.
(b) Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party, whether under any rule of construction or otherwise. No party to this Agreement shall be considered the draftsman. The parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all parties hereto.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”
(d) Except as otherwise indicated, all references in this Agreement to “Articles,” “Sections,” “Schedules” and “Exhibits” are intended to refer to an Article or Section of, or Schedule or Exhibit to, this Agreement.
(e) Except as otherwise indicated, all references (i) to any agreement (including this Agreement), contract or Law are to such agreement, contract or Law as amended, modified, supplemented or replaced from time to time, and (ii) to any Governmental Entity include any successor to that Governmental Entity.
(f) If any notices or other communications would otherwise be deemed due or given on a day which is not a business day, then such notice or other communication shall be deemed due or given on the first business day following such day.
SECTION 10.11 Further Assurances. Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the transactions contemplated by this Agreement.
SECTION 10.12 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.
SECTION 10.13 Counterparts. This Agreement may be executed and delivered (including by facsimile or .PDF transmission) in two or more counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
SECTION 10.14 Entire Agreement; Amendment. This Agreement (including the Exhibits, the Schedules, the Company Disclosure Schedule and the Parent Disclosure Schedule) and the Non-Disclosure Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition or amendment to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by Parent, on the one hand, and prior to the Effective Time, the Company, and after the Effective Time, the Stockholders’ Representative, on the other hand. Subject to the preceding sentence, any such addition, amendment or modification shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

IN WITNESS WHEREOF, each of Parent, Merger Sub, the Company and the Stockholders’ Representative has executed or has caused this Agreement to be executed by its duly authorized officer as of the date first written above.

SYNCHRONOSS TECHNOLOGIES, INC.
By:
Name:
Title:

ECHO MERGER SUB, INC.
By:
Name:
Title:

FUSIONONE, INC.
By:
Name:
Title:

STOCKHOLDERS’ REPRESENTATIVE

John Malloy, solely as Stockholders’ Representative
[Signature Page to Agreement and Plan of Merger]